      As filed with the Securities and Exchange Commission on May 19, 1999
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                             REGISTRATION STATEMENT
                                   on Form S-1
                                      Under
                           THE SECURITIES ACT OF 1933

                             U.S. INTERACTIVE, INC.
             (Exact name of registrant as specified in its charter)

                    Delaware               7379                   22-3316696
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code No.)    Identification No.)


                           2012 Renaissance Boulevard
                            King of Prussia, PA 19406
                                 (610) 313-9700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -----------------------
                               Stephen T. Zarrilli
                             Chief Executive Officer
                             U.S. INTERACTIVE, INC.
                           2012 Renaissance Boulevard
                            King of Prussia, PA 19406
                                 (610) 313-9700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                                    Copies of all communications to:
    James A. Ounsworth, Esq.          N. Jeffrey Klauder, Esq.            Lawrence F. Shay, Esq.          Stephen A. Riddick, Esq.
   Safeguard Scientifics, Inc.      Morgan, Lewis & Bockius LLP            Dilworth Paxson LLP               Brobeck, Phleger &
   800 The Safeguard Building            1701 Market Street              3200 Mellon Bank Center                Harrison LLP
      435 Devon Park Drive           Philadelphia, Pennsylvania             1735 Market Street         701 Pennsylvania Avenue, N.W.
    Wayne, Pennsylvania 19087               19103-2921                  Philadelphia, PA 19103-7595         Washington, DC 20004
         (610) 293-0600                  (215) 963-5694                       (215) 575-7036                   (202) 737-6625

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                        CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                        Proposed  maximum aggregate                            Amount of
Title of each class of securities to be registered         offering price (1) (2)                           registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
 par value $.001 per share.....................                 $65,000,000                                     $18,070

====================================================================================================================================

(1) Includes shares which the underwriters will have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

                          ---------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                Explanatory Note

         This Registration Statement contains two forms of prospectus. One will be used in connection with an offering of the registrant's common stock to the general public and the other will be used in the Directed Share Subscription Program offering of the registrant's common stock to shareholders of Safeguard Scientifics, Inc. The prospectuses will be identical except that a letter to shareholders of Safeguard Scientifics, Inc. detailing the procedures for the Directed Share Subscription Program will be bound to the cover of the prospectus used in that program. The letter to shareholders of Safeguard Scientifics, Inc. is filed as Exhibit 99.1 to this Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                                                           Subject to Completion
                                                                    May 19, 1999

                                _________ Shares

                             U.S. INTERACTIVE, INC.

                                  Common Stock

         We are a leading provider of Internet professional services helping companies take advantage of the business opportunities presented by the Internet.

         We and our selling stockholders are offering ___________ shares of our common stock in an initial public offering. We anticipate that the initial public offering price will be between $_________ and $_________ per share. We intend to apply for quotation of our common stock on the Nasdaq National Market under the symbol "USIT." The market price of our shares of common stock after this offering may be higher or lower than the initial public offering price.

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.

                            -----------------------


                                                    Per Share          Total
                                                    ---------          -----
Public Offering Price.............................  $                  $
Underwriting Discount.............................  $                  $
Proceeds to U.S. Interactive......................  $                  $
Proceeds to Selling Stockholders..................  $                  $

         At our request, the underwriters have reserved _____________ shares of our common stock for sale at the public offering price to our employees, directors and other persons with relationships with us. See "Plan of Distribution." As part of this offering, we are offering __________________ shares of our common stock at the public offering price to certain shareholders of Safeguard Scientifics, Inc. See "The Directed Share Subscription Program."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We have granted the underwriters a 30-day option to purchase up to ____________ additional shares of our common stock at the initial public offering price to cover any over-allotments.

     We expect to issue these shares on ____________________________, 1999.






BT Alex. Brown
                             Lehman Brothers
                                                    Adams, Harkness & Hill, Inc.




                                ___________, 1999

                             [Artwork appears here]

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Generally, the information in this prospectus assumes that the over-allotment option granted to the underwriters is not exercised.

                                   The Company

Our Business

         We are a leading provider of Internet professional services helping companies take advantage of the business opportunities presented by the Internet. We provide integrated Internet strategy consulting, marketing and technology services that enable our clients to align their people, processes and systems to form an electronic enterprise. An electronic enterprise utilizes Internet-based technologies to:

         o    better service customers and increase revenue opportunities
         o target, attract and communicate with prospective customers more effectively
         o    increase operational efficiencies and reduce costs
         o    better utilize the intellectual capital of its organization
         o streamline processes between the enterprise and its trading partners

         We deliver our services through the application of our proprietary development plan, e-Roadmap(TM). Our e-Roadmap development plan incorporates the appropriate combination of skill sets that enable us to offer defined service offerings. Our defined service offerings are primarily delivered across our four practice areas to create a customized solution for each of our clients. Our practice areas include:

         o    Electronic Commerce
         o    Digital Marketing
         o    Enterprise Relationship Management
         o    Knowledge Management

         These services utilize our three-phase IVL Methodology(TM) and our client-specific extranet, which we call "CAPTURE." IVL, which stands for Innovation, Validation and Launch, provides the implementation phases necessary to ensure efficient, high quality delivery of Internet business solutions. CAPTURE serves as the communications center for our client engagements and enables our clients to monitor and modify an engagement's direction and scope on a real-time, iterative basis. We believe this provides our clients with a higher degree of confidence that the ultimate deliverables will meet their expectations.

         We have performed over 400 client engagements to date for clients such as adidas, Deloitte Consulting LLP, Disney Online, GeoCities, Royal Caribbean International, Sprint and Toyota.


Our Market Opportunity

         The rapid emergence and widespread adoption of the Internet are changing the way consumers and organizations communicate, share information and conduct business. Businesses are attempting to utilize innovative Internet strategies to develop a competitive advantage to:

         o    attract and retain profitable customers
         o    lower sales costs
         o    improve operational efficiencies
         o    strengthen supply chain partner relationships
         o    improve communications

However, many of these businesses lack the in-house expertise required to develop and deploy these solutions. Instead, many businesses are seeking third-party service providers that can deliver integrated Internet strategy consulting, marketing and technology expertise to help them develop and deploy Internet business solutions. International Data Corp., or IDC, estimates that the market for Internet professional services will grow from $7.4 billion in 1998 to $43.7 billion in 2002.

Our Strategy

         Our strategy is to strengthen our position as a leading provider of Internet-based business solutions. Key elements of this strategy include:

         o    increasing the size and number of engagements with our clients
         o    enhancing our knowledge management and distribution capabilities
         o hiring and retaining the industry's most skilled professionals in the areas of strategic business consulting, digital marketing and Internet technology
         o strengthening Internet technology and infrastructure relationships with leading companies such as Microsoft, BroadVision, Digex, Trilogy and Vignette
         o expanding geographically into targeted metropolitan markets, both domestically and internationally

Additional Information

         We were formed in August 1991 and commenced our operations in May 1994. We changed our name to U.S. Interactive, Inc. in November 1995 and reincorporated in Delaware in September 1998. Our principal executive offices are located at 2012 Renaissance Boulevard, King of Prussia, Pennsylvania 19406, and our telephone number is (610) 313-9700. We maintain a site on the World Wide Web at www.usinteractive.com. The information found on our site is not a part of this prospectus and should not be relied upon when making a decision to invest in our common stock.

                                  The Offering


Common stock offered by U.S. Interactive...................
Common stock offered by the selling stockholders ..........
Common stock outstanding after this offering...............
Use of proceeds............................................ Capital investments, repayment of debt,
                                                            funding of potential
                                                            acquisitions
                                                            and general
                                                            corporate purposes.
                                                            U.S. Interactive
                                                            will not receive any
                                                            proceeds from the
                                                            sale of shares by
                                                            the selling
                                                            stockholders.
Proposed Nasdaq National Market symbol..................... "USIT"


Common stock outstanding after this offering:

         o    is based on the number of shares outstanding as of May 1, 1999
         o assumes the conversion of all outstanding shares of series A, B, C and D preferred stock into an aggregate of 5,341,096 shares of common stock at the closing of this offering
         o excludes 2,275,254 shares of common stock issuable upon the exercise of stock options outstanding at May 1, 1999, at a weighted average exercise price of $3.58 per share
         o excludes 3,635,440 shares of common stock reserved for future grant under U.S. Interactive's employee benefit plans
         o excludes 70,000 shares of common stock issuable upon the exercise of a warrant outstanding at May 1, 1999, at an exercise price of $3.50 per share



                     The Directed Share Subscription Program

         As part of this offering, we are offering shares of our common stock to certain shareholders of Safeguard Scientifics, Inc. in a directed share subscription program. The program is described in greater detail below under the heading "The Directed Share Subscription Program."











                              --------------------

         The U.S. Interactive logo design is a registered trademark of U.S. Interactive, Inc. In addition, U.S. Interactive has filed for trademark registration of "U.S. Interactive," "IVL Methodology" and "e-Roadmap." This prospectus also includes trademarks and tradenames of other parties.

                              --------------------

                   Summary Consolidated Financial Information

         The following summary historical consolidated financial data has been derived from our audited and unaudited consolidated financial statements and is not necessarily indicative of future anticipated results of operations. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the notes thereto, and the other information contained in this prospectus.

         The financial data for the year ended December 31, 1994, is for the period beginning May 1, 1994, the date that we commenced operations.

         On July 2, 1998, we completed a merger with Digital Evolution, Inc. Digital Evolution was a professional services company that provided development services for Internet, intranet and extranet applications. We issued 4,383,954 shares of our common stock and 1,573,533 shares of our series A preferred stock to the former shareholders of Digital Evolution in this merger. The unaudited pro forma consolidated statements of operations data for the year ended December 31, 1998 and the three months ended March 31, 1998 reflect the effect of the Digital Evolution merger as if the transaction had occurred on January 1, 1998.

         The pro forma balance sheet data gives effect to the conversion of all of our outstanding convertible preferred stock into common stock upon the closing of this offering. The pro forma, as adjusted, balance sheet data gives effect to the sale of the shares offered by us at an assumed initial public offering price of $_________ and the application of the net proceeds as described in "Use of Proceeds," after deducting the underwriting discount and estimated offering expenses.


                                                                                             Year
                                 May 1, 1994                                                Ended
                                (inception) to                                             December         Three Months Ended
                                December 31,         Year Ended December 31,                 31,          March 31, (unaudited)
                                -------------   --------------------------------------   ----------    ---------------------------
                                    1994          1995      1996     1997      1998         1998       1998       1998       1999
                                   ------        ------    ------   ------    -----        ------      ----       ------     -----
                                 (Unaudited)                                             (Pro Forma)  (Actual) (Pro Forma) (Actual)
                                                            (in thousands, except per share data)
Consolidated Statements of
 Operations Data:
  Revenue......................          $200        $935    $1,950   $6,061   $13,636      $16,446    $2,378      $4,178    $6,123
  Operating costs and expenses:
     Project personnel and related
     expense...................           177         544       945    2,841     7,405        9,995     1,249       2,656     3,071
     Management and administrative         17         316     1,012    2,196     7,876        9,653       690       1,507     2,683
     Marketing and sales.......            --           5       277    1,013     2,054        2,392       351         500       723
     Depreciation and amortization          6          17        61      269     4,592        8,704        91       2,141     2,496
                                     --------   ---------   -------   ------  --------     --------    ------      ------    ------
     Total operating expenses...          200         882     2,295    6,319    21,927       30,744     2,381       6,804     8,973
                                     --------     -------     -----    -----    ------     --------    ------      ------    ------
  Income (loss) from operations            --          53      (345)    (258)   (8,291)     (14,298)       (3)     (2,626)   (2,850)
  Other income (expense), net..            --          (2)      235      (32)     (152)        (149)      (17)        (14)      (92)
                                     --------    -------- --------   --------    -----     --------    ------      ------    ------
  Income (loss) before income tax
  expense......................            --          51      (110)    (290)   (8,443)     (14,447)      (20)     (2,640)   (2,942)
  Income tax expense...........            --          13        19       --        --           --        --          --        --
                                     --------      ------   ------- --------   -------     ---------   ------      ------    ------
  Net income (loss)............            --          38      (129)    (290)   (8,443)     (14,447)      (20)     (2,640)   (2,942)

  Accretion of mandatorily
  redeemable preferred stock to
  redemption value.............            --          --        --       --      (625)        (852)       --        (103)     (374)
                                     --------    --------  -------- --------      -----    --------    ------     -------    ------
  Net income (loss) attributable
  to common stockholders.......       $    --      $   38   $  (129) $  (290)  $(9,068)    $(15,299)   $  (20)    $(2,743)  $(3,316)
                                      =======    ========  ========  ========  =======     =========   ======    ========  ========
  Net income (loss) per
  common share:
  Basic and diluted............       $    --      $  .01     $(.03)   $(.06)   $(1.36)      $(1.73)   $   --       $(.30)    $(.40)
                                      =======    ========  ========  =======   =======     =========   ======    ========  ========
  Weighted average shares
  outstanding used in the loss
  per common share calculation:
  Basic and diluted............         2,813       2,813     4,486    4,737     6,670        8,862     4,737       9,121     8,249



                                                                                                March 31, 1999
                                                                                     -------------------------------------
                                                                                                               Pro Forma,
                                                                                     Actual       Pro Forma     As Adjusted
                                                                                     ------       ---------     ------------
Consolidated Balance Sheets Data:                                                               (in thousands)
Cash and cash equivalents .......................................................      $  2,327     $  2,327    $
Working capital..................................................................         1,596        1,596
Total assets.....................................................................        25,464       25,464
Mandatorily redeemable convertible preferred stock...............................        17,667          ---
Total stockholders' equity (deficit).............................................        (2,028)      15,639

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. As a result, the trading price of our common stock may decline, and you may lose all or part of your investment.

                        Risks Related to U.S. Interactive

Management of Growth -- We may be unable to manage our future growth effectively.

         Our rapid revenue growth has placed significant demands on our resources. A key part of our strategy is to increase our revenues, both by hiring more personnel and by acquiring additional companies, which may continue to place a strain on our resources. Our success depends on our ability to effectively manage our future growth. To manage any future growth effectively, we must, among other things, do the following:

         o hire, train and retain highly qualified employees
         o estimate our project costs and requirements accurately
         o efficiently match employees with client engagements
         o maintain levels of expertise that are expected by clients
         o continue to refine our operational, financial and other systems
         o improve, upgrade and expand our infrastructure
         o integrate the operations of any acquired companies
         o manage expansion into additional geographic territories, as necessary

         If we do not effectively manage any future growth, our revenues and profitability will be materially adversely affected.

Hiring and Retaining Key Personnel and Other Employees -- Our success is dependent on our personnel, who we may not be able to retain.

         Our success depends on the continued employment of our executive management team. The employment of any of our senior executives could cease at any time. If one or more members of our executive management team cease to be employed by U.S. Interactive, we could be materially adversely affected. We are the beneficiary of key-man life insurance policies with respect to two of our executive officers.

         Additionally, our success depends on our ability to identify, hire, train and retain individuals who are highly skilled in the Internet and its rapidly changing technology. There is intense competition in our industry for qualified personnel. There is currently a shortage of such personnel due to the rapid growth of the Internet. This shortage is likely to continue for the foreseeable future. We have had difficulty hiring a sufficient number of technical employees with certain skills. We may not be able to attract, assimilate or retain enough qualified personnel to support our growth, and this would have a material adverse affect on our ability to retain existing projects and bid for new projects.

Revenue Concentration -- We generate a large part of our revenues from a limited number of clients.

         For the year ended December 31, 1998, our five largest customers by dollar volume accounted for approximately 36.0% of our revenues, and for the quarter ended March 31, 1999, our five largest clients by dollar volume accounted for approximately 48% of our revenues. Two of these clients accounted for 14% and 13% of our revenues in this quarter. We may be unable to sustain the volume of work we perform for these clients from year to year. There is a risk that these clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these clients could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Clients" for more information relating to our clients.

Variability of Operating Results -- The variability of our operating results may adversely affect our stock price.

         Our revenue and operating results may continue to fluctuate in the future. These fluctuations may be significant. We obtain our revenue primarily from our consulting engagement fees. It is difficult for us to forecast accurately the frequency and duration of these engagements. We incur expenses, which are mainly fixed expenses, based on our expectations concerning the costs of our future engagements. We may not be able to adjust our spending in a timely manner to compensate for any shortfall in our projected consulting engagements. In the event of such a shortfall, our expenses as a percentage of our revenue would increase. Our revenue and operating results may fluctuate because of:

         o the number, size and scope of projects
         o the accuracy of our project estimates
         o project delays
         o the level of demand for our services
         o our ability to hire, train and retain qualified personnel
         o the amount and timing of client expenditures for our consulting services
         o the amount and timing of our capital expenditures and other costs relating to the expansion of our operations
         o the amortization of goodwill relating to acquisitions
         o the introduction of new services and products by us or our competitors
         o our ability to utilize our employees in a cost efficient manner
         o our adequacy of loss provisions
         o the number of billable days in a quarter
         o general economic conditions

         We also have experienced seasonality with respect to our revenues that have resulted in lower revenue during summer, year-end vacation and holiday periods.

         Our quarterly operating results may not meet the expectations of analysts or investors. This may cause a decline in the market price of our common stock.

Contract Terminations -- If a large client engagement or a significant number of other client engagements are terminated or reduced, we may have a large number of employees who are not generating revenue.

         Most of our client engagements may be canceled by the client without penalty. We may have a large number of employees who are not generating revenue if a large client engagement or a significant number of client engagements are terminated or materially reduced. When a client engagement is completed, terminated, postponed or materially reduced, we must shift our employees to other client engagements or they will not be generating revenue. If we do not use these employees efficiently on other engagements, our revenues and profitability will decrease.

Fixed-Price Contracts -- We have many fixed-price contracts which creates a risk that the costs we incur in performing these contracts will exceed the revenues we will receive for these contracts.

         For the three months ended March 31, 1999, approximately 83% of our revenue was derived from fixed-price contracts. There are many risks and difficulties associated with fixed-price contracts. To achieve profitability from fixed-price contracts, we must, among other things:

         o accurately estimate the resources required to perform these contracts
         o complete our engagement on a timely basis
         o effectively manage our client's expectations
         o complete the engagement within budget and to our client's satisfaction

         If we do not successfully accomplish these goals, we could be exposed to cost overruns and penalties. If this were to occur in connection with a large engagement or a sufficient number of engagements, our revenues and profitability would decrease.

Client Expectations -- If we fail to meet our clients' expectations, we could damage our reputation and have difficulty attracting new business.

         Many of our projects are complex and critical to the success of our clients' businesses. Our reputation could be damaged if we fail to meet a client's expectations. This could adversely affect our ability to attract new business from that client or others. In addition, some clients might sue us in an attempt to collect monetary damages. If these events were to occur, our revenues, profitability and financial condition may be materially adversely affected.

Limited Management History -- We have experienced recent significant changes in our senior management team, and our current senior mangement team is unproven.

         Our success depends on the ability of our management team to work together efficiently. We have experienced significant recent changes in our senior management team. Larry Smith, one of our co-founders, resigned as Chief Executive Officer in January 1999 and as a director in May 1999. Richard Masterson, one of our co-founders, resigned as President and director in May 1999.

         Stephen T. Zarrilli, who has been with U.S. Interactive since 1995, most recently as Senior Vice President and Chief Financial Officer, was promoted to acting Chief Operating Officer in December 1998, Chief Executive Officer in March 1999 and President in May 1999. Philip L. Calamia, who has been with U.S. Interactive since December 1996, most recently as Corporate Controller, was promoted to Chief Financial Officer in April 1999. Michael M. Carter, who has been with U.S. Interactive since April 1998, most recently as Director of Corporate Marketing, was promoted to Vice President of Marketing in December 1998. Our business, revenues, profitability and financial condition will be materially adversely affected if our new management team does not manage our company effectively.

History of Losses -- We have a history of losses, and we may never achieve significant or sustained profitability.

         Since our inception, we have incurred significant losses. As of March 31, 1999, we had accumulated losses of approximately $11.8 million. We incurred net losses of $2.9 million for the three months ended March 31, 1999 and $8.4 million for the year ended December 31, 1998. Our revenue may never be sufficient for us to recognize a profit. We intend to continue to make significant investments in:

         o the development of our infrastructure
         o marketing and sales
         o geographic expansion

As a result, we may continue to incur substantial losses even if our revenues increase. We may never achieve significant or sustained profitability.

Acquisitions -- We may be unable to effectively solve the financial and other challenges or avoid unanticipated liabilities arising from our acquisitions.

         We merged with Digital Evolution in July 1998, and acquired InVenGen LLC in March 1999. The process of integrating the operational, managerial and financial aspects of these and other acquired companies may divert our resources from our core business. Our ability to complete existing client engagements and obtain new client engagements will be adversely affected if we cannot manage our integration process effectively. Additionally, our financial condition may be materially adversely affected if we incur any material liabilities that had not been disclosed or anticipated.

Strategic Alliances -- We are dependent on strategic alliances, and we may not be successful in retaining our current alliances or entering into new alliances.

         We have established strategic alliances with a number of companies which give us access to these companies' technology, training and support. Additionally, these alliances create cooperative marketing opportunities. A significant portion of our revenue has come, and we expect will continue to come, from leads generated by these alliances. The agreements or other understandings underlying these alliances are general in nature and insufficient to bind the parties. As a result, these alliances can only be expected to continue for so long as there is a mutual business opportunity and the parties maintain good working relationships. We may not be able to enter into future alliances that would afford us access to new technologies that we need to remain competitive in our industry. If we lose any one of our existing strategic alliances, or fail to enter into new relationships, our business, financial condition and results of operations may be materially adversely affected.

Proprietary Technology -- Our success depends, in part, on intellectual property which may be difficult to protect. This could affect our ability to compete effectively.

         Existing trade secret and copyright laws give us only limited protection for our copyrights, trademarks and trade secrets. Third parties may attempt to disclose, obtain or use our intellectual property without paying us. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may not be able to license those technologies on reasonable terms, or at all.

Year 2000 -- Year 2000 compliance issues may adversely affect either our clients or us.

         The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a consequence, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including a temporary inability to process transactions or engage in normal business activities. Computers that easily recognize the year 2000 are "year 2000 compliant."

         We cannot currently predict the extent to which the year 2000 issue will affect our information systems or those of our existing and prospective clients. We may be materially adversely affected if many organizations that have significant exposure to the year 2000 issue dedicate all or a substantial portion of their information technology expenditures to dealing with year 2000 problems. If this were to occur, these organizations would likely reduce their planned investments in Internet solutions.

                          Risks Related to Our Industry

Competition -- We may not be able to compete successfully.

         The market for Internet professional services is intensely competitive and subject to rapid technological change. We compete with:

         o other Internet professional services firms
         o information technology consulting and integration firms
         o interactive agencies
         o management consulting firms
         o computer hardware and software vendors

         In addition, we face potential competition from the in-house technology and marketing departments of our clients and potential clients.

         Many of our current and potential competitors have advantages over us. These advantages include longer operating histories, larger client bases and significantly greater financial, personnel, marketing, sales and public relations resources. These competitors may increase their commitments to our market in response to the growth of the Internet.

         There are relatively low barriers to entry into our business. We expect that we will face additional competition from new entrants into the market in the future. Existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by us.

         Our revenues and profitability will be adversely affected if we do not compete successfully.

Market Acceptance -- Market acceptance of our industry is uncertain.

         Widespread market acceptance of the outsourcing of the design, development and maintenance of intranets, extranets, e-commerce applications and web sites to Internet professional services firms is uncertain. Many of our potential clients may ultimately decide to perform these services in-house. In-house personnel may have better access to both key client decision-makers and the information required to prepare proposals for such solutions. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, companies may instead choose to design, develop or maintain their intranets, extranets, e-commerce applications or web sites internally. We will be materially adversely affected if the market for our services does not continue to develop or develops more slowly than we expect, or if our services are not accepted by the market.

Rapid Technological Change -- Our industry is characterized by rapid technological change, a pace which we may not be able to match.

         The market for Internet professional services is characterized by rapid technological change, including:

         o changing client requirements and preferences
         o frequent new product and service introductions embodying new processes and technologies
         o evolving industry standards and practices

         These changes could render our existing service practices and methods out-of-date. Our success will depend, in large part, on our ability to:

         o improve on the performance and reliability of existing services
         o develop new services and solutions that address increasingly sophisticated and varied client needs
         o respond to technological advances
         o respond to emerging industry standards and practices
         o respond to the innovations of our competitors

         If we do not respond effectively to these developments, our business, financial condition and results of operations would be materially adversely affected.

Decline in Internet Usage -- Lack of growth or decline in Internet usage could cause our business to suffer.

         We have derived most of our revenue from projects involving the Internet. The Internet is rapidly evolving. Our business will be adversely affected if Internet usage does not continue to grow. Internet usage may not continue to grow because of inadequate network infrastructure, security concerns, inconsistent service quality and lack of cost-effective, high-speed service, among other reasons. On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. As a result, the Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

         We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

         o security
         o cost and ease of Internet access
         o intellectual property ownership
         o privacy
         o taxation
         o liability issues

Any costs we incur due to these factors would materially and adversely affect our business, financial condition and results of operations.

                          Risks Related to the Offering

Shares Eligible for Future Sale -- If our current stockholders sell additional shares of our common stock, our stock price may decline.

         The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering, or the perception that such sales could occur. This may make it more difficult for us to raise funds through future offerings of our common stock. The shares of our common stock currently outstanding will become eligible for sale without registration pursuant to Rule 144 under the Securities Act, subject to certain conditions of Rule 144. Certain holders of shares of our common stock and all the holders of our preferred stock outstanding immediately prior to the offering will also have certain demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale in certain circumstances. In connection with the offering, our executive officers and directors and certain of our stockholders, who will hold a total of ____ shares outstanding after the offering, have agreed, subject to certain exceptions, not to sell shares of our common stock for 180 days after the date of this prospectus without the consent of BT Alex. Brown Incorporated.

Control Over U.S. Interactive -- The interests of our controlling stockholders may conflict with our interests and the interests of our other stockholders.

         Upon the consummation of the offering, six stockholders, including two former executive officers and Safeguard 98 Capital, L.P., collectively, will own approximately __% of our outstanding common stock. If our controlling stockholders chose to act together, they may be able to exert considerable influence over us, including in the election of directors and the approval of actions submitted to our stockholders. In addition, without the consent of these stockholders, we may be prevented from entering into certain transactions that could be beneficial to us. The interests of our controlling stockholders could conflict with the interests of our other stockholders.

Allocation of Net Proceeds -- The offering's net proceeds may be allocated in ways with which you and other stockholders may not agree.

         We have not determined how the majority of the proceeds of the offering will be spent. Our management may spend the offering's net proceeds in ways which you and our other stockholders may not agree. See "Use of Proceeds."

Dilution - The total price investors will pay for our common stock in the offering will be much more than the value of our assets after subtracting our liabilities.

         The price you will pay for our common stock will be much more than the book value per share of our outstanding stock after the offering. In addition, investors in the offering will contribute ___% of the total amount paid by all investors in U.S. Interactive but will own only ___% of the shares outstanding.

Market Price - The price per share of our common stock in the offering may not be indicative of the market price that will prevail after the offering.

         Since our stock has not yet traded publicly, our management and the underwriters negotiated the initial public offering price per share of our common stock. The price they determined may not reflect the market price that will prevail after the offering. As a result, you could suffer a loss if the market price of our common stock after the offering is less than the price you paid per share.

Volatility of Stock Price -- Our common stock price is likely to be highly volatile.

         The public markets often experience extreme price and volume fluctuations. In some cases these fluctuations are unrelated to the operating performance of particular companies or industries. New issues and securities of Internet-related securities in particular are often subject to greater fluctuation than the stock markets in general. The trading prices of our common stock may fluctuate widely. This volatility may result from many events directly involving us, including our operating results, potential litigation, strategic alliance developments and analysts' statements. Volatility may also result from developments not directly involving us such as general economic, industry and market conditions and competitive developments.

Anti-takeover Mechanisms -- Our charter and bylaws and Delaware law contain provisions that could discourage a takeover.

         Our charter and bylaws and Delaware law contain provisions that could make it more difficult for a third-party to obtain control of U.S. Interactive. In addition, the Delaware General Corporation Law contains provisions which impose restrictions on stockholder actions.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These forward-looking statements include statements about the following:

         o implementing our business strategy
         o managing our rapid growth and employee costs
         o our business and growth strategies and other statements contained herein that are not historical facts

         When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "seek," "intend," "may" and similar expressions are generally intended to identify forward-looking statements. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including:

         o changes in general economic and business conditions and those in the Internet professional services market in particular
         o actions of competitors
         o the extent to which we are able to expand our business into new markets
         o our inability to effectively manage our growth
         o the level of demand for our services
         o changes in our business strategies
         o our inability to obtain financing when required
         o other factors discussed under "Risk Factors"

                                 USE OF PROCEEDS

         The estimated net proceeds to U.S. Interactive from the sale of the _________ shares of our common stock in this offering are estimated to be approximately $____ million. This is based on an assumed initial offering price of $________ per share, after deducting underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of our common stock by our selling stockholders.

         We intend to use approximately $__ million for various capital investment activities and the balance of the net proceeds to repay the outstanding balance under our revolving credit agreement and for general corporate purposes. In addition, we may use a portion of the net proceeds from this offering for acquisitions. We currently are not, however, engaged in any negotiations regarding any acquisition. Pending such uses, we will invest the net proceeds of this offering in short-term, investment grade securities. The outstanding balance under our revolving credit agreement was $1.1 million on May 1, 1999. Borrowings under the revolving credit agreement bear interest at variable rates which averaged 9.0% at May 1, 1999. We may reborrow amounts under our revolving credit agreement, which will be available for future borrowings through June 30, 1999.

                                 DIVIDEND POLICY

         We have not paid cash dividends on our common stock. We do not currently anticipate paying any cash dividends, as we currently intend to retain all future earnings to fund the development and growth of our business. Future decisions regarding cash dividends on our common stock will be made by our board of directors. These decisions will depend on our results of operations, financial position, capital requirements, general business conditions and restrictions imposed by any financing arrangements. Our revolving credit agreement currently prohibits the payment of dividends. We may also face legal restrictions on the payment of dividends.

                     THE DIRECTED SHARE SUBSCRIPTION PROGRAM

         As part of this offering, we are offering shares of our common stock in a directed share subscription program to shareholders of Safeguard Scientifics, Inc., one of our principal stockholders. Only persons who owned at least ___ shares of Safeguard Scientifics, Inc. common stock as of _________, 1999 are eligible to participate in the program. These shareholders may subscribe for one share of our common stock for every ___ shares of Safeguard Scientifics, Inc. common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Sales under the program will close on the same day as other sales under this offering. If any of the shares offered under the program are not purchased by the shareholders of Safeguard Scientifics, Inc., then Safeguard Scientifics, Inc. or one or more of its designees will purchase these shares. The purchase price under the program, whether paid by Safeguard Scientifics, Inc., its shareholders or one of its designees, will be the same price per share as set forth on the cover page of this prospectus.

                                 CAPITALIZATION

         The following table sets forth:

         o our actual total capitalization as of March 31, 1999
         o our pro forma capitalization that gives effect to the conversion of all shares of preferred stock into common stock upon the consummation of this offering
         o our pro forma capitalization, as adjusted to give effect to the sale of _____ shares of common stock by us pursuant to this offering and the application of the estimated net proceeds of approximately $____ million therefrom.

         You should read this information together with the consolidated financial statements and notes to those consolidated financial statements appearing elsewhere in this prospectus.

                                                                                           As of March 31, 1999
                                                                                  -------------------------------------
                                                                                                             Pro Forma,
                                                                                                Pro             As
                                                                                  Actual        Forma        Adjusted
                                                                                  ------        -----        --------
                                                                                   (in thousands, except share data)
Long-term debt and capital lease obligations, current portion..................   $  462         $  462
                                                                                  ======         ======      ========
Long-term debt and capital lease obligations, net of current portion...........    1,113          1,113
                                                                                 -------        -------      --------
Series A mandatorily redeemable convertible preferred stock, par value
    $0.001 per share; 1,573,533 shares authorized, 1,384,709 issued and outstanding - actual; no shares issued and outstanding - pro forma
    and pro forma as adjusted..................................................    4,113            --             --
Series B mandatorily redeemable convertible preferred stock, par value
    $0.001 per share; 1,052,632 shares authorized; 1,021,053 shares issued and outstanding - actual; no shares issued and outstanding -
    pro forma and pro forma as adjusted ........................................   1,160            --             --
Series C mandatorily redeemable convertible preferred stock, par value
    $0.001 per share; 595,706 shares authorized; 595,706 issued and outstanding - actual; no shares issued and outstanding - pro forma
    and pro forma as adjusted .................................................    1,045            --             --
Series D mandatorily redeemable convertible preferred stock, par value
    $0.001 per share; 2,339,628 shares authorized; 2,339,628 issued and outstanding - actual; no shares issued and outstanding - pro forma
    and pro forma as adjusted..................................................   11,349            --             --
Stockholders' equity (deficit):
Preferred stock, $.001 par value, per share; 15,000,000 shares authorized,
    5,341,096 shares issued and outstanding as series A, series B, series C and series D - actual; no shares issued and outstanding pro forma and pro forma as adjusted................................................................
Common stock, par value $0.001 per share; 90,000,000 shares authorized,
    10,074,699 shares issued of which 9,035,388 are outstanding - actual;
    15,415,795 shares issued of which 14,376,484 are outstanding - pro forma; and ________ shares issued of which _________ shares are outstanding -
    pro forma as adjusted......................................................       10             15             --
Additional paid-in capital.....................................................   16,892         34,554
Deferred stock compensation....................................................   (1,346)        (1,346)
Treasury stock; 1,039,311 shares, at cost......................................   (4,812)        (4,812)
Accumulated deficit............................................................  (12,772)       (12,772)        ______
                                                                                 --------       --------
    Total stockholders' (deficit) equity................................          (2,028)        15,639         ______
                                                                                  -------        ------
    Total capitalization................................................         $16,752        $16,752
                                                                                 =======        =======        ========

The foregoing table excludes as of May 1, 1999:

         o 2,345,254 shares of common stock issuable upon the exercise of outstanding warrants and stock options at a weighted average exercise price of $3.58 per share
         o 3,633,441 shares of common stock reserved for future grant under U.S. Interactive's employee benefit plans.

                                    DILUTION

         The net tangible book value of our common stock at March 31, 1999 was $2.5 million or $.17 per share (assuming the conversion of all shares of convertible preferred stock into common stock in connection with this offering). Net tangible book value per share represents the amount of our stockholders' equity less intangible assets divided by the total number of shares of common stock outstanding for the period immediately prior to this offering.

         Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to our sale of __________ shares of common stock offered by this prospectus at the assumed initial public offering price of $____ per share, after deducting underwriting discounts and commissions and estimated offering expenses and giving effect to the conversion of __________ shares of outstanding convertible preferred stock to be converted in connection with this offering, our net tangible book value as of March 31, 1999 would have been $__ million, or $__ per share. This represents an immediate increase in net tangible book value of $__ per share to existing stockholders and an immediate dilution in net tangible book value of $____ per share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates this per share dilution:


Assumed initial offering price per share........................................                            $
Net tangible book value per share as of March 31, 1999..........................          $2,489,000
Increase per share attributable to new investors................................          $
                                                                                          ------------
Net tangible book value per share after this offering............................                           $
                                                                                                            ------------
Net tangible book value dilution per share to new investors.....................                            $
                                                                                                            ============

         The following table sets forth, as of March 31, 1999, the difference between the number of shares of common stock purchased from U.S. Interactive, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors at the assumed initial public offering price of $____ per share for shares purchased in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses:



                                                              Shares Purchased           Total Consideration
                                                          --------------------          --------------------   Average Price
                                                          Number      Percent           Amount     Percent       Per Share
                                                          ------      -------           ------     -------       ---------
Existing stockholders...................................                %               $            %            $
New investors...........................................  _____        _____            _____       _____
         Total..........................................               100.0%           $           100.0%
                                                          =====        =====            =====       =====


         The foregoing tables assume no exercise of outstanding stock options and warrant. The tables exclude 2,345,254 shares of common stock issuable upon exercise of the outstanding warrant and options at a weighted average exercise price of $3.58 per share, and 3,635,440 shares reserved for future grants under our employee benefit plans. To the extent that the outstanding warrant and options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The consolidated statement of operations data for each of the years in the three-year period ended December 31, 1998, and the consolidated balance sheet data as of December 31, 1997, and 1998, are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1995, and the balance sheet data as of December 31, 1995, and 1996, have been derived from our audited financial statements that are not included in this prospectus. The consolidated statement of operations data for the period from May 1, 1994 (inception), to December 31, 1994, and the consolidated balance sheet data as of December 31, 1994, have been derived from our unaudited consolidated financial statements not included in this prospectus. The consolidated financial data set forth below for each of the three-month periods ended March 31, 1998 and 1999, and the consolidated balance sheet data at March 31, 1999, were derived from unaudited consolidated financial statements prepared by us and are included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The historical results are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and the notes thereto and the unaudited pro forma combined statements of operations.

         The unaudited pro forma consolidated statements of operations data for the year ended December 31, 1998 and the three months ended March 31, 1998 reflect the effects of the Digital Evolution merger, as if the transaction had occurred on January 1, 1998.

                                        May 1, 1994
                                      (inception) to                                        Year Ended         Three Months Ended
                                        December 31,       Year Ended December 31,          December 31,     March 31, (unaudited)
                                      -------------- -----------------------------------  ------------- ----------------------------
                                          1994        1995      1996     1997     1998        1998       1998       1998     1999
                                         ------      ------    ------   ------   ------       ----      ------     ------    -----
                                       (Unaudited)                                        (Pro Forma) (Actual) (Pro Forma) (Actual)
Consolidated Statement of
    Operations Data:
                                                                     (in thousands, except per share data)
  Revenue................................  $200      $935   $1,950     $6,061  $13,636       $16,446    $2,378     $4,178   $6,123
  Operating costs and expenses:
     Project personnel and related
     expenses............................   177       544      945      2,841    7,405         9,995     1,249      2,656    3,071
     Management and administrative.......    17       316    1,012      2,196    7,876         9,653       690      1,507    2,683
     Marketing and sales.................    --         5      277      1,013    2,054         2,392       351        500      723
     Depreciation and amortization.......     6        17       61        269    4,592         8,704        91      2,141    2,496
                                           ----      ----   ------     ------  -------       -------    ------     ------    -----
     Total operating expenses............   200       882    2,295      6,319   21,927        30,744     2,381      6,804    8,973
                                           ----      ----   ------     ------  -------       -------    ------     ------    -----
  Income (loss) from operations..........    --        53     (345)      (258)  (8,291)      (14,298)       (3)    (2,626)  (2,850)
  Other income (expense), net............    --        (2)     235        (32)    (152)         (149)      (17)       (14)     (92)
                                           ----      ----   ------     ------  -------       -------    ------     ------    -----
  Operating income (loss)................    51      (110)      (290)  (8,443)      (14,447)      (20)    (2,640)  (2,942)
  Income tax expense.....................    --        13       19         --       --            --        --         --       --
                                           ----      ----   ------     ------  -------       -------    ------     ------    -----
  Net income (loss)......................    --        38     (129)      (290)  (8,443)      (14,447)      (20)    (2,640)  (2,942)
  Accretion of mandatorily redeemable
  preferred stock to redemption value....    --        --       --        --      (625)         (852)       --       (103)    (374)
                                           ----      ----   ------     ------  -------       -------    ------     ------    -----
  Net income (loss) attributable to
  common stockholders.................... $  --    $   38   $(129)    $ (290)  $(9,068)     $(15,299)     $(20)   $(2,743) $(3,316)
                                           ====     =====   ======     ======  =======      ========   =======    =======  =======
  Net income (loss) per common share:
  Basic and diluted...................... $  --    $  .01  $ (.03)    $ (.06) $ (1.36)       $(1.73)   $   --       $(.30)   $(.40)
                                          =====    ======  ======     ======  =======      ========    =======    =======  =======
  Weighted average shares outstanding.... 2,813     2,813   4,486      4,737    6,670         8,862      4,737      9,121    8,249



                                                           December 31,
                                       1994        1995        1996      1997     1998                  March 31, 1999
                                     -------    ---------   ---------- --------- -------       ---------------------------------
                                   (unaudited)                                                                        Pro-Forma,
                                                                                                 Actual    Pro Forma As Adjusted
                                                                                                 ------    --------- -----------
                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents .........   $99         $13         $594      $786    $ 3,698          $  2,327   $2,327
Working capital ...................    96         105          747       701      1,916             1,596    1,596
Total assets ......................    99         238        1,770     4,122     22,262            25,464   25,464
Mandatorily redeemable convertible
preferred stock ...................    --          --           --        --     17,293            17,667       --
Total stockholders' equity (deficit)   --          73        1,111     1,795     (1,820)           (2,028)  15,639

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion together with "Selected Consolidated Financial Data," our consolidated financial statements and the notes to those financial statements elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with our expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

         Our revenue is derived primarily from providing Internet professional services to clients who are adopting or enhancing electronic enterprise solutions. We offer services in four general practice areas:

         o  Electronic Commerce
         o  Digital Marketing
         o  Enterprise Relationship Management
         o  Knowledge Management

         Revenue. Our revenue principally is derived from either contracts that permit the billing of services at amounts equal to actual time and material costs incurred by us or fixed-fee arrangements. Revenue under fixed-fee arrangements are recognized on the percentage-of-completion method based on the ratio of costs incurred to total estimated costs. Fees and expenditures in excess of billings represent the costs incurred on projects and anticipated profits earned on projects in excess of amounts billed to date. These amounts are recorded as an asset. Billings in excess of fees and expenditures represent amounts billed in excess of costs incurred and estimated profit earned. These amounts are recorded as a liability. Revenues exclude reimbursable expenses charged to clients. Losses on projects in progress are recognized when known.

         Approximately 83% of our revenue for the three months ended March 31, 1999, was derived from fixed-fee arrangements. We anticipate that the percentage of our revenue that is derived from fixed-fee arrangements may increase in the future. Substantially all of our client engagements may be terminated early by the client without penalty.

         Cost Structure. The largest portion of our costs consists of employee-related expenses for our project personnel and other direct costs, such as third-party vendor costs. The remainder of our costs are associated with the development of our business and the support of our project personnel, such as marketing and sales, and management and administrative support. Marketing and sales consists primarily of personnel costs and commissions as well as the costs associated with our development and maintenance of our marketing materials and programs. Management and administrative expense consists primarily of the costs associated with:

         o operations
         o finance
         o human resources
         o information systems
         o facilities
         o other administrative support for project personnel

         We regularly review our fees for services, compensation and overhead costs in an effort to remain competitive within our industry. In addition, we monitor the progress of client projects with client senior management from time to time. Monitoring the costs and progress associated with each project is aided by our intranet-based project management systems. We manage the activities of our service delivery personnel by monitoring engagement schedules closely and staffing requirements for new engagements. Most of our client engagements are, and may in the future be, terminated by the client without penalty. As a result, an unanticipated termination of a client project could require us to maintain underutilized employees, resulting in a higher than expected percentage and number of inactive professionals. While we intend to adjust our professional staff to reflect our active engagements, we must maintain a sufficient number of senior professionals to oversee existing and anticipated client engagements and participate with our sales efforts to secure new client assignments.

         Variability of Operating Results. Our financial results may fluctuate from quarter to quarter based on such factors as the number, complexity, size, scope and lead time of projects in which we are engaged. More specifically, these fluctuations can result from:

         o the contractual terms and degree of completion of projects
         o delays incurred in connection with projects
         o employee utilization rates
         o the adequacy of provisions for losses
         o the accuracy of estimates of resources required to complete on-going projects
         o general economic conditions

In addition, revenue from a large client engagement may constitute a significant portion of our total revenue in a particular quarter.

         In July 1998 we completed the Digital Evolution merger which resulted in issuances of 4,383,954 shares of common stock and 1,573,533 shares of series A preferred stock to the shareholders of Digital Evolution. Prior to the merger, Digital Evolution was an Internet professional services firm that provided development services for Internet, intranet and extranet applications. The Digital Evolution merger has been accounted for using the purchase method of accounting. Of the total value of the consideration paid of $17.0 million, $872,000 has been allocated to the fair value of the net tangible assets acquired and liabilities assumed, and $16.1 million has been allocated to goodwill and other intangible assets, which will be amortized over a two-year period. The annual amortization expense associated with this goodwill and other intangible assets is approximately $8.0 million. The results of operations of Digital Evolution have been consolidated with our results of operations since July 1, 1998.

         In March 1999 we acquired the business of InVenGen LLC. InVenGen was a regional Internet professional services firm specializing in network services, e-commerce security and technology infrastructures. We issued 584,800 shares of our common stock in this acquisition, which was accounted for using the purchase method of accounting.

Results of Operations

         The following table sets forth, as a percentage of revenue, the results of our operations for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999. The results of operations for the three months ended March 31, 1998 is presented on a pro forma basis to reflect the Digital Evolution merger as if this merger had occurred on January 1, 1998.

                                                                                             Three Months
                                                    Year Ended December 31,                  ended March 31,
                                               1996           1997          1998          1998           1999
                                           ------------   ------------  ------------  ------------  --------------
                                                           (Actual)                   (Pro Forma)      (Actual)
Revenue....................................    100.0%        100.0%        100.0%        100.0%         100.0%
Operating costs and expenses
  Project personnel and related expenses...     48.5          46.9          54.3          63.6           50.2
  Management and administrative............     51.9          36.2          57.8          36.1           43.8
  Marketing and sales......................     14.2          16.7          15.1          12.0           11.8
  Depreciation and amortization............      3.1           4.5          33.6          51.2           40.7
                                             --------       --------      --------      --------      --------
      Total operating expenses.............    117.7         104.3         160.8         162.9          146.5
                                             --------       --------      --------      --------      --------
Operating loss ............................    (17.7)         (4.3)        (60.8)        (62.9)         (46.5)
Other income (expense), net................     12.1           (.5)         (1.1)          (.3)          (1.5)
                                             --------       --------      --------      --------      --------
Loss before income tax expense.............     (5.6)         (4.8)        (61.9)        (63.2)         (48.0)
Income tax expense.........................     (1.0)           --            --            --             --
                                             --------       --------      --------      --------      --------
Net loss...................................     (6.6)         (4.8)        (61.9)        (63.2)         (48.0)
Accretion of mandatorily redeemable
preferred stock to redemption value........       --            --          (4.6)         (2.5)          (6.1)
                                             --------       --------      --------      --------      --------
Net loss attributable to common                 (6.6)%        (4.8)%       (66.5)%       (65.7)%        (54.1)%
stockholders...............................  ========       ========      ========      ========      ========

---------------------------

Actual Three Months Ended March 31, 1999 Compared to Pro Forma Three Months Ended March 31, 1998

         Revenue. Revenue increased $1.9 million, or 45%, to $6.1 million for the three months ended March 31, 1999 from $4.2 million for the three months ended March 31, 1998. This growth is attributable to services delivered to new clients, additional projects for existing clients and larger average project sizes. Approximately 74% of the increase was attributable to 69 new clients and 26% was attributable to overall increases in project sizes.

         Project Personnel and Related Expense. Project personnel and related expenses consist primarily of payroll, associated taxes, employee benefits and any third-party fees incurred in the delivery of our services. These costs increased $400,000, or 15%, to $3.1 million for the three months ended March 31, 1999, from $2.7 million for the three months ended March 31, 1998. The increase was primarily attributable to the hiring of additional project personnel associated with the increased demand for our services. Headcount for project personnel as of March 31, 1999 was 155 compared with 117 as of March 31, 1998. As a percentage of revenue, project personnel and related expenses were 50% for the three months ended March 31, 1999 and 64% for the three months ended March 31, 1998.

         Management and Administrative. Management and administrative increased $1.2 million, or 80%, to $2.7 million for the three months ended March 31, 1999 from $1.5 million for the three months ended March 31, 1998. The increase was primarily attributable to expenses incurred to accommodate our current and anticipated growth, including the expansion of certain office facilities and the increased costs of certain management and administrative personnel and other general operating expenses in the areas of accounting, human resources and general operations. Office rent expense increased $500,000 for the three months ended March 31, 1999 from $200,000 for the three months ended March 31, 1998. Management and administrative headcount increased to 51 as of March 31, 1999 from 32 as of March 31, 1998. The increases in office rent and personnel accounted for 50% and 22% of the overall increase. As a percentage of revenue, management and administrative expenses were 44% for the three months ended March 31, 1999 and 36% for the three months ended March 31, 1998.

         Marketing and Sales. Marketing and sales increased $223,000, or 45%, to $723,000 for the three months ended March 31, 1999, from $500,000 for the three months ended March 31, 1998. The increase was attributable to our investment in our marketing and sales programs, primarily related to the hiring of nine new business development and marketing personnel and the implementation and continuance of certain other marketing programs. As a percentage of revenue, marketing and sales costs were 12% for the three months ended March 31, 1999 and 12% for the three months ended March 31, 1998.

         Depreciation and Amortization. Depreciation and amortization increased $400,000 to $2.5 million for the three months ended March 31, 1999 from $2.1 million for the three months ended March 31, 1998. The increase is attributable to capital expenditures for new equipment along with leasehold improvements necessary to properly outfit our professional staff. Approximately $2.0 million of amortization expense in each period is associated with the goodwill and other intangible assets of $16.1 million recorded in connection with the Digital Evolution merger. This amount is being amortized over a two-year period.

         Other Income (Expense). Other expense increased by $78,000 to $92,000 for the three months ended March 31, 1999 from $14,000 for the three months ended March 31, 1998. The increase is primarily attributable to increased borrowings under our bank line of credit and interest incurred under our term loan partially offset by an increase in interest income. The average aggregate balance outstanding on our line of credit and our term loan was an aggregate of $2.8 million during the three months ended March 31, 1999, as compared with an aggregate of $268,000 and $0 during the three months ended March 31, 1998. Interest expense under these facilities was $52,000 for the three months ended March 31, 1999 and $7,000 for the three months ended March 31, 1998.

         Income Tax Expense. As a result of our losses we had no income tax expense for either the three months ended March 31, 1999 or three months ended March 31, 1998. As of March 31, 1999 we had approximately $7.9 million and $6.8 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income.

         Net Loss. As a result of the factors described above, our net loss increased $302,000, or 12%, to $2.9 million for the three months ended March 31, 1999, from $2.6 million for the three months ended March 31, 1998.

1998 Compared to 1997

         Revenue. Revenue increased by $7.5 million, or 123%, to $13.6 million for the year ended December 31, 1998 from $6.1 million for the year ended December 31, 1997. The increase is primarily attributable to the Digital Evolution merger as well as an increase in the volume of services delivered to new clients and additional work delivered for existing clients. Approximately 23% of the increase was attributable to the Digital Evolution client base and 77% was attributable to overall increases in project sizes.

         Project Personnel and Related Expenses. Project personnel and related expenses increased by $4.6 million, or 164%, to $7.4 million for the year ended December 31, 1998 from $2.8 million for the year ended December 31, 1997. The absolute increase was attributable to the hiring of additional project personnel associated with the increase in the volume of services delivered to clients. Direct salary expense increased $4.2 million as a result of 58 new hires and overall increases in market rates for various skill sets. As a percentage of revenue, project personnel and related expense was 54% for the year ended December 31, 1998 and 47% for the year ended December 31, 1997.

         Management and Administrative. Management and administrative increased $5.7 million, or 259%, to $7.9 million for the year ended December 31, 1998 from $2.2 million for the year ended December 31, 1997. The absolute increase was primarily attributable to expenses incurred to accommodate our current and anticipated growth, including the expansion of some of our office facilities and the increased cost of certain management and administrative personnel and other general operating expenses in the areas of accounting, human resources and general operations. Office rent expense increased to $1.1 million for the year ended December 31, 1998 from $213,000 for the year ended December 31, 1997. Headcount for management and administrative staff increased to 36 from 19. As a percentage of revenue, management and administrative expenses were 58% for the year ended December 31, 1998 and 36% for the year ended December 31, 1997.

         Marketing and Sales. Marketing and sales increased by $1.1 million, or 110%, to $2.1 million for the year ended December 31, 1998, from $1.0 million for the year ended December 31, 1997. The absolute increase in these expenses was attributable to an investment by us in our marketing and sales programs. The additional expenses primarily related to the hiring of business development and marketing personnel, increased public relations activities and the implementation and continuance of our marketing programs. Total marketing and sales personnel headcount was 16 as of December 31, 1998, compared with nine as of December 31, 1997. As a percentage of revenue, marketing and sales expense was 15% for the year ended December 31, 1998, and 17% for the year ended December 31, 1997.

         Depreciation and Amortization. Depreciation and amortization increased by $4.3 million to $4.6 million for the year ended December 31, 1998 from $269,000 for the year ended December 31, 1997. The increase was primarily due to amortization expense of $4.0 million associated with the Digital Evolution merger which was effective July 2, 1998.

         Other Income (Expense). Other expense increased by $120,000 to $152,000 for the year ended December 31, 1998 from $32,000 for the year ended December 31, 1997. The increase is primarily attributable to increased borrowings under our bank line of credit, partially offset by an increase in interest income.

Interest expense related to these borrowings was $93,000 for the year ended December 31, 1998 and $25,000 for the year ended December 31, 1997.

         Income Tax Expense. As a result of our losses, we had no income tax expense. As of December 31, 1998 we had approximately $7.1 million and $5.9 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income.

         Net Loss. As a result of the factors described above, our net loss was $8.4 million for the year ended December 31, 1998 and $290,000 for the year ended December 31, 1997.

1997 Compared to 1996

         Revenue. Revenue increased by $4.1 million, or 205%, to $6.1 million for the year ended December 31, 1997, from $2.0 million for the year ended December 31, 1996. This reflected an increase in the volume of services delivered to new clients, additional projects for existing clients and larger average project sizes.

         Project Personnel and Related Expenses. Project personnel and related expenses increased by $1.9 million, or 201%, to $2.8 million for the year ended December 31, 1997 from $945,000 for the year ended December 31, 1996. The absolute increase was attributable to the hiring of 24 additional project personnel associated with the increase in service revenue generated by us. As a percentage of revenue, project personnel and related expense was 47% for the year ended December 31, 1997 and 49% for the year ended December 31, 1996.

         Management and Administrative. Management and administrative increased by $1.2 million, or 120%, to $2.2 million for the year ended December 31, 1997 from $1.0 million for the year ended December 31, 1996. The absolute increase was primarily attributable to expenses incurred to accommodate our current and anticipated growth, including the expansion of certain of our office facilities and the increased costs of certain management and administrative personnel and other general operating expenses in the areas of accounting, human resources and general operations. Total management and administrative personnel increased by 10 to 19 as of December 31, 1997. As a percentage of revenue, management and administrative expenses were 36% for the year ended December 31, 1997 and 52% for the year ended December 31, 1996.

         Marketing and Sales. Marketing and sales increased by $723,000, or 261%, to $1.0 million for the year ended December 31, 1997 from $277,000 for the year ended December 31, 1996. The absolute and percentage increases were attributable to an investment by us in our marketing and sales programs. The additional expenses were primarily related to the hiring of business development and marketing personnel, increased public relations activities and the implementation and continuance of our marketing programs. Marketing and sales personnel headcount increased by seven to nine as of December 31, 1997. As a percentage of revenue, marketing and sales expense was 17% for the year ended December 31, 1997 and 14% for the year ended December 31, 1996.

         Depreciation and Amortization. Depreciation and amortization increased by $208,000, or 341%, to $269,000 for the year ended December 31, 1997 from $61,000 for the year ended December 31, 1996. The increase was primarily due to amortization expense associated with an acquisition of an Internet professional services firm that we completed in May 1997, and the increase in certain capitalized equipment and leasehold improvements related to our expansion of our facilities. The expansion of our facilities resulted from the increase in personnel related to our growth.

         Other Income (Expense). Other income principally related to the recognition of a gain on the sale of an investment of $225,000. This gain resulted from our May 1996 sale of our interest in a firm that provided Internet advertising representation services.

         Income Tax Expense. As a result of our losses, we had no federal income tax expense. Income tax expense of $19,000 for the year ended December 31, 1996 was for state taxes.

         Net Loss. As a result of the factors described above, our net loss for the years ended December 31, 1997 and 1996 were $290,000 and $129,000.

Our Unaudited Quarterly Operating Results

         The following table presents our unaudited historical quarterly results of operations. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly such quarterly information. The operating results for any quarter are not necessarily indicative of results for any subsequent period.

         The results of operations of Digital Evolution have been consolidated with our results since the beginning of the quarter ended September 30, 1998.

                                                                           Quarter Ended
                                        ----------------------------------------------------------------------------------
                                        Jun. 30,  Sept. 30,  Dec. 31,   Mar. 31,   Jun. 30,  Sept. 30, Dec. 31,   Mar. 31,
                                          1997      1997      1997        1998       1998      1998      1998      1999
                                        --------  ---------  --------   ---------  --------  --------- --------  ---------
                                                                           (in thousands)
Consolidated Statements of
     Operations Data:
Revenue..............................    $1,186    $1,618    $2,287      $2,378     $2,546   $ 4,554   $ 4,158     $ 6,123
Operating costs and expenses:
  Project personnel and related
  expenses ..........................       646       774       937       1,249      1,424     2,412     2,320       3,071
  Management and administrative .....       507       580       683         690      1,200     2,747     3,239       2,683
  Marketing and sales................       202       306       358         351        490       623       590         723
  Depreciation and amortization......        64        69        91          91        123     2,181     2,197       2,496
                                         ------    ------    ------      ------     ------   -------   -------     -------
Total operating expenses.............     1,419     1,729     2,069       2,381      3,237     7,963     8,346       8,973
                                         ------    ------    ------      ------     ------   -------   -------     -------
Operating income (loss)..............      (233)     (111)      218          (3)      (691)   (3,409)   (4,188)     (2,850)
Other income (expense), net..........        (8)      (11)      (14)        (17)       (12)      (76)      (47)        (92)
                                         ------    ------    ------      ------     ------   -------   -------     -------
Net income (loss)....................      (241)     (122)      204         (20)      (703)   (3,485)   (4,235)     (2,942)
Accretion of mandatorily redeemable
preferred stock to redemption value..        --        --        --          --         --      (251)     (374)       (374)
                                         ------    ------    ------      ------     ------   -------   -------     -------
Net income (loss) attributable to
common stockholders..................    $ (241)   $ (122)   $  204      $  (20)    $ (703)  $(3,736)  $(4,609)    $(3,316)
                                         ======    ======    ======      ======     ======   =======   =======     =======
As a Percentage of Revenue:

Revenue..............................     100.0%    100.0%    100.0%      100.0%     100.0%    100.0%    100.0%      100.0%
Operating costs and expenses:
  Project personnel and related
  expenses ..........................      54.5      47.8      41.0        52.5       55.9      53.0      55.8        50.2
  Management and administrative......      42.7      35.8      29.9        29.0       47.1      60.3      77.9        43.8
  Marketing and sales................      17.0      18.9      15.7        14.8       19.3      13.7      14.2        11.8
  Depreciation and amortization......       5.4       4.3       3.9         3.8        4.8      47.9      52.8        40.7
                                         ------    ------    ------      ------     ------   -------   -------     -------
  Total operating expenses...........     119.6     106.8      90.5       100.1      127.1     174.9     200.7       146.5
                                         ------    ------    ------      ------     ------   -------   -------     -------
Operating income (loss) from
operations...........................     (19.6)     (6.8)      9.5         (.1)     (27.1)    (74.9)   (100.7)      (46.5)
Other income (expense), net..........       (.7)      (.7)      (.6)        (.7)       (.5)     (1.6)     (1.1)       (1.5)
Income (loss) before income tax
expenses.............................
                                         ------    ------    ------      ------     ------   -------   -------     -------
Net income (loss)....................     (20.3)     (7.5)      8.9         (.8)     (27.6)    (76.5)   (101.8)      (48.0)
Income tax expense...................
Accretion of mandatorily redeemable
preferred stock to redemption
value................................        --        --        --          --         --      (5.5)     (9.0)       (6.1)
                                         ------    ------    ------      ------     ------   -------   -------     -------
Net income (loss) attributable to
common stockholders..................     (20.3)%    (7.5)%     8.9%        (.8)%    (27.6)%   (82.0)%  (110.8)%     (54.1)%
                                         ======    ======    ======      ======     ======   =======   =======     =======

Liquidity and Capital Resources

         Since inception, we have financed our operations primarily from sales of preferred stock and borrowings under bank credit facilities. To date, we have raised approximately $12.7 million, net of offering expenses, through the sale of our preferred stock. At March 31, 1999, we had approximately $2.3 million in cash and cash equivalents.

         Net cash used in operating activities for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, was $208,000, $23,000, $3.4 million, $446,000 and $1.2 million, respectively. Cash used in operating activities in each of these periods was primarily the result of net losses, adjusted for non-cash items primarily related to depreciation and amortization, increases in accounts receivable and fees and expenditures in excess of billings, partially offset by increases in accounts payable and accrued expenses.

         Net cash used in investing activities for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 was $255,000, $612,000, $649,000, $118,000 and $270,000, respectively. Cash used in investing activities in each period consisted primarily of purchases of furniture and equipment and to a lesser extent in 1997 the acquisition of an Internet professional services firm.

         Net cash provided by financing activities for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 was $1.0 million, $827,000, $7.0 million, $447,000 and $62,000, respectively. In
1996 and 1997 the cash provided by financing activities was almost entirely from the sale of our preferred stock. In 1998 the cash provided by our financing activities was from the sale of our preferred stock and borrowings under our credit facility, offset by our repurchase of common stock and preferred stock from certain of our stockholders.

         As of March 31, 1999, our principal commitments consisted of obligations under equipment leases and notes payable that funded our purchases of furniture and equipment. The equipment leasing arrangements consist primarily of U.S. Interactive paying rental fees to third party leasing providers at interest rates between 9% and 10.5%. Although we have no material commitments for capital expenditures, we anticipate an increase in our capital expenditures consistent with anticipated growth in our operations, infrastructure and personnel.

         As of March 31, 1999 U.S. Interactive had a $3.3 line of credit and a $1.2 term loan with a commercial bank. Under the terms of the line of credit, borrowings are subject to a limit of 75% of eligible accounts, as defined in the line of credit. The line of credit bears interest at a rate of prime plus 1.25% (9% at March 31, 1999). There was $1.1 million outstanding and $1.6 million available under the line of credit as of March 31, 1999. The term loan bears interest at a rate of prime plus 1.75% (9.5% at March 31, 1999) and had $1.2 million outstanding as of March 31, 1999. The commercial bank waived our non-compliance with our financial covenants under the line of credit and the term loan as of March 31, 1999 and we are currently working with the commercial bank to amend such financial covenents.

         We believe that the net proceeds from this offering, combined with current cash balances and borrowings available under our credit facilities, will be sufficient to fund our requirements for working capital and capital expenditures for at least the next 18 months. Thereafter we may sell additional equity or debt securities or seek additional credit facilities. Sales of additional equity or convertible debt securities would result in additional dilution to our stockholders. We may need to raise additional funds sooner in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments. Additional financing, if any, may not be available on satisfactory terms.

Year 2000

         Background. Many computer systems and applications currently use two-digit fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize, or properly treat, the year 2000 may cause systems to process financial and operational information incorrectly, resulting in system failures and other business problems.

         Risk Factors. We may experience operations interruptions because of year 2000 problems. Clients' and potential clients' purchasing patterns may be affected by year 2000 issues as companies expend significant resources to correct their current systems for year 2000 compliance. These clients and potential clients may have fewer funds available to purchase our services. Also, we may experience operations difficulties caused by undetected errors or defects in the technology we use in our internal systems. We may also become involved in disputes regarding year 2000 problems involving solutions we developed or implemented or the interaction of our Internet solutions with other applications for our clients. Year 2000 problems could require us to incur delays and unanticipated expenses. We have formulated an approach to address our exposure to these risk factors.

         Approach. We are assessing the impact of the year 2000 issue on our current and future client projects and internal information systems. We have performed a preliminary assessment of the year 2000 readiness of our internal information systems, including the hardware and software we use to provide and deliver our Internet solutions. We have engaged a consulting firm to further assess the year 2000 readiness of our internal software and information systems. Currently, we expect the consulting firm to provide us with the results of their assessment in June 1999. We plan to perform a year 2000 simulation on our software and information systems during the second and third quarters of 1999. Based on the results, we will revise our internal software and systems as necessary. Based on our preliminary assessment, we do not anticipate any requirement for material modification.

         We will require all vendors who provide material hardware or software for our information systems to provide assurances of their year 2000 compliance. We will also seek assurances of year 2000 compliance from our material non-information technology providers. We plan to complete this process during the third quarter of 1999. Until our testing is complete and all of our material vendors and providers are contacted, we will not be able completely to evaluate whether our systems will need to be revised or replaced.

         We also performed a preliminary assessment of the impact of the year 2000 issue involving solutions we have developed or implemented for our clients. Our consulting firm is also further assessing this impact. From this evaluation, we expect to perform certain year 2000 simulation tests on the solutions we developed for our clients.

         Status. Our testing to date has included our major infrastructure items, hardware platforms and operating systems in our offices. Desktop computing, servers, switching and routing platforms have been inventoried, with only minor modifications required to the network and routing platforms.

         We have largely completed the implementation of year 2000 compliant internal computer applications for our main financial and internal management information systems.

         Cost. Based on the work done to date, we expect the cost for work, material and upgrades needed to complete our year 2000 process will not exceed approximately $200,000. This includes the cost of upgrades, software modification and related consulting fees.

         Contingency Plans. As discussed above, we are engaged in an ongoing year 2000 assessment and have not yet developed any contingency plans. We will assess the results of our year 2000 simulation testing and third-party vendor and service provider responses to determine the nature and extent of any contingency plans.

                                    BUSINESS

Overview

         We are a leading provider of Internet professional services helping companies take advantage of the business opportunities presented by the Internet. We provide integrated Internet strategy consulting, marketing and technology services that enable our clients to align their people, processes and systems to form an electronic enterprise.

         We deliver our services through our e-Roadmap development plan which incorporates the appropriate combination of skill sets that enable us to offer defined service offerings. Our defined service offerings are primarily delivered across our four practice areas to create a customized solution for each of our clients. Our practice areas include:

         o    Electronic Commerce
         o    Digital Marketing
         o    Enterprise Relationship Management
         o    Knowledge Management

         These services utilize our IVL Methodology and our client-specific extranet, which we call "CAPTURE." IVL provides the implementation phases necessary to ensure efficient, high quality delivery of Internet business solutions. CAPTURE serves as the communications center for our client engagements and enables our clients to monitor and modify an engagement's direction and scope on a real-time, iterative basis. We believe this provides our clients with a higher degree of confidence that the ultimate deliverables will meet their expectations.

Industry

         The rapid emergence and widespread adoption of the Internet are changing the way consumers and organizations communicate, share information and conduct business. IDC estimates that the number of Internet users worldwide will grow from approximately 70 million in 1997, to 320 million in 2002. Forrester Research estimates that revenues generated from Internet commerce will grow from approximately $43.0 billion in 1998, to $1.3 trillion in 2003. The Internet is increasingly transforming traditional buyer and seller relationships and having a profound effect on virtually every business regardless of industry.

         Early adoption of the Internet as a business tool generally consisted of advertising and promotional web sites. These sites provided marketing material that largely replicated traditional paper-based marketing messages in a static web page environment, sometimes referred to as brochure-ware. Businesses generally relied on in-house information technology personnel, Internet advertising firms or web design companies to develop and deploy these web sites.

         As the Internet continued to gain popularity and new Internet business models began to develop, businesses recognized the Internet's potential as a powerful selling and communication vehicle. This next generation of Internet business models generally involved the development and use of transactional web sites for the presentation of catalogued product information combined with basic transaction and communication capabilities layered on top of advertising and marketing messages. However, these sites provided only basic features and processing capabilities with little or no integration with the business's technology systems. Moreover, these sites generally replicated traditional business models and functioned as additional distribution channels for their core business strategies similar to a direct mail catalogue program. Though these systems required some level of integration with traditional mainframe and client/server systems, businesses generally utilized in-house IT resources or their traditional third-party IT service providers to build and maintain these sites.

         Today, businesses are realizing that the Internet offers much greater potential than being merely an extension of their traditional core businesses. As businesses feel the effect of the Internet on the competitive landscape and confront the emergence and success of radically new business models, they are increasingly realizing that the Internet is fundamentally transforming the way they compete. This realization is forcing businesses to reevaluate their Internet strategies and, most importantly, review their entire operational models in order to align their business objectives more closely to their business processes and systems. Businesses are attempting to utilize innovative Internet solutions to improve their competitive position and take advantage of:

         o greater opportunities to attract and retain profitable customers
         o lower costs
         o improved operational efficiencies
         o strengthened supply chain partner relationships
         o improved communications within organizations

         As a result, businesses are increasingly seeking third-party service providers to help them create and build business-driven Internet solutions. To service this emerging need, traditional service providers such as management consultants, traditional IT service providers and advertising firms have created groups within their organizations that focus on the Internet needs of their clients. However, many of these existing providers lack the breadth of services to provide a comprehensive Internet solution. Management consulting firms generally focus on business strategy and traditional mainframe and client/server development services. Traditional IT service providers are primarily engaged in traditional mainframe and client/server systems development and deployment, year 2000 compliance and the implementation of traditional business applications such as enterprise resource planning. Interactive agencies, which include web page design firms and advertising agencies, have considerable expertise in Internet marketing and creative development, but lack deep technology and business strategy capabilities. Thus, businesses have begun to seek third-party providers that can provide them with a solution that balances the necessary components of the three disciplines of Internet strategy, marketing and technology.

         This demand for an integrated service offering has led to the emergence of a new breed of third-party service provider, the Internet professional services firm. This new type of service provider must not only have the necessary expertise to service this emerging market, but also provide a structured approach to integrating strategy, marketing and technology to create a single, unified Internet solution. IDC estimates that the market for Internet professional services will grow from approximately $7.4 billion in 1998, to $43.7 billion in 2002.

Our Solution

         We provide Internet-based business solutions that help our clients create electronic enterprises. We deliver our services through integrated, multi-skilled teams consisting of business strategists, Internet marketing experts and IT professionals. We combine our people, processes and integrated service offerings to deliver flexible solutions to our clients primarily on a fixed-time, fixed-price basis. Key elements of our solution include:

         o proprietary service offerings
         o Internet-focused delivery methodology
         o an integrated, client-focused delivery model

         Proprietary Service Offerings. Our proprietary development plan, e-Roadmap, serves as a blueprint to define and create a tailored solution for an organization's specific Internet initiative. Our e-Roadmap development plan incorporates the appropriate combination of defined service offerings from our four practice areas to create a customized solution for each client. The application of our defined service offerings enables the rapid development and deployment of Internet business solutions that align with a client's business objectives and provide measurable return on investment. Examples of our defined service offerings include business case development, enterprise architecture audits, digital brand positioning strategies, digital prototyping and enterprise software design and development. These service offerings are utilized across our four primary practice areas in:

         o Electronic Commerce
         o Digital Marketing
         o Enterprise Relationship Management
         o Knowledge Management

Given the rapid pace of development within the Internet professional services industry, we believe that our focus on innovation within the structure of our e-Roadmap development plan is critical to our clients' long-term satisfaction and success.

         Internet-focused Delivery Methodology. Since our inception, we have been focused exclusively on delivering Internet-based business solutions. To provide rapid development with the highest levels of quality and cost-efficiency, we employ our service offerings in phases in accordance with our IVL Methodology. Under this approach, each engagement is comprised of an "Innovation" phase of high level strategic direction, a "Validation" phase of prototyping and testing, and a "Launch" phase of final development and integration. We employ our IVL Methodology whether completing discrete projects or designing and implementing an entire electronic enterprise for a client. Our end-user focused approach provides iterative development and prototyping of our services making it possible to incorporate important feedback from multiple client operating groups in every stage of the engagement. This increases satisfaction with and acceptance of the final deliverable by the end-user.

         Integrated, Client-focused Delivery Model. We provide our solutions through the use of multi-skilled project teams led by our client service personnel. Our integrated strategy, marketing and technology capabilities help us to provide our clients with solutions that align their business's objectives, processes and systems. Our client services personnel focus their efforts on ensuring that the appropriate skills are combined to meet the particular needs of each client. These professionals have day-to-day project and client relationship management responsibility and also conduct the majority of our strategy work. We also provide client-specific extranets for most of our client relationships. These extranets, which we call CAPTURE, allow for the sharing of:

         o detailed work plans
         o project updates
         o team communication
         o creative and technical prototypes of expected solutions
         o new business proposals
         o other pertinent project information

CAPTURE serves as the communication center for all of our engagements. We believe that by enabling our clients to monitor and modify an engagement's direction and scope on a real-time, iterative basis, CAPTURE provides our clients with a higher degree of confidence that the ultimate deliverables will meet their expectations.

Our Strategy

         U.S. Interactive's strategy is to strengthen its position as a leading provider of Internet-based business solutions.

         Expand Client Relationships. We use our client-focused service delivery approach to increase the number and size of engagements with our clients. Our client service personnel enable us to partner with our clients and identify additional service opportunities based on their knowledge of and relationships with our clients. Additionally, the application of our proprietary e-Roadmap development plan provides us with valuable insight into potential opportunities to expand our clients' Internet initiatives. We are also extending the use of our client-specific extranets beyond the term of particular engagements in order to enhance our communication with our clients and enable us to market our services more proactively. We believe these actions will enable us to continue building long-term client relationships and better respond to our clients' evolving needs.

         Enhance Knowledge Management and Distribution Capabilities. We are continuing the development and evolution of a corporate knowledge management system. U.S. Interactive seeks to increase the utility of the combined knowledge of its professionals and the experience gained in over 400 client engagements. Our intranet provides us with a communication network and knowledge repository which includes:

         o reusable templates for new business presentations
         o project management tools
         o reusable software code
         o creative libraries

We are continuing to make substantial investments in our intranet to improve access to and use of our reusable solutions and software. This enables our service delivery professionals to utilize our best practices to speed deployment of our solutions.

         Hire and Retain Skilled Employees. We intend to identify, hire, train and retain individuals who are highly skilled in the rapidly changing technology of the Internet. We have, therefore, sought to create an attractive and rewarding corporate culture through employee stock ownership, by promoting from within and by providing advanced training, challenging assignments and involvement in many facets of our business.

Specifically, we currently are implementing the following initiatives:

         o creation of specific career path models for all levels of staff
         o development of formalized training curriculum
         o further implementation of in-depth staff orientation programs
         o creation of formal staff advisor and mentoring programs

         Strengthen Internet Technology and Infrastructure Relationships.
We seek to enter into relationships with world-class companies that are well positioned to take advantage of current and future electronic enterprise opportunities. We have established and maintain over 20 strategic alliances with software and infrastructure firms, such as Microsoft, BroadVision, Digex, Trilogy and Vignette. We believe that these non-exclusive relationships enable us to deliver more effective solutions to our clients with greater efficiency due to the advanced training and earlier product release knowledge provided to us by our alliance partners. These relationships have also been an important source for identifying new client engagement opportunities.

         Expand Geographically. We intend to continue to expand geographically in order to enhance our profile and market reach both domestically and internationally. We utilize a disciplined approach to geographic expansion through phased entry into targeted metropolitan markets. This phased approach begins with the founding of local sales offices and the establishment of additional delivery personnel based on the growth of our business within a particular market. Additionally, we will from time to time evaluate the acquisition of other Internet professional service businesses to accelerate our growth in particularly attractive geographic markets.

Services, Clients, Strategic Alliances and Marketing and Sales

Services

         Electronic enterprise solutions harness Internet-based technology in order to integrate an organization's business objectives, processes and systems. These solutions align an enterprise with its various customers, suppliers and partners. We deliver these solutions in an integrated manner utilizing our e-Roadmap development plan. Our e-Roadmap development plan incorporates the appropriate combination of defined service offerings from our four primary practice areas to create a customized solution for our clients. These four practice areas are:

         o Electronic Commerce
         o Digital Marketing
         o Enterprise Relationship Management
         o Knowledge Management

         Electronic Commerce. We provide a broad range of electronic commerce solutions including:

         o Internet catalogue systems
         o e-commerce software package implementation
         o custom e-commerce software development
         o complex transaction processing solutions

Our e-commerce solutions enable clients to market products and services, fulfill and confirm orders, approve and process credit card transactions and deliver on-line customer service.

         Digital Marketing. We provide Internet marketing services which we call "Digital Marketing." These services primarily focus on:

         o website design and development
         o media planning and buying
         o affiliate marketing program development
         o brand creation and management

These services help our customers create a compelling Internet presence to market their company, products or services and ultimately to generate greater volumes of "virtual foot traffic."

         Enterprise Relationship Management. We provide a range of Enterprise Relationship Management services that are designed to enable organizations to utilize the Internet to acquire, retain and develop customers. Our solutions utilize an organization's past investments in call-center infrastructures, sales-force automation and customer management applications, aligning those systems with new Internet opportunities. Services provided include:

         o customer care audits
         o software evaluation workshops
         o customer care application design
         o overall systems development and integration

         Knowledge Management. We believe that employee knowledge and the wealth of knowledge an enterprise amasses over time are principal components of an organization's capital and critical to the success of the overall enterprise. We provide services that allow a company to gather, organize and present knowledge in electronic form in a manner that is accessible to their enterprise. Components of knowledge management include:

         o intranet development
         o data warehousing design and development
         o document management

         IVL Methodology. Our IVL Methodology is a process designed for Internet solution delivery that unites a client's organization to create consensus for a proposed solution. We believe this methodology ensures that the goals of a project are clearly defined and delivered quickly. We group our services within our three IVL Methodology phases:

         o Innovation
         o Validation
         o Launch

         The "Innovation" phase focuses on high level strategic planning and development of the proposed electronic enterprise solution. We seek to foster non-traditional thinking and business objective alignment by using a series of techniques including facilitated workshops, interviews and end-user requirement gathering methods to provide for both innovative thinking and proper project definition.

         The "Validation" phase focuses on providing and proving the concepts or strategies developed during the Innovation phase. Validation can be achieved through extended market research and concept prototype development.

         The "Launch" phase consists of the final development, integration and presentation across Internet, extranet and intranet implementations. We accomplish this through a series of iterative design and development reviews and checkpoints with the client. The service deliverables we offer within each of our IVL Methodology phases are explained below.

Methodology      e-Roadmap
Phase            Service Deliverables               Service Description
-----------      --------------------               --------------------
Innovation       Business Case                       Strategy development, cost-benefit analysis, return on investment evaluations and agreement on engagement objectives

                 Knowledge Audit                     Documenting the forms and methods of access and storage of knowledge capital

                 Customer Care Audit                 Providing a framework for customer service
                                                     offerings, detailed analysis of current consumer attitudes

                 Enterprise Architecture Audit       Aligning current technology infrastructures to the Internet

                 Channel Audit                       Identifying new and existing Internet distribution channels

                 Competitive Analysis                Rating existing web presence against competitors' ease of
                                                     navigation, design, technology and presentation




Validation       Digital Prototyping                 Visual demonstration of the proposed solution

                 Digital Brand Positioning           Generating guidelines for brand development through
                 Strategy                            competitive product, service and/or consumer research
                                                     analysis

                 Digital Channel Strategy            Strategic analysis of client's value chain

                 Software Evaluation Workshop        Bypasses the Request for Proposal (RFP) process to identify the most effective software application

                 Creative Concepts                   Creating brand logos, banner advertisements and layout and design of websites

                 Systems Architecture                Establishing dynamic guidelines for technology architecture

                 Usability Testing                   Testing a preliminary solution through a target market
                                                     sampling

                 Development Implementation          Using client's priorities to create project phases for "Launch"
                 Plan

Launch           Enterprise Design and               Iterative construction and definition of requirements,
                 Development                         determining project scope

                 Custom Software Development         Creating reusable code and software applications

                 Custom Commerce Solutions           Integration and development of Internet business solutions

                 Enterprise Software                 Partnering with Internet software application providers
                 Implementation                      to integrate e-commerce, digital marketing, enterprise
                                                     relationship management and knowledge management
                                                     solutions

                 Systems Integration                 Integration of a client's existing technologies to
                                                     new Internet enterprise systems

                 Media Plan                          Analysis and recommendation of Internet media, placement,
                                                     distribution and tracking

                 Media Placement and Tracking        Placing and measuring the effectiveness of print and Internet promotional campaigns


CAPTURE

         As part of many of our client engagements, we create client-specific extranets, which we call CAPTURE, to facilitate communication throughout the project. Our system allows our clients to continuously monitor the progress of the engagement. Additionally, it provides an important tool for our clients to communicate within their organization about various elements of the engagement. CAPTURE also allows us to gather instant feedback from key decision-makers within a client's organization regarding specific elements of a engagement. This feedback allows us to address client issues during the development phase and deliver more customized and valuable solutions. We intend to continue to expand the features of CAPTURE over time.

Clients

         Set forth below is a selected list of our customers that generated significant revenues for us since December 31, 1997.

        adidas                                    Royal Caribbean International
        Dairy Farm International                  Sprint
        Deloitte Consulting LLP                   Stamford Health Systems
        Disney Online                             Starbright Foundation
        GeoCities                                 TVN Bank
        Granite Financial                         Team One/Lexus
        International Gaming Technology           Thomson Consumer Electronics
        Microtek                                  Toyota
        PECO Energy                               Unum
        Pioneer Electronics




Selected Case Studies

e-commerce

         Challenge: Dairy Farm International, a Hong Kong-based food retailer and Asia's largest supermarket holding company, engaged us to create an e-commerce business for their holdings across Asia, Australia and New Zealand.

         Solution: U.S. Interactive developed a strategy for the creation of a new, separate e-commerce corporation that included a brand identity intended to be recognized and accepted as a trusted vendor in 15 different countries with different languages and cultures. U.S. Interactive's strategy included the development of a comprehensive technical architecture to facilitate secure transactions, supply chain management and fulfillment. This application allowed Dairy Farm International to:

         o integrate product image/information databases
         o track and profile customers
         o monitor warehouse inventory
         o enhance order fulfillment
         o integrate regional data systems

         These services provide management with a unified view of the inventories of 1,350 individual stores. Additionally, these services enable customers to utilize local currencies and multiple payment methods. We also created a new brand identity called "I-Go" to be paired with the existing Dairy Farm International brand. We created an online shopping experience with features to help customize consumer purchase transactions. These features included automatic delivery routing for same day service and direct debit payment.

         e-Roadmap services delivered:

         o business case
         o enterprise architecture audit
         o brand audit
         o digital brand positioning strategy
         o customer care audit
         o creative concepts
         o digital channel strategy

         o systems architecture
         o development implementation plan
         o enterprise design and development
         o enterprise software implementation
         o custom commerce solution
         o custom software development
         o systems integration

Digital Marketing

         Challenge: Royal Caribbean International, the second largest cruise vacation company in the world, decided to build an Internet presence that would permit the company to sell cruise vacations and provide travel information on the Internet, without jeopardizing its relationships with authorized travel agents, its primary distribution channel. Working with U.S. Interactive, Royal Caribbean developed a comprehensive Internet initiative focused on building market share, increasing brand awareness and creating new channels of distribution.

         Solution: U.S. Interactive worked with Royal Caribbean to construct a three year-phased plan that encompassed extensive business case analysis, site analysis, consumer research and overall organizational alignment to the Internet.

         We began the engagement by creating "vacation planner," a web site that allows consumers to shop for and plan vacation packages. Selected vacation packages are routed to authorized travel agents to encourage and secure their participation in the selling process. Upon the successful deployment of vacation planner, Royal Caribbean had us build and launch an Internet-based direct marketing component called "brochure builder." Over the course of the last three years, Royal Caribbean has been able to attract more potential buyers, increase consumer brand awareness and minimize travel agents' resistance to an Internet-based selling process. In addition, the information generated by this site has allowed Royal Caribbean to create over 150,000 customer profiles.

         e-Roadmap services delivered:

         o business case
         o brand audit
         o channel audit
         o competitive analysis
         o digital brand positioning strategy
         o creative concepts
         o digital channel strategy
         o enterprise software implementation
         o systems integration
         o media plan
         o media placement and tracking

Enterprise Relationship Management

         Challenge: Toyota is the fourth largest automaker in the United States. Customer satisfaction surveys showed that Toyota Motor Sales USA was rated highly for vehicle satisfaction, but poorly for dealership sales and service. In response, Toyota developed a program called TQE: Total Quality Experience. Part of the program's mission was to develop a tool to streamline the dealership sales process.

         Solution: U.S. Interactive worked with Toyota to develop and implement TCMS (Toyota Customer Management System). TCMS was built around a large-scale intranet system incorporating product, pricing and manufacturing information. These components can be customized by Toyota to meet its specific needs. This application automates many aspects of the sales process to allow an individual consumer, while visiting a dealership, to identify, view and track their desired automobile online. Additionally, TCMS allows Toyota to enhance its consumer profiles and demographics, linking that data directly to its manufacturing process.

         e-Roadmap services delivered:

         o systems architecture
         o systems integration
         o digital prototyping
         o custom software development
         o usability testing
         o development implementation plan

Knowledge Management

         Challenge: Deloitte Consulting LLP engaged U.S. Interactive to integrate its Internet presence with its overall corporate initiatives to continue to be consistently recognized as one of the three best consulting firms in the world. Recruiting is among the most critical functions to the firm due to the competitive nature of attracting qualified IT and business consultants. As part of this initiative, Deloitte Consulting sought to leverage the Internet to develop an Internet recruiting application to support its on-going global recruiting needs.

         Solution: Working with Deloitte Consulting LLP, U.S. Interactive designed and deployed a worldwide Internet recruiting application supporting global recruiting efforts for 24 countries within 60 days. U.S. Interactive developed an application that scans resumes and translates them into a standardized digital format that is accessible across multiple technology platforms. Resumes are entered into Deloitte Consulting's knowledge management intranet and automatically routed to the appropriate human resource professionals in various business units around the world.

         e-Roadmap services delivered:

         o brand audit
         o business case execution
         o digital creative execution
         o usability testing
         o enterprise design and development
         o enterprise software implementation
         o systems integration

Strategic Alliances

         We seek to enter into relationships with world-class companies that are well positioned to take advantage of current and future electronic enterprise opportunities. We believe that these non-exclusive relationships enable us to deliver more effective solutions to our clients with greater efficiency due to advanced training and earlier product release provided to us by our alliance partners. In order to facilitate this exchange, U.S. Interactive has developed a preferred partner extranet.

         These relationships have also been an important source for new client engagement opportunities. We currently maintain strategic relationships with over 20 companies across the many Internet services disciplines. Some of these strategic alliances include:

         o Microsoft: U.S. Interactive and Microsoft have entered into a joint marketing and technical partner program. U.S. Interactive and Microsoft team to solve e-commerce challenges for organizations of all sizes in many industries.
         o Vignette: Vignette is a leading provider of broadband Internet access solutions and content. U.S. Interactive and Vignette Corporation have a "Solution Provider" agreement whereby both parties team to provide complete Internet Relationship Management (IRM) solutions for companies building businesses on-line.
         o Trilogy Software: Trilogy is a leading architect and provider of enterprise software solutions for sales, marketing and customer relationship management automation. U.S. Interactive and Trilogy Software have an "Authorized Service Provider" agreement whereby both parties team to provide sales, marketing and business-to-business e-commence solutions. These services enable sales representatives, channel partners and the home office to work together to serve customers more efficiently by changing the way their products are bought and sold.
         o Open Market: Open Market is a market-share leader in Internet commerce and information publishing software. U.S. Interactive and Open Market have a "Partner Agreement" in place whereby both parties allow their clients to engage in business-to-consumer and business-to-business Internet commerce, information commerce, and commercial publishing.
         o Digex: Digex is a leading provider of complex Internet hosting services, principally to Fortune 2000 companies with Internet-intensive needs. U.S. Interactive and Digex share an "Authorized Alliance" agreement whereby both parties deliver sophisticated managed services enabling companies to use their Internet presence as integral, strategic business tools, throughout the electronic enterprise.
         o BroadVision: U.S. Interactive and BroadVision have an "Integrator Alliance" by which both organizations provide clients with "one-to-one" Internet business applications for extended relationship management.

Marketing and Sales

         Our marketing efforts are focused on increasing our brand awareness and market share through:

         o defining our services as deliverable products
         o entering into and managing strategic alliances
         o public relations
         o marketing communications
         o seminar and forum development and direct mail

All information pertaining to these activities, including industry research and development trends, is distributed internally through the use of the marketing section of our intranet. As of May 1, 1999, our marketing department consisted of six full-time employees encompassing both field and corporate marketing.

         We primarily market and sell our services through a direct sales force. As of May 1, 1999, our direct sales force consisted of ten full-time sales professionals whose primary responsibilities are to close new business opportunities marketed to senior executives of large, national and international corporations.

Competition

         The market for Internet professional services is intensely competitive and subject to rapid technological change. We compete with:

         o other Internet professional services firms (such as Viant and Scient)
         o information technology consulting and integration firms (such as Cambridge Technology Partners and Sapient)
         o interactive agencies (such as Modem.Poppe Tyson and Razorfish)
         o management consulting firms (such as Diamond Technology Partners, Bain & Co. and Andersen Consulting)
         o computer hardware and software vendors (such as IBM)

         In addition, we face competition with the in-house technology and marketing departments of our clients and potential clients.

         We believe that the principal criteria considered by our prospective clients include:

         o integrated Internet strategy, marketing and technology
         o reliability
         o client service
         o vertical industry knowledge
         o cost certainty
         o referenceable customer base

         There are relatively low barriers to entry into our business. We expect that we will face additional competition from new entrants into the market in the future. Existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by us.

Employees

         We believe our culture offers our employees attractive professional and financial opportunities. Our employees are intellectually challenged by applying leading-edge technology in the rapidly growing and changing Internet arena. Also, employees are rewarded financially through competitive compensation and benefits packages, which includes participation in our stock ownership.

         As of May 1, 1999, we employed 232 people in five offices, consisting of 164 project personnel, 19 marketing and sales personnel and 49 administrative personnel. Project personnel includes client service personnel, project managers, designers, programmers and other personnel designated to complete client projects. Administrative personnel includes finance and accounting, human resources and general administration personnel. We have not experienced any work stoppages and believe our relationships with our employees are good.

Facilities

         U.S. Interactive's principal administrative, finance, marketing and sales offices are located in approximately 28,000 square feet of leased office space in King of Prussia, Pennsylvania. The lease for this office space is for a term of seven years and expires on May 14, 2005. U.S. Interactive also leases office space in:

         o Los Angeles, California
         o New York, New York
         o Murray Hill, New Jersey
         o Washington D.C.

We lease all of our facilities and believe our current facilities are adequate to meet our needs for the foreseeable future.

Legal Proceedings

         U.S. Interactive is not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

         The following table presents information about each of U.S. Interactive's executive officers and directors. U.S. Interactive's board of directors is divided into three classes serving staggered three-year terms.


                                                                                            Year of Annual Meeting that
Name                                           Age     Position(s) with Company               Term as Director Expires
----                                           ---     ------------------------               ------------------------
Eric Pulier...............................      32     Chairman of the Board,
                                                       Chief Technology Officer                         1999
                                                       and Director

Stephen T. Zarrilli.......................      38     Director, President and Chief                    2000
                                                       Executive Officer

Philip L. Calamia.........................      36     Vice President and Chief
                                                       Financial Officer

Michael M. Carter.........................      26     Vice President of Marketing

Robert E. Keith, Jr.......................      57     Director                                         2001

John D. Shulman...........................      36     Director                                         1999

E. Michael Forgash........................      41     Director                                         1999

------------------

         Eric Pulier is one of our co-founders and has been the Chairman of the Board and Chief Technology Officer since July 1998. Mr. Pulier was the founder of Digital Evolution and served as the President and a director of Digital Evolution from May 1994 to July 1998, which performed consulting services for MCI Telecommunications, Microsoft and Rand Corporation. Mr. Pulier is currently a technology advisor to the Vice President of the United States.

         Stephen T. Zarrilli served as our director from August 1995 until July 1998, and began his current term as a director in April 1999. He has served as President since May 1999 and as Chief Executive Officer since March 1999, and prior thereto as acting Chief Operating Officer from December 1998 until March 1999. Mr. Zarrilli served as our Senior Executive Vice President and Chief Financial Officer from August 1998 through December 1998, as our Executive Vice President of Finance and Administration from September 1996 until July 1998, and as Secretary, Treasurer and Chief Financial Officer from January 1995 until September 1996. From May 1994 to December 1994, Mr. Zarrilli served as Director of Finance for American Gaming Corporation, a publicly held development stage gaming company. From July 1983 to April 1994, Mr. Zarrilli was employed by Deloitte & Touche LLC, an international accounting and consulting firm, where he attained the position of Senior Manager in 1990.

         Philip L. Calamia has served as Vice President, Chief Financial Officer and Secretary since April 1999, as Vice President, Finance and Accounting from July 1998, until March 1999, and as Corporate Controller from December 1996 until July 1998. Prior to joining U.S. Interactive, from March 1995 until December 1996, Mr. Calamia was Manager of Financial Reporting at Mediq/PRN a national medical services company. Prior to Mediq/PRN, from January 1993 until March 1995, Mr. Calamia was with the accounting firm Deloitte & Touche. Mr. Calamia is a Certified Public Accountant.

         Michael M. Carter has served as our Vice President of Marketing since December 1998, and as Director, Corporate Marketing from April 1998, to December 1998. Prior to joining U.S. Interactive, Mr. Carter served as Worldwide Marketing Manager, Network Services Group for Cambridge Technology Partners from December 1997, to April 1998, as Marketing/Business Development Manager, Mid-Atlantic Region from January 1997 to December 1997, and consultant from July 1996, to December 1996, for Cambridge Technology Partners, Inc., a publicly-held information technology services company. Mr. Carter graduated from St. Joseph's University in May 1995, with a B.S. in Marketing and in May 1996, with a Masters in International Marketing. While at St. Joseph's, Mr. Carter served as Market Representative/Retail Specialist from May 1995 to May 1996, for Nabisco Foods Group, and as Market Development Associate from May 1993 to April 1995, for Amerisource Corporation.

         Robert E. Keith, Jr. has been our director since June 1996. Since July 1989, Mr. Keith has held a number of positions with several privately-held venture capital funds, including as a member of the executive committee of Radnor Venture Management Company (the general partner of Radnor Venture Partners, L.P.) since July 1989, as a Managing Director since December 1991, and a general partner since 1995, of Technology Leaders Management L.P., as a Managing Director and general partner of Technology Leaders Management II L.P. since December 1994, as President and Chief Operating Officer from July 1991, until February 1996, and as President and Chief Executive Officer since February 1996, of Technology Leaders Management, Inc. and as a member of the executive committee of Technology Leaders Management L.P. since December 1991. Mr. Keith served as Vice Chairman of Fidelity Bank, N.A., a subsidiary of First Fidelity Bancorp (now part of First Union, N.A.) from February 1987 to July 1989. Mr. Keith is the Vice Chairman of Safeguard Scientifics and a director of Cambridge Technology Partners, Inc. and SunSource Inc.

         John D. Shulman has been our director since July 1998. Mr. Shulman has served as President & Chief Executive Officer of ONYX International, LLC, a merchant banking and venture capital firm, since 1995. Prior to this, Mr. Shulman was Director of Development for the Tower Companies, a diversified real estate and investment firm from 1988 to 1994. Mr. Shulman also serves as a director of Juggernaut Partners, LLC, Interactive Video Technologies, Inc., Phar-Mor, Inc., ChemLink Laboratories, LLC, Taiwan Mezzanine Fund I, and Performance Distribution, Inc.

         E. Michael Forgash has been our director since October 1998. Mr. Forgash has been Vice President, Operations of Safeguard Scientifics, since January 1998. Prior to joining Safeguard Scientifics, Mr. Forgash was President and Chief Executive Officer of Creative Multimedia from August 1996, to October, 1997. Prior to that, Mr. Forgash was President at Continental HealthCare Systems from November 1994 to July 1996. Mr. Forgash also serves as a director of Internet Capital Group, 4anything.com, Inc., Who? Vision Systems, Inc., XL Vision, Inc. and Integrated Visions, Inc., all of which are privately-held companies.

         The number of directors is presently fixed at nine. Due to the resignations of Messrs. Masterson and Smith as directors in May 1999, there are presently four vacancies on our board of directors. We intend to add four additional directors as promptly as practicable after the completion of the offering. Each of the current directors was elected to the board of directors pursuant to an agreement that terminates upon the consummation of the offering.

Board Committees

         Our board of directors has a compensation committee and an audit committee. The compensation committee is comprised of Robert E. Keith and Michael Forgash. The audit committee is comprised of Robert E. Keith and Michael Forgash. The compensation committee is responsible for the administration of all salary and incentive compensation plans for our officers, including bonuses and options granted under our option plans. The audit committee is responsible for reviewing with management our financial controls and accounting and reporting activities. In addition, the audit committee will review the qualifications of our independent auditors, make recommendations to the board of directors regarding the selection of independent auditors, review the scope, fees and results of any audit and review any non-audit services and related fees.

Compensation Committee Interlocks and Insider Participation

         Our board of directors did not have a compensation committee until October 1998. Prior to this time determinations regarding the compensation of our officers were made by the board of directors.

Election of Directors - Stockholders' Agreement

         Most of the holders of our common stock and preferred stock are parties to a stockholders' agreement which fixes the number of directors of U.S. Interactive at nine and which divides the holders into four groups, each of which is entitled to elect a specified number of directors. The stockholders' agreement terminates upon consummation of this offering. The termination of the stockholders' agreement will not affect either the current term of such directors or their ability to be re-elected as directors.

Compensation of Directors

         U.S. Interactive does not pay fees to directors for serving on our board of directors. Outside directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending the meetings of the board of directors and committees thereof.

Executive Compensation

         The following table sets forth certain information concerning compensation paid or accrued during the fiscal year ended December 31, 1998 with respect to our Chief Executive Officer and our other executive officers. Larry
W. Smith resigned as the Chief Executive Officer on February 26, 1999 and as a director on May 18, 1999. Richard J. Masterson resigned as President and as a director on May 18, 1999. Mr. Zarrilli was named Chief Executive Officer on March 1, 1999 and President on May 18, 1999.


                           Summary Compensation Table

                                                                                     Long Term
                                                                                   Compensation
                                                                                       Awards
                                                                               ---------------------
                                                    Annual Compensation             Securities
Name and                                           ---------------------            Underlying                  All Other
Principal Position(s)                               Salary        Bonus              Options                Compensation(1)
---------------------                              --------      -------            ----------              ---------------
Eric Pulier,
  Chairman of the Board and
  Chief Technology Officer................         $223,000      $50,000             190,961                    $  530

Larry W. Smith,
  Former director and former Chief
  Executive Officer.......................          175,000           --                  --                     1,030

Richard J. Masterson,
  Former President and former Chief
  Operating Officer.......................          175,000           --                  --                     1,250

Stephen T. Zarrilli,
  Chief Executive Officer and President...          175,000     $100,000                  --                     2,197

-------------------------
(1) Represents premiums paid for life insurance.

         The following table provides information on stock options granted by us in 1998 to Messrs. Smith, Masterson and Zarrilli, our executive officers during 1998 who received grants in 1998.

                        Option Grants in Last Fiscal Year


                                                      Individual Grants
                                  ----------------------------------------------------------       Potential Realizable
                                                     Percent of                                      Value at Assumed
                                   Number of           Total                                           Annual Rate of
                                     Shares           Options                                     Stock Price Appreciation
                                   Underlying        Granted to                                        for Option Term
                                    Options         Employees in    Exercise      Expiration      ------------------------
Name                               Granted (#)      Fiscal Year       Price          Date           10%               5%
----                              ------------     -------------    --------      ----------      -------          -------
Larry W. Smith                      63,051             7.8%           $3.85         6/15/08      $386,875         $152,662
Richard J. Masterson                63,051             7.8             3.85         6/15/08       386,875          152,662
Stephen T. Zarrilli                 31,525             3.9             3.85         6/15/08       193,435           76,330
-------------------

                                       47

Employment Agreements

         When we merged with Digital Evolution, Inc. in July 1998, we entered into an employment agreement with Eric Pulier whereby he became our Chairman and Chief Technology Officer. Mr. Pulier was the President and a member of the board of directors of Digital Evolution. The agreement is for a term of one year, and automatically renews for additional one-year periods, unless one party gives the other at least 30 days notice of non-renewal. Under the agreement, Mr. Pulier receives a base salary of $235,000, and he may receive a bonus at the discretion of the board of directors. We are also obligated to provide Mr. Pulier the benefits which we offer our other senior executives generally, including medical, life and disability insurance, use of an automobile, vacation and fringe benefits. We can terminate the agreement before the end of its term for "cause" and under certain other circumstances, including the death or disability of Mr. Pulier. In addition, Mr. Pulier may resign by giving us notice. If the agreement is terminated other than for "cause" or Mr. Pulier's voluntary resignation, we will make severance payments to Mr. Pulier in the amount of his base salary and bonus, if any, through the balance of the term of the agreement. In addition, any unvested options which he held at the time of such early termination would become vested. The employment agreement contains restrictions on Mr. Pulier's ability to compete with us during the term of the agreement. We may extend these non-competition provisions for a period of up to an additional 12 months if we have not terminated the agreement for "cause" and we pay him his base salary and provide him benefits he had prior to the termination.

         U.S. Interactive and Mr. Zarrilli intend to execute an employment agreement with Mr. Zarrilli providing for his employment as Chief Executive Officer and President. We expect his agreement to be similar to the agreement for Mr. Pulier. We expect Mr. Zarrilli's agreement to have a one-year term that automatically renews for additional one-year terms unless U.S. Interactive or Mr. Zarrilli gives the other party at least 30 days notice of non-renewal.

Severance Agreements

         Larry W. Smith resigned as our Chief Executive Officer effective as of February 26, 1999 and as a director in May 1999. We entered into a severance agreement, effective as of February 26, 1999, in connection with his resignation. Under the severance agreement Mr. Smith is entitled to receive from us:

         o a severance payment of $131,250 payable in nine equal monthly installments
         o accrued but unused vacation time of $12,115, which we paid to him in March 1999
         o health, life and disability insurance and other benefits for the nine-month period commencing February 26, 1999, including auto reimbursement expenses up to a maximum of $700 per month until the severance payment is paid in full

In addition, all of Mr. Smith's unvested stock options to purchase a total of 11,103 shares of our common stock were fully vested. Mr. Smith also reaffirmed his non-disclosure and non-competition agreements which expire in February 2000.

         Richard Masterson resigned as our President and as a director on May 18, 1999. We entered into a severance agreement, effective as of May 18, 1999, in connection with his resignation. Under the severance agreement Mr. Masterson is entitled to receive from us:

         o a severance payment of $131,250 payable in nine equal monthly installments
         o health, life and disability insurance and other benefits for the nine month period commencing May 18, 1999, including auto reimbursement expenses up to a maximum of $500 per month until the severance payment is paid in full

         In addition, all of Mr. Masterson's unvested stock options to purchase a total of 11,103 shares of our common stock were fully vested. Mr. Masterson also reaffirmed his non-disclosure and non-competition agreements which expire in February 2000. Mr. Masterson has the right to require us to register not less than 100,000 shares but no more than 500,000 shares of his common stock in this offering or, if this offering is not effected, in any subsequent offering of our common stock. Mr. Masterson must notify us of the number of his shares to be registered before June 3, 1999.

Stock Option Plans

         We have adopted:

         o   a 1998 Performance Incentive Plan
         o   an amended and restated 1998 Stock Option Plan
         o   an amended and restated 1997 Stock Option Plan
         o   an amended and restated 1996 Stock Option Plan

         1998 Performance Incentive Plan. Under the 1998 Performance Incentive Plan, officers, employees and non-employee directors may receive up to 3,000,000 shares of common stock pursuant to the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance units. The 1998 Performance Incentive Plan is administered by the compensation committee of the board of directors consisting of two or more "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, and who are "non-employee directors" as defined under Rule 16b-3 of the Securities Exchange Act of 1934. The compensation committee presently consists of Messrs. Keith and Forgash. No stock options or other benefits have been awarded or granted under the 1998 Performance Incentive Plan.

         The terms of options granted under the 1998 Performance Incentive Plan are as follows:

         o the option price per share for any non-qualified stock option or incentive stock option shall not be less than the fair market value of the common stock at the time of the grant
         o if an incentive stock option is granted to a person who owns more than 10% of the total combined voting power of all our classes of stock, the exercise price shall not be less that 110% of the fair market value on the date of grant
         o the term of each stock option may not exceed ten years, and in the case a person who owns more than 10% of the total combined voting power of all our classes of stock, the term of each stock option may not exceed five years
         o payment for the exercise of an option shall be made in cash, or, as shall be otherwise approved in advance by the option plan committee, in shares of common stock already owned by the option holder, valued at the fair market value of the common stock on the date of exercise
         o the option plan committee may also allow, in its sole discretion, a "cashless exercise" for the exercise of stock options

         Upon the occurrence of events constituting of a change in control within the meaning of the 1998 Performance Incentive Plan, in the sole discretion of the board of directors,

         o all outstanding stock options and stock appreciation rights may become fully exercisable
         o all conditions and restrictions of all restricted stock grants may be deemed satisfied
         o   all performance grants may be deemed fully earned

1998 Stock Option Plan. The 1998 Stock Option Plan provides for the issuance to key executives and other employees of incentive stock options and non-qualified stock options to purchase up to a total of 1,397,236 shares of common stock. The 1998 Stock Option Plan is administered by the compensation committee of the board of directors. As of May 1, 1999, options issued under the 1998 Stock Option Plan to purchase a total of 945,133 shares of common stock at a weighted average exercise price per share of $4.92 were outstanding, of which options to purchase 65,000 shares at a weighted average exercise price of $4.94 were fully vested. Options vested under the 1998 Stock Option Plan will first become exercisable upon completion of this offering. As of this date, we had 452,103 shares of common stock available for future grant under this plan. No options are issuable under the 1998 Stock Option Plan after September 2008.

         The terms of options granted under the 1998 Stock Option Plan are as determined by the option plan committee, subject to the following:

         o the option price per share for any non-qualified stock option or incentive stock option shall not be less than the fair market value of the common stock at the time of the grant
         o if an incentive stock option is granted to a person who owns more than 10% of the total combined voting power of all our classes of stock, the exercise price shall not be less that 110% of the fair market value on the date of grant
         o the term of each stock option may not exceed ten years, and in the case a person who owns more than 10% of the total combined voting power of all our classes of stock, the term of each stock option may not exceed five years
         o payment for the exercise of an option shall be made in cash, or, as shall be otherwise approved in advance by the option plan committee, in shares of common stock already owned by the option holder, valued at the fair market value of the common stock on the date of exercise
         o the option plan committee may also allow, in its sole discretion, a "cashless exercise" for the exercise of stock options

1997 Stock Option Plan. The 1997 Stock Option Plan provides for the issuance to key executives and other employees of incentive stock options and non-qualified stock options to purchase up to a total of 600,000 shares of common stock. The terms of the 1997 Stock Option Plan are substantially similar to the terms of the 1998 Stock Option Plan except that exercisability is not subject to completion of this offering. This plan is presently administered by the compensation committee of the board of directors. As of May 1, 1999, options issued under the 1997 Stock Option Plan to purchase a total of 418,662 shares of common stock at a weighted average exercise price per share of $3.05 were outstanding, of which options to purchase 203,046 shares were fully vested and exercisable. As of that date, we had 181,338 shares at a weighted average exercise price of $2.47 of common stock available for future grant under this plan. No options are issuable under the 1997 Stock Option Plan after September 2008.

1996 Stock Option Plan. Digital Evolution had historically granted stock options to its officers and key employees under a stock plan. As part of our merger with Digital Evolution, all of these options which were outstanding at the time of the merger were converted into stock options to acquire common stock at the ratio of .99 shares of U.S. Interactive for each Digital Evolution option. No further stock options will be granted under this former Digital Evolution plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In September 1998, we purchased a total of 1,039,311 shares of our common stock from nine of our stockholders and a total of 220,403 shares of our preferred stock from four of our stockholders. The sellers of such shares included:

         o Richard Masterson -- 153,608 shares of common stock
         o Eric Pulier -- 169,916 shares of common stock
         o John Shulman -- 40,600 shares of common stock
         o Larry Smith -- 159,368 shares of common stock
         o Stephen Zarrilli -- 73,646 shares of common stock
         o Churchill MegaSOFT -- 315,558 shares of common stock

All shares were purchased at $4.63 per share.

         In September 1998, we sold 2,339,628 shares of our series D preferred stock to Safeguard 98 Capital, L.P. for $10.8 million, or $4.63 per share.

         In July and October 1997, we sold an aggregate of 595,706 shares of our series C preferred stock to Technology Leaders II L.P., Technology Leaders II Offshore C.V., and Internet Capital Group, L.L.C. at a purchase price of $1.68 per share.

         In July 1998, Richard J. Masterson sold 78,100 shares of our common stock, Larry W. Smith sold 44,327 shares of our common stock, and Stephen T. Zarrilli sold 37,995 shares of our common stock to Technology Leaders II L.P. or Technology Leaders II Offshore C.V. at a price of $3.50 per share.

         Eric Pulier, Chairman of the Board and Chief Technology Officer of U.S. Interactive, and John Shulman, a director of U. S. Interactive, are members of Juggernaut Partners, LLC, and own, in the aggregate, 41.6% of the equity interest in Juggernaut Partners. Mr. Shulman is the Chairman, Chief Executive Officer and a manager of Juggernaut Partners. Pursuant to a professional services and consulting agreement dated January 6, 1999, U. S. Interactive is providing professional services to Juggernaut Partners, including strategic design and development, in connection with Juggernaut Partners' development of an Internet global exchange platform. The agreement provides that Juggernaut Partners will pay a total of approximately $3.6 million for the services provided by U. S. Interactive. The professional services and consulting agreement dated January 6, 1999 replaces a prior agreement pursuant to which Juggernaut Partners paid a total of approximately $900,000 for the similar services provided by U.S. Interactive. Juggernaut represented more than 13% of our revenues for the three months ended March 31, 1999.

         In July 1998, we entered into an employment agreement with Eric Pulier, as described under "Management," pursuant to which Mr. Pulier is our Chairman of the Board and Chief Technology Officer.

         Stephen T. Zarrilli is our Chief Executive Officer and President. The Company and Mr. Zarrilli anticipate that they will enter into an employment agreement in the near future.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of our common stock by:

         o our chief executive officer, our four other most highly compensated executive officers and our directors
         o    all directors and executive officers as a group
         o each person known to us to own beneficially more than 5% of our outstanding shares
         o    each selling stockholder

         A person has beneficial ownership of shares if the individual has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person beneficially owns shares underlying options that are presently exercisable or will become exercisable within 60 days of the date of this prospectus.

         The address for all directors and executives is 2012 Renaissance Boulevard, King of Prussia, Pennsylvania 19406.

         As of May 1, 1999, there were 9,035,388 shares of our common stock, outstanding and 5,341,096 shares of common stock issuable upon conversion of all outstanding preferred stock.

         To calculate a stockholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options beneficially owned by that stockholder. Options held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

         The table below assumes that the underwriters have not exercised their over-allotment option. In addition, the symbol "*" means that the percentage is less than 1.0%.

                                                          Beneficial Ownership              Beneficial Ownership
                                                            Prior to Offering                 After Offering(1)
                                                     --------------------------------    --------------------------
Name                                                    Number             Percentage      Shares       Percentage
----                                                  ----------           ----------    ---------      ----------
Executive Officers and Directors:
  Eric Pulier                                         3,698,171(1)            25.5%      3,698,171
  Stephen T. Zarrilli                                   576,592(2)             4.0         594,592
  John D. Shulman                                       301,337(3)             2.1         301,337
  Philip L. Calamia                                      49,000(4)             *            49,000           *
  E. Michael Forgash
  Robert E. Keith, Jr.                                       --                 --              --           --
All directors and executive
officers as a group (6 persons)                       4,640,975(5)            31.8
Other Five Percent Holders:
  Safeguard Scientifics, Inc.                         2,339,628(6)            16.3
  Technology Leaders II                               1,184,175(7)             8.2
Selling Stockholders:
  Richard J. Masterson                                1,178,408(8)             8.2
  Larry W. Smith                                      1,220,649(9)             8.5



--------
1 Includes 127,308 shares issuable upon exercise of options, 720 shares issuable upon exercise of options held by Heather Pulier, Mr. Pulier's wife, 2,314,094 shares owned by Churchill MegaSoft, a California partnership in dissolution, of which Mr. Pulier is co-general partner and with respect to which Mr. Pulier has sole authority for all investments, voting and disposition decisions. Upon distribution of the partnership's assets, Mr. Pulier will beneficially own 2,016,358 of the shares formerly held by the partnership. The remaining 297,736 shares will be distributed to Mr. Pulier's brother, Greg Pulier.

2 Includes 31,525 shares issuable upon exercise of options, 17,142 shares held as Custodian under the Uniform Transfers to Minors act for the benefit of Mr. Zarrilli's three children, and 5,000 shares held as Voting Trustee for the benefit of Mr. Pulier's minor son under a certain Voting Trust Agreement, which trust shall automatically terminate upon completion of this offering, at which time the 5,000 shares will be distributed to Mr. Zarrilli as Custodian under the California Uniform Transfers to Minors Act. Does not include a total of 18,000 shares which will be distributed to Mr. Zarrilli as Custodian under certain states' Uniform Transfers to Minors Act upon the dissolution of certain Voting Trust Agreements upon completion of the offering, as noted in notes 2 and 3, above.

3   Includes 3,600 shares issuable upon exercise of options.

4 Includes 34,000 shares issuable upon exercise of options, of which 25,000 will become exercisable upon completion of the offering.

5 Includes 313,324 shares issuable upon exercise of options, including 720 shares issuable upon exercise of options held by Mr. Pulier's wife.

6 Includes 2,339,628 shares of series D preferred stock issued to Safeguard 98 Capital L.P. Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientific, Inc., is the sole general partner of Safeguard 98 Capital L.P. and has sole authority and responsibility for all investments, voting and disposition decisions regarding such shares. Safeguard Delaware, Inc. holds approximately a 91.2% general partnership interest in Safeguard 98 Capital L.P. Safeguard Scientific, Inc. disclaims beneficial ownership of shares of U.S. Interactive's common stock and preferred stock held by the various other entities referred to in note 9, below. Robert E. Keith, a director of U.S. Interactive, is a director of Safeguard. The address of Safeguard is Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

7 Includes 93,445 shares of common stock issued to Technology Leaders II Offshore C.V, 117,635 shares of common stock, 293,316 shares of series B convertible preferred stock and 248,990 shares of series C convertible preferred stock issued to Technology Leaders II L.P., and 233,000 shares of series B convertible preferred stock and 197,789 shares of series C convertible preferred stock issued to TL Ventures Third Corp. Technology Leaders II consists of Technology Leaders II L.P. and Technology Leaders II Offshore C.V., TL Ventures Third Corp. is wholly-owned by Technology Leaders II Offshore C.V., Technology Leaders II Management, L.P., is the sole general partner of Technology Leaders II L.P. and co-general partner of Technology Leaders II Offshore C.V., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders II Management L.P. has sole authority and responsibility for all investments, voting and disposition decisions for Technology Leaders II.

    The general partners of Technology Leaders II Management L.P. are: (i) Technology Leaders Management, Inc., a wholly-owned subsidiary of Safeguard,
    (ii) Robert E. Keith, a director of U. S. Interactive, Gary J. Anderson, M.D., Ira M. Lubert and Mark J. DeNino, and (iii) four other corporations (the "TLA Corporations") owned by natural persons, one of whom is a director of Safeguard. Technology Leaders II Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, which consists of ten voting members including: (i) Warren V. Musser, who is a designee of Technology Leaders Management, Inc., (ii) Mr. Keith, Dr. Anderson, Mr. DeNino, and Christopher Moller, Ph.D., individually, and (iii) one designee of each of the TLA Corporations and (as a non-voting member) Clayton S. Rose. There is currently one vacancy on the executive committee. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders II, subject to the control and direction of the executive committee of Technology Leaders II Management L.P. Mr. Keith is a director of Safeguard. Technology Leaders Management, Inc. holds a 34.0% general partnership interest in Technology Leaders II Management L.P. The address of Technology Leaders II is 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

8 Includes 51,948 shares issuable upon exercise of options, 34,000 shares held as voting trustee for the benefit of others under a certain Voting Trust Agreement, which trust shall automatically terminate upon completion of this offering, at which time 34,000 of the shares held by the trust will be distributed to beneficiaries of the trust (3,000 of such shares will be distributed to Stephen Zarrilli as Custodian under the New Jersey Uniform Gifts to Minors Act for the benefit of certain unrelated minor children.)

9 Includes 51,948 shares issuable upon exercise of options, and 45,000 shares held as voting trustee for the benefit of others under a certain Voting Trust Agreement, which trust shall automatically terminate upon completion of this offering, at which time 45,000 of the shares held by the trust will be distributed to beneficiaries of the trust (15,000 of such shares will be distributed to Stephen Zarrilli as Custodian under certain states' Uniform Transfers to Minors Acts for the benefit of certain minor children.)

                          DESCRIPTION OF CAPITAL STOCK

  Our Authorized Capital Stock

        o    90 million shares of common stock, par value $0.001 per share
        o    15 million shares of preferred stock, par value $0.001 per share
        o immediately after the sale of the shares of common stock in this offering, we will have _______ shares of common stock outstanding and no shares of preferred stock outstanding

  Common Stock

  Voting:

        o one vote for each share held of record on all matters submitted to a vote of stockholders
        o    no cumulative voting rights
        o    election of directors by plurality of votes cast
        o    all other matters by majority of the votes cast

  Dividends:

        o subject to preferential dividend rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably declared dividends
        o the board of directors may only declare dividends out of legally available funds

  Additional Rights:

        o subject to the preferential liquidation rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up
        o    no preemptive rights
        o    no subscription rights
        o    no redemption rights
        o    no sinking fund rights
        o    no conversion rights

        The rights and preferences of common stockholders are subject to the rights of any series of preferred stock we may issue in the future.

  Preferred Stock

        We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to certain limitations prescribed by law, up to an aggregate of 15 million shares of preferred stock. The preferred stock may be issued in one or more classes or series of shares of any class or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, conversion rights, voting rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay, defer or prevent a change of control. A total of 5,341,096 shares of preferred stock is outstanding as of the date of this prospectus, consisting of 1,384,709 shares of series A preferred stock; 1,021,053 shares of series B preferred stock; 595,706 shares of series C preferred stock; and 2,339,628 shares of series D preferred stock. All such outstanding shares of preferred stock will be converted automatically into shares of common stock on a one-for-one basis concurrently with the closing of this offering; as a result, there will then be no shares of preferred stock outstanding. We intend to retire the outstanding series A, B, C and D preferred stock and presently have no plans to issue any additional shares of preferred stock. Upon the retirement of the series A, B, C and D preferred stock, we will have an aggregate of 15 million shares of preferred stock available for issuance.

  Limitation on Liability

        Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

        o    for any breach of such person's duty of loyalty
        o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law
        o for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law
        o for any transaction resulting in receipt by such person of an improper personal benefit

        Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

        We intend to apply for directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts to be effective contemporaneously with the closing of this offering.

  Certain Anti-Takeover Provisions

        Our certificate of incorporation provides for the division of our board of directors into three classes. Each class must be as nearly equal in number as possible. Additionally, each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year over a three-year period. Any director not elected by holders of preferred stock may be removed only for cause and only by the vote of more than 50% of the shares entitled to vote for the election of directors.

        Our certificate of incorporation also provides that our board of directors may establish the rights of, and cause us to issue, substantial amounts of preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights, privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third-parties to acquire U.S. Interactive. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of U.S. Interactive. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. Our preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, it may have the effect of discouraging, delaying or preventing a change in control of U.S. Interactive. We have no present plans to issue any shares of preferred stock.

        The existence of the foregoing provisions in our certificate of incorporation could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.

        After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to U.S. Interactive. Section 203 of the Delaware General Corporation Law generally prohibits certain "business combinations" between a Delaware corporation and an "interested stockholder." An "interested stockholder" is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years did own, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The statute broadly defines business combinations to include:

        o    mergers
        o    consolidations
        o sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or aggregate market value of all outstanding stock of the corporation
        o certain transactions that would increase the "interested stockholder's" proportionate share ownership in the corporation

        The statute prohibits any such business combination for a period of three years commencing on the date the "interested stockholder" becomes an "interested stockholder," unless:

        o the business combination is approved by the corporation's board of directors prior to the date the "interested stockholder" becomes an "interested stockholder"
        o the "interested stockholder" acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an "interested stockholder"
        o the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder"

        The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. We have not and do not currently intend to "elect out" of the application of Section 203 of the Delaware General Corporation Law.

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

                         SHARES ELIGIBLE FOR FUTURE SALE

        Prior to the offering, there has been no public market for our common stock. Upon completion of the offering, we will have outstanding an aggregate of _______ shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining _______ shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below.

        As of May 1, 1999, subject to the contractual restrictions described below, additional shares may be sold without registration under to the Securities Act as follows:

        o 1,583,114 shares of our common stock currently outstanding will be available for sale into the public market following the effectiveness of the registration statement
        o 2,275,254 shares of our common stock issuable upon exercise of outstanding options will be eligible for sale following the effectiveness of a registration statement on Form S-8 relating to such shares (which we expect to file shortly after the completion of this offering); 938,047 of such options were exercisable at May 1, 1999. At that date, there were a total of approximately 3,636,440 shares of our common stock reserved for issuance upon exercise of options which may be granted in the future under our employee benefit plans
        o 70,000 shares of our common stock issuable upon exercise of a warrant
        o 3,962,250 shares of our common stock currently outstanding will be eligible for sale under Rule 144 beginning 90 days after the date of this prospectus
        o the remainder of the restricted securities will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods

  Lock-Up Agreements

        All of our officers and directors and certain of our stockholders have entered into lock-up agreements under which they agreed not to transfer or otherwise dispose of, directly or indirectly, without the consent of BT Alex. Brown Incorporated, any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 180 days following the date of this prospectus.

        Transfers or dispositions can be made during the lock-up periods in the case of gifts for estate planning purposes where the donee signs a lock-up agreement.

  Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

        o 1% of the number of shares of our common stock then outstanding, which will equal approximately _____ shares immediately after this offering
        o the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

  Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

  Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement are eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some restrictions, including the holding period, contained in Rule 144.

  Registration Rights

        Some holders of our common stock, and all holders of shares of our common stock issuable upon exercise of warrants and preferred stock, have been granted registration rights under an investors' rights agreement with U.S. Interactive. The shares of our common stock owned or that can be acquired upon conversion are divided into two categories under the investors' rights agreement - registrable investors' securities and registrable individuals' securities. In particular, the holders of 40% of the registrable investors' securities can demand on two occasions that we register their shares provided that the shares to be covered by each such demand have an aggregate price to the public of not less than $5.0 million. The holders of 20% of the registrable individuals' securities can demand on two occasions that we register 20% of their shares provided that the shares to be covered by each such demand have an aggregate price to the public of not less than $5.0 million. In addition, all the holders are entitled under the investors' rights agreement to piggyback registration rights, subject to reduction at the discretion of an underwriter. All holders are also entitled under the investors' rights agreement to an aggregate of four shelf registrations on a registration statement on Form S-3 provided that the number of shares to be covered by each shelf registration has an aggregate price to the public of not less than $2.0 million. Registration of shares of our common stock pursuant to an exercise of demand registration rights, piggyback registration rights or shelf registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 upon the effectiveness of such registration and may adversely affect our stock price.

        We intend to seek a waiver of the piggyback registration rights of the holders described above in connection with this offering.

  Stock Options

        Shortly after completion of this offering, we plan to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under the four stock option plans and our incentive plan. May 1, 1999, options to purchase 2,275,254 shares of our common stock were issued and outstanding, 938,047 of which are vested. This registration statement is expected to be filed and become effective as soon as practicable after the date of this prospectus. Accordingly, shares registered under such registration statement will, subject to lock-up agreements, vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the registration statement becomes effective.

                              PLAN OF DISTRIBUTION

        Subject to the terms and conditions of the underwriting agreement, the underwriters, named below through their representatives BT Alex. Brown Incorporated, Lehman Brothers Inc. and Adams, Harkness & Hill, Inc. have severally agreed to purchase from us the following respective numbers of shares of our common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.
                                                         Number of
         Underwriter                                       Shares
         -----------                                     ---------
        BT Alex. Brown Incorporated
        Lehman Brothers Inc.
        Adams, Harkness & Hill, Inc.

           Total                                         =========

        The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent and that the underwriters will purchase all of the shares of our common stock offered hereby if any of such shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $___ per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $___ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the representatives of the underwriters.

        We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to __________ additional shares of our common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of our common stock to be purchased by it in the above table bears to _____________, and we will be obligated, pursuant to the option to sell such shares to the underwriters. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of our common stock offered hereby. If purchased, the underwriters will offer such additional shares on the same terms as those on which the _____________ shares are being offered.

        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

        We have agreed not to offer, sell, sell short, transfer, hypothecate, pledge or otherwise dispose of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock (or agreement for such) for a period of 180 days after the date of this prospectus, directly or indirectly, by us or otherwise, except as consideration for business acquisitions, on exercise of currently outstanding stock options or on the issuance of options to key employees and directors under our stock option plans and the exercise of such options, without the prior written consent of BT Alex. Brown Incorporated.

        All of our officers and directors and certain of our stockholders have entered into lock-up agreements under which they agreed not to offer, sell, sell short, transfer, hypothecate, pledge or otherwise dispose of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock (or agreement for such) for a period of 180 days after the date of this prospectus, directly or indirectly, without the consent of BT Alex. Brown Incorporated. Transfers or dispositions can be made during the lock-up period in the case of gifts for estate planning purposes where the donee signs a lock-up agreement.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority. To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thereby creating a short position in the underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The representatives of the underwriters, on behalf of the syndicate of underwriters, also may reclaim selling concessions allowed to an underwriter or dealer, if the syndicate repurchases shares distributed by that underwriter or dealer.

           Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of our operations in recent periods, the market capitalizations and stages of development of other companies which we and the representatives of the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

        At our request, the underwriters have reserved approximately ____ shares of our common stock for sale at the initial public offering price to our employees, directors and certain other persons with relationships to U.S. Interactive. The number of shares of our common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

                                  LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by Dilworth Paxson LLP, Philadelphia, Pennsylvania. Stephen Harmelin, a member of Dilworth Paxson LLP, is the owner of 112,500 shares of our common stock. Certain other members of Dilworth Paxson LLP have an interest in these shares. Certain legal matters in connection with this offering are being passed upon for Safeguard Scientifics, Inc. by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering are being passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Washington, D.C.

                                     EXPERTS

         Our consolidated financial statements and schedule as of December 31, 1997, and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing herein and elsewhere in the registration statement upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Digital Evolution as of December 31, 1996, and 1997, and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the reports of BDO Seidman, LLP, independent certified public accountants, appearing herein and elsewhere in the registration statement upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and our exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room in Washington, D.C., and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                     U.S. Interactive, Inc. and Subsidiaries

                          Index to Financial Statements

Financial Statements                                                                              Page

     U.S. Interactive, Inc. and Subsidiaries


        Independent Auditors' Report...............................................................F-2
        Consolidated Balance Sheets, December 31, 1997 and 1998, and March 31, 1999
          (unaudited)..............................................................................F-3
        Consolidated Statements of Operations, Years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited)...............................F-4
        Consolidated Statements of Stockholders' Equity (Deficit), Years ended December 31,
          1996, 1997 and 1998, and the three months ended March 31, 1999 (unaudited)...............F-5
        Consolidated Statements of Cash Flows, Years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited)...............................F-6
        Notes to Consolidated Financial Statements.................................................F-7

     Digital Evolution, Inc.

        Independent Auditors' Report..............................................................F-20
        Balance Sheets, December 31, 1996 and 1997................................................F-21
        Statements of Operations, Years ended December 31, 1996 and 1997..........................F-22
        Statements of Stockholders' Equity, Years ended December 31, 1996 and 1997................F-23
        Statements of Cash Flows, Years ended December 31, 1996 and 1997..........................F-24
        Notes to Financial Statements.............................................................F-26

Unaudited Pro Forma Financial Statements

        Unaudited Pro Forma Financial Information.................................................F-36
        Unaudited Pro Forma Combined Statement of Operations, Year ended December 31, 1998........F-37
        Unaudited Pro Forma Combined Statement of Operations, Three Months ended March 31, 1998 ..F-38
        Notes to Unaudited Pro Forma Combined Financial Statements................................F-39

                                       F-1

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
U.S. Interactive, Inc.

         We have audited the accompanying consolidated balance sheets of U.S. Interactive, Inc. and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Interactive, Inc. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                     KPMG LLP

Philadelphia, Pennsylvania
May 7, 1999

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                                                            December 31
                                                                      -------------------------          March 31,
Assets                                                                  1997             1998              1999
------                                                                                                  (unaudited)
                                                                      -------           -------         -----------
Current assets:
     Cash and cash equivalents                                        $   786           $ 3,698            $2,327
     Accounts receivable (net of allowance of $152 in 1997;
     $526 in 1998 and $448 in 1999, unaudited)                          2,009             3,388             6,991
     Fees and expenditures in excess of billings                          101               731               698
     Prepaid expenses and other current assets                             53               305               292
                                                                      -------           -------          --------
          Total current assets                                          2,949             8,122            10,308

Furniture and equipment, net                                              560             1,375             1,814
Goodwill and other intangibles, net                                       566            12,542            13,150
Other assets                                                               47               223               192
                                                                      -------           -------          --------
Total Assets                                                           $4,122           $22,262          $ 25,464
                                                                      =======           =======          ========

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
     Accounts payable                                                  $  951           $ 1,334            $1,018
     Accrued expenses                                                     461             2,354             3,721
     Notes payable - bank                                                  38             1,706             1,075
     Current portion of long-term debt                                    167               162               462
     Billings in excess of fees and expenditures                          631               650             2,436
                                                                      -------           -------          --------
          Total current liabilities                                     2,248             6,206             8,712

Long-term debt, net of current portion                                     79               583             1,113
                                                                      -------           -------          --------

Total Liabilities                                                       2,327             6,789             9,825

Commitments (Notes 9, 16 and 17)

Mandatorily redeemable convertible preferred stock, $.001 par value,
15,000,000 shares authorized, 5,341,096 issued and
outstanding in 1998 including accreted dividends of $477 at
December 31, 1998 and $851 at March 31, 1999 (unaudited)                    -            17,293            17,667
                                                                      -------           -------          --------

Stockholders' Equity (Deficit):
     Series A convertible preferred stock $1.00 par value 1,000,000 shares authorized issued and outstanding ($1,053,000 liquidation
preference)                                                               966                 -                 -

     Series B convertible preferred stock $1.68 par value 595,706 shares authorized issued and outstanding ($1,000,000 liquidation
preference)                                                               974                 -                 -

Common stock - no par value, 9,000,000 shares authorized in 1997
4,736,842 shares issued and outstanding 1997; 90,000,000 shares authorized in 1998, $.001 par value 9,124,999 shares issued
in 1998 and 10,074,699 shares issued in 1999 (unaudited)                  243                 9                10
     Additional paid-in capital                                             -            12,439            16,892
     Deferred stock compensation                                            -                 -            (1,346)
     Treasury stock, 1,039,311 shares, at cost                              -            (4,812)           (4,812)
     Accumulated deficit                                                 (388)           (9,456)          (12,772)
                                                                      -------           -------          --------
     Total Stockholders' Equity (Deficit)                               1,795            (1,820)           (2,028)
                                                                      -------           -------          --------
     Total Liabilities and Stockholders' Equity (Deficit)              $4,122           $22,262          $ 25,464
                                                                       ======           =======          ========

                                       F-3

           See accompanying notes to consolidated financial statements

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                            Years Ended December 31,                  Three Months Ended March 31,
                                                   ------------------------------------------         ----------------------------
                                                    1996             1997              1998               1998             1999
                                                   ------           ------            -------            ------           -------
                                                                                                      (unaudited)       (unaudited)
Revenue                                            $1,950           $6,061            $13,636            $2,378           $6,123

Operating costs and expenses:
     Project personnel and related expenses           945            2,841              7,405             1,249            3,071
     Management and administrative                  1,012            2,196              7,876               690            2,683
     Marketing and sales                              277            1,013              2,054               351              723
     Depreciation and amortization                     61              269              4,592                91            2,496
                                                   ------           ------            -------            ------          -------

        Total operating expenses                    2,295            6,319             21,927             2,381            8,973
                                                   ------           ------            -------            ------          -------

Operating loss                                       (345)            (258)            (8,291)               (3)          (2,850)

Other income (expense):
     Interest expense                                 (11)             (51)              (223)              (18)            (118)
     Interest income                                   21               19                 71                 1               26
     Gain on sale of investment (note 11)             225                -                  -                 -                -
                                                   ------           ------            -------            ------          -------

Loss before income tax expense                       (110)            (290)            (8,443)              (20)          (2,942)

Income tax expense                                     19                -                  -                 -                -
                                                   ------           ------            -------            ------          -------

Net loss                                             (129)            (290)            (8,443)              (20)          (2,942)

Accretion of mandatorily redeemable preferred
  stock to redemption value                             -                -               (625)                -             (374)
                                                   ------           ------            -------            ------          -------

Net loss attributable to common stockholders       $ (129)          $ (290)           $(9,068)           $  (20)         $(3,316)
                                                   ======           ======            =======            ======          =======

Basic and diluted loss per common share            $ (.03)          $ (.06)            $(1.36)           $    -            $(.40)
                                                   ======           ======            =======            ======          =======

     Weighted average shares outstanding
     used in the loss per common share
     calculation:
     Basic and diluted                              4,486            4,737              6,670             4,737            8,249
                                                   ======           ======            =======            ======          =======

           See accompanying notes to consolidated financial statements

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                               (In thousands, except per share data)

                                  Mandatorily     |
                                  Redeemable      |
                                  Convertible     |
                                Preferred Stock   |     Preferred Stock          Common Stock        Deferred    Additional
                              --------------------|----------------------------------------------      Stock      Paid-in
                                Shares    Amount  |   Shares      Amount      Shares     Amount    Compensation   Capital
                                                  |   ------      ------      ------     ------    ------------   -------
                                                  |
                                                  |
Balances at December 31, 1995        -      $-    |                    $-        3,403       $35             $-         $-
                                                  |
Issuance of common stock in                       |         -           -        1,096        73              -          -
  exchange for services              -       -    |
                                                  |
Issuance of Series A  preferred                   |
  stock, net of $34 in costs         -       -    |     1,000         966            -         -              -          -
                                                  |
Issuance of common stock in                       |
  connection with acquisition        -       -    |         -           -          237       135              -          -
                                                  |
Distributions to stockholders        -       -    |         -           -            -         -              -          -
                                                  |
Net loss                             -       -    |         -           -            -         -              -          -
                               -------------------|-------------------------------------------------------------------------
                                                  |
Balances at December 31, 1996        -       -    |     1,000         966        4,736       243              -          -
                                                  |
Issuance of Series B preferred                    |
  stock, net of $26 in costs         -       -    |       595         974            -         -              -          -
                                                  |
Net loss                             -       -    |         -           -            -         -              -          -
                               -------------------|-------------------------------------------------------------------------
                                                  |
Balances at December 31, 1997        -       -    |     1,595       1,940        4,736       243              -          -
                                                  |
Merger with Digital Evolution    1,573   4,490    |         -           -        4,385         4              -     12,506
                                                  |
Conversion of no par common                       |
  stock to $0.001 par value          -       -    |         -           -            -     (238)              -        238
                                                  |
Issuance of Series D                              |
  preferred stock, net of $25                     |
  in costs                       2,339  10,807    |         -           -            -         -              -          -
                                                  |
Repurchase of common stock           -       -    |         -           -            -         -              -          -
                                                  |
Repurchase of preferred                           |
  stock                           (220)   (569)   |         -           -            -         -              -      (451)
                                                  |
Issuance of warrants in              -       -    |          -           -            -         -              -        140
connection with debt financing                    |
                                                  |
Exercise of stock options            -       -    |          -           -            4         -              -          6
                                                  |
Accretion of mandatorily                          |
  redeemable preferred                            |
  stock to redemption value          -     477    |          -           -            -         -              -          -

                           [RESTUBED TABLE FOR ABOVE]

                                                                Total
                                  Treasury  Accumulated      Stockholders'
                                    Stock      Deficit     Equity (Deficit)
                                    -----      -------     ---------------
Balances at December 31, 1995            $-       $38             $73

Issuance of common stock to               -         -              73
  principal stockholders

Issuance of Series A preferred
  stock, net of $34 in costs              -         -             966


Issuance of common stock in
  connection with acquisition             -         -             135


Distributions to stockholders             -        (7)             (7)


Net loss                                  -      (129)           (129)
                                -------------------------------------

Balances at December 31, 1996             -       (98)          1,111


Issuance of Series B preferred
  stock, net of $26 in  costs             -         -             974

Net loss                                  -      (290)           (290)
                                -------------------------------------

Balances at December 31, 1997             -      (388)           1,795

Merger with Digital Evolution             -         -          12,510

Conversion of no par common
  stock to $0.001 par value               -         -               -

Issuance of Series D
  preferred stock, net of $25
  in costs                                -         -               -

Repurchase of common stock           (4,812)        -          (4,812)

Repurchase of preferred stock             -         -            (451)

Issuance of warrants in                   -         -             140
connection with debt financing

Exercise of stock options                 -         -               6

Accretion of mandatorily
  redeemable preferred stock
  to redemption value                     -      (477)           (477)

Conversion of preferred stock                       |
to mandatorily redeemable                           |
preferred stock                  1,649       2,088  | (1,595)     (1,940)            -          -             -          -
                                                    |
Net loss                             -           -  |       -           -            -          -             -          -
                              --------------------------------------------------------------------------------------------
                                                    |
Balances at December 31,                            |
1998                             5,341      17,293  |       0           0        9,125          9             -     12,439
                              --------------------------------------------------------------------------------------------
                                                    |
Issuance of common stock in                         |
connection with acquisition          -           -  |       -           -          585          1             -      2,923
                                                    |
                                                    |
Deferred stock compensation          -           -  |       -           -          275          -       (1,375)      1,375
                                                    |
Amortization of deferred                            |
stock compensation                                  |                   -            -          -            29          -
                                                    |
Exercise of stock options                           |                               90          -             -        155
                                                    |
Accretion of mandatorily                            |
redeemable preferred                                |
stock to redemption value            -         374  |
                                                    |
Net loss (unaudited)                                |       -           -            -          -             -          -
                                                    |
                              --------------------------------------------------------------------------------------------
Balances at March 31, 1999                          |
(unaudited)                      5,341     $17,667  |       0          $0       10,075        $10      $(1,346)    $16,892
                              ============================================================================================

                           [RESTUBED TABLE FOR ABOVE]

Conversion of preferred to
mandatorily redeemable
preferred stock                             -     (148)      (2,088)

Net loss                                    -   (8,443)      (8,443)
                              ----------------------------------------

Balances at December 31,
1998                                   (4,812)  (9,456)      (1,820)
                              ----------------------------------------

Issuance of common stock in
connection with acquisitiion               -         -       2,924


Deferred stock compensation                -         -           0

Amortization of deferred
stock compensation                         -         -          29

Exercise of stock options                  -         -         155

Accretion of mandatorily
redeemable preferred
stock to redemption value                         (374)       (374)

Net loss (unaudited)                       -    (2,942)     (2,942)

                              ----------------------------------------
Balances at March 31, 1999
(unaudited)                          $(4,812) $(12,772)     $(2,028)
                              ========================================

           See accompanying notes to consolidated financial statements

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                        Years Ended December 31,        Three Months Ended March 31,
                                                                    -------------------------------     ----------------------------
                                                                    1996          1997         1998          1998          1999
                                                                    ----          ----         ----          ----          ----
                                                                                                                (unaudited)
                                                                                                        ----------------------------
Cash flows from operating activities:
     Net loss                                                      $ (129)      $  (290)     $(8,443)         $(20)     $(2,942)
     Adjustments to reconcile net loss to net cash used in
     operating activities:
          Depreciation and amortization                                61           269        4,592            91        2,496
          Non-cash charges                                             73             -           89             -           77
          Changes in operating assets and liabilities, net of
             effects of acquisitions:
             Increase in accounts receivable                         (445)       (1,340)        (113)         (589)      (3,571)
             Increase (decrease) in fees and expenditures in
              excess of billings                                      (52)          (49)        (630)         (224)          33
             Increase (decrease) in prepaid expenses and other
              current assets                                          (38)           (9)        (163)         (133)         (27)
            Increase in accounts payable and accrued expenses          78         1,025        1,929           513          984
             Increase (decrease) in billings in excess of fees
              and expenditures                                        244           371         (708)          (84)       1,787
                                                                   ------       -------      -------         -----      -------

     Net cash used in operating activities                           (208)          (23)      (3,447)         (446)      (1,163)
                                                                   ------       -------      -------         -----      -------

Cash flows from investing activities:
     Purchase of furniture and equipment                             (244)         (422)        (573)         (118)        (329)
     Acquisitions, net of cash acquired                                 -          (166)          (4)            -           36
     Other                                                            (11)          (24)         (72)            -           23
                                                                   ------       -------      -------         -----      -------

     Net cash used in investing activities                           (255)         (612)        (649)         (118)        (270)
                                                                   ------       -------      -------         -----      --------

Cash flows from financing activities:
     Net borrowings (repayments) under bank line of credit             45           (45)       1,700           525         (631)
     Net proceeds (repayments) from equipment financing                66           (79)        (201)          (71)         545
     Proceeds from term loan                                            -             -          600             -            -
     Repayment of stockholder loans                                   (40)          (23)         (24)           (7)          (7)
     Distributions to stockholders                                     (7)            -            -             -            -
     Payment of deferred financing fees                                 -             -          (48)            -            -
     Net proceeds from issuance of preferred stock                    966           974       10,807             -            -
     Payments to acquire treasury stock                                 -             -       (4,812)            -            -
     Payments to repurchase preferred stock                             -             -       (1,020)            -            -
     Proceeds from exercise of stock options                            -             -            6             -          155
                                                                   ------       -------      -------         -----      -------

     Net cash provided by financing activities                      1,030           827        7,008           447           62
                                                                   ------       -------      -------         -----      -------

     Net increase (decrease) in cash and cash equivalents             567           192        2,912          (117)      (1,371)

     Cash and cash equivalents, beginning of period                    27           594          786           786        3,698
                                                                   ======       =======      =======         =====      =======
     Cash and cash equivalents, end of period                      $  594       $   786      $ 3,698          $669      $ 2,327
                                                                   ======       =======      =======         =====      =======

           See accompanying notes to consolidated financial statements

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

1)       Summary of Significant Accounting Policies

         Description of Business:

         US. Interactive, Inc. (the Company) is a leading provider of Internet professional services helping companies take advantage of the business opportunities presented by the Internet. The Company provides integrated Internet strategy consulting, marketing and technology services that enable clients to align their people, processes and systems to form an electronic enterprise.

         Principles of Consolidation

         The accompanying consolidated financial statements include the financial statements of the Company and its two wholly-owned subsidiaries, Web Access, Inc., and Digital Bindery, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Digital Bindery, LLC had no meaningful assets or operations during the periods presented.

         The Company has sustained significant net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, bank financing or other sources of capital. During 1998, the Company sold approximately $10.8 million of its preferred stock. Management believes that its current funds combined with other available sources of funding will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1999. The Company may require additional capital to finance its future operations beyond 1999. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to the Company.

         Unaudited Interim Financial Information

         The interim consolidated financial statements of the Company for the three months ended March 31, 1998 and 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 1998 and 1999.

         Cash Equivalents

         Cash equivalents consist primarily of money market accounts. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         Furniture and Equipment

         Furniture, purchased software and equipment are recorded at cost and depreciated on a straight-line basis over estimated useful lives of two to five years. Leasehold improvements are recorded at cost and amortized over the lesser of their useful lives or the remaining term of the related lease.

         Goodwill and Other Intangibles

         Goodwill and other intangibles are being amortized over two to five years. Accumulated amortization was $117,000 and $4,287,000 as of December 31, 1997 and 1998, respectively. The Company continually evaluates goodwill and other intangible assets for indications of impairment based on the forecasted undiscounted cash flow from the related business activity.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

         Revenue Recognition

         The Company derives its revenues primarily from consulting service agreements (including retainer fees, fixed-price and time and materials agreements) and to a lesser extent advertising commissions.

         Revenues are recognized over the period of each engagement using primarily the percentage-of-completion method using labor hours incurred as the measure of progress towards completion. Provisions for contract adjustments and losses are recorded in the period such items are identified. Fees and expenditures in excess of billings represent costs incurred on projects in excess of amounts billed. Billings in excess of fees and expenditures represent amounts billed in advance of services being performed.

         Commissions earned from advertising placed with media are generally recorded as revenue at the time the advertising appears or is broadcast. Commissions earned for production expenditures and fees derived from other services are recognized as revenue upon performance of the service.

         Income Taxes

         The Company utilizes the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

         The Company had been treated as an S Corporation for federal tax reporting purposes up through the date of the issuance of preferred stock in June 1996. Since that time the Company is taxed as a C Corporation.

         Financial Instruments

         The Company's financial instruments principally consist of cash and cash equivalents, accounts receivable, accounts payable and debt. Cash and cash equivalents, accounts receivable and accounts payable are carried at cost which approximates fair value because of the short maturity of these instruments. The Company's debt is carried at cost, which approximates fair value, as the debt bears interest at rates approximating current market rates.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any potential contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Stock-Based Compensation

         SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") gives companies the option to adopt the fair value method for expense recognition of employee stock options and stock based awards or to continue to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" ("APB 25") with pro forma disclosures of net income as if the fair value method had been applied. The Company applies APB 25 for stock options and stock based awards.

         Long-Lived Assets

         In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved. Measurement of the impairment, if any, will be based upon the difference between carrying value and the fair value of the asset. The Company has identified no such impairment losses.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

         Historical Net Loss Per Share and Pro Forma Net Loss Per Share

         The Company computes earnings per share in accordance with SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. For all loss periods, the effect of common equivalent shares is anti-dilutive. The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock and including the shares issued as a result of the assumed conversion of all outstanding shares of convertible preferred stock as if they had been outstanding from the date of their issuance even if the effect is anti-dilutive. Net loss per share amounts for all periods have been presented to conform to SFAS No. 128 requirements and the accounting rules set for the in Staff Accounting Bulletin No. 98 issued by the SEC in February 1998.

         The following table sets forth the computation of loss per share (in thousands, except per share amounts).

                                                            Year Ended December 31,       Three Months Ended March 31,
                                                            -----------------------       ----------------------------
                                                          1996      1997     1998             1998           1999
                                                          ----      ----     ----             ----           ----
         Numerator: Net loss attributable to            $(129)     $(290)  $(9,068)         $  (20)       $(3,316)
              to common stockholders

         Denominator:
            Historical weighted-average shares
            outstanding for basic and diluted
            loss per common share                       4,486      4,737     6,670           4,737          8,249

            Basic and diluted loss per common share    $ (.03)    $ (.06)  $ (1.36)         $    -        $ (0.40)

                                                            Year Ended December 31,       Three Months Ended March 31,
                                                            -----------------------       ----------------------------
                                                          1996      1997     1998             1998           1999
                                                          ----      ----     ----             ----           ----

         Numerator: Net loss attributable to
            to common stockholders                      $(129)   $ (290)   $(9,068)         $  (20)       $(3,316)

         Pro forma denominator:
            Historical weighted-average shares
            outstanding for basic and diluted
            loss per common share                       5,012     6,074      9,634           6,074         13,550

         Pro forma basic and diluted
         loss per common share                         $ (.03)   $ (.05)   $  (.94)         $    -        $ (0.24)

         Recent Accounting Pronouncements

         In June 1997 the Financial Accounting Standard Board (FASB) issued Reporting Comprehensive Income ("SFAS No. 130"), which established standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosure required by the standard. The adoption of SFAS No. 130 had no impact on the Company's results of operations, financial position or cash flows, as the amount of comprehensive loss is the same as the net loss for all periods presented.

         In June 1997 the FASB issued Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 did not have an impact on the Company's results of operations, financial position or cash flows.

         In February 1998 the FASB issued Employers' Disclosures about Pension and Other Postretirement Benefits ("SFAS No. 132"), which revises employer's disclosures about pension and other post retirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 did not have an impact on the Company's results of operations, financial position or cash flows.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

         In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for computer software developed or obtained for internal use including the requirements to capitalize specified costs and amortization of such costs. The adoption of this standard did not have a material effect on the Company's capitalization policy.

         In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company has adopted SOP 98-5. As the Company has expensed these costs historically, the adoption of this standard did not have a significant impact on the Company's results of operations, financial position or cash flows.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for
         Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage in derivative or hedging activities there will be no impact to the Company's results of operations, financial position or cash flow upon the adoption of this standard.

2)       Supplemental Disclosure of Cash Flow Information

                                                                     Years Ended December 31,       Three Months Ended March 31,
                                                                     -----------------------        ----------------------------
                                                                    1996       1997      1998            1998           1999
                                                                    ----       ----      ----            ----           ----
         Cash paid during the year for (in thousands):

              Interest                                                $8        $46      $213             $19            $110
         Supplemental non-cash investing and financing activities:
              Acquisition (in thousands):
                Fair value of assets acquired (including cash of
                $1, 1996, $332, 1998 and $135, 1999)                 $59         $8    $2,064               -            $544
                Liabilities assumed                                  102        485     1,192               -             359
                Fair value of stock issued in connection
                  with acquisitions (note 3)                         135          -    17,000               -           2,924
              Issuance of warrants in connection with bank
                  financing                                            -          -       140               -               -

3)       Acquisitions

         On August 1, 1996 the Company acquired all of the outstanding shares of Web Access, Inc. (Web Access), a regional Internet professional services company, in exchange for 236,842 shares of the Company's common stock, having an estimated fair market value of $135,000 at the time of the transaction. The results of Web Access's operations have been combined with those of the Company since the date of acquisition. The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair values. The fair value of the tangible assets acquired and liabilities assumed was $59,000 and $102,000, respectively. The balance of the purchase price of $178,000 was recorded as excess of costs over net asset acquired (goodwill) and is being amortized over five years. The results of operations of Web Access were not material to the Company.

         On May 1, 1997, the Company acquired certain assets and assumed certain liabilities of Mixed Media Works, Inc. (MMW), a regional Internet professional services firm. The purchase price was approximately $485,000 and was allocated to the assets acquired and liabilities assumed based on fair values as of the date of acquisition. The fair value of the assets acquired and liabilities assumed was $8,000 and $485,000, respectively. The acquisition was accounted for using the purchase method of accounting and, as such, the excess of the purchase price over the fair values of the assets acquired of $477,000 was recorded as goodwill and is being amortized over five years. The results of operations of MMW were not material to the Company.

         On July 2, 1998 the Company completed a merger (the Merger) with Digital Evolution, Inc. (DE) an Internet professional services firm that provided development services for Internet, intranet and extranet applications. The shareholders of DE agreed to exchange their common and preferred shares for common and preferred shares of the Company.

         This resulted in the Company issuing 4,383,954 shares of common stock, 1,573,533 shares of Series A mandatorily redeemable convertible preferred stock and 1,044,247 options to purchase Company common stock. The aggregate purchase price was approximately $17 million. In connection with the Merger, the holders of the Company's original Series A and B convertible preferred stock exchanged their shares for Series B and C mandatorily redeemable convertible preferred stock.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

         The Merger was accounted for under the purchase method of accounting. The results of operations of DE have been included in the Company's consolidated financial statements since July 1, 1998.

         The excess of the purchase price over the fair value of the net identifiable assets acquired of $16,128,000 has been recorded as goodwill and other intangible assets and is amortized on a straight-line basis over its estimated life of two years.

         The purchase price was allocated as follows (in thousands):

         Fair value of assets acquired
           (Primarily accounts receivable and fixed assets)            $ 2,064
         Goodwill and related intangible assets                         15,283
         Assembled workforce                                               845
         Fair value of liabilities acquired                             (1,192)
                                                                       -------

                                                                       $17,000
                                                                       =======

         The following table reflects unaudited pro forma combined results of operations of the Company and DE on the basis that the acquisition had taken place at the beginning of 1997 (in thousands, except per share data).

                                              December 31,
                                         ----------------------    March 31,
                                           1997         1998         1998
                                         --------     ---------   ----------

         Revenue                         $13,096       $16,446      $ 4,178

         Net loss attributable to
          common stockholders             (9,183)      (15,299)      (2,743)

         Basic and diluted
         loss per common share            $(1.01)       $(1.73)     $  (.30)

         In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of 1997 or of future operations of the combined companies under the ownership and management of the Company.

4)       Furniture and Equipment

         Furniture and equipment consisted of the following (in thousands):

                                                                   December 31,      December 31,
                                                                       1997              1998
                                                                   ------------      ------------
         Equipment                                                     $510            $1,520
         Purchased software                                              80               201
         Furniture and fixtures                                         153               329
         Leasehold improvements                                          56               331
                                                                       ----            ------

                                                                       $799            $2,381
         Less:  accumulated depreciation and amortization               239             1,006
                                                                       ----            ------

         Furniture and equipment - net                                 $560            $1,375
                                                                       ====            ======

                                      F-11

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

5)       Accrued Expenses

         Accrued expenses consists of the following (in thousands):

                                                                 December 31,                  March 31,
                                                          1997                1998               1999
                                                      ---------------------------------        ---------
Accrued personnel related costs                               $249              $1,016           $1,425
Legal and professional fees                                     48                 370              460
Other                                                          164                 968            1,836
                                                      ------------        ------------        ---------
                                                              $461              $2,354           $3,721
                                                      ============        ============        =========

6)       Notes Payable - Bank

         Working Capital Loan:

         On October 1, 1996, the Company obtained a $100,000 working capital loan with a bank. Borrowings under the line bore interest at the prime rate plus 1% (9.25% at December 31, 1996) and were collateralized by substantially all assets of the Company, as well as the personal assets and guarantees of certain common stockholders. The amount outstanding under this facility at December 31, 1996 was $45,000. On February 18, 1997 the outstanding balance was repaid in full and the agreement was terminated.

         On December 24, 1996, the Company entered into an agreement with a bank establishing a working capital facility (the Facility) in the amount of $250,000, which was subsequently increased to $1,000,000 during 1997. Borrowings under the Facility bear interest at the prime rate plus 1.25% (9.75% at December 31, 1997), and were collateralized by accounts receivable and equipment of the Company. Borrowings under the Facility were limited to 75% of eligible accounts receivable, as defined, and were subject to certain working capital and tangible net worth covenants. The Facility was terminated in July 1998.

         In July 1998, the Company executed a Loan and Security Agreement (the Loan Agreement) with a commercial bank that provides (i) a Line of Credit (the "Line") in the amount of the lesser of $3,250,000 or the Borrowing Base (principally limited to 75% of eligible accounts receivable) and (ii) a Term Loan (the Loan) in the aggregate amount of $1,200,000. The Line matures on June 30, 1999 and bears interest at the prime rate plus 1.25% (9.0% at December 31, 1998). The Loan is payable in 48 consecutive monthly installments of $25,000 beginning August 1, 1999 and bears interest at the prime rate plus 1.75% (9.5% at December 31, 1998). The Line and Loan are collateralized by substantially all of the Company's assets. The Company is required to comply with certain financial covenants, as defined in the Loan Agreement, which include cash flow and leverage ratios, working capital and tangible net worth levels.

         As of December 31, 1998 and March 31, 1999, the Company was not in compliance with certain of the financial covenants under the Loan Agreement. In May 1999 the Company received a waiver of these covenant violations from the commercial bank. There were $1,700,000 outstanding under the Line and $600,000 outstanding under the Loan as of December 31, 1998. There were $1,075,000 outstanding under the Line and $1,200,000 outstanding under the Loan as of March 31, 1999.

         In connection with the Loan Agreement, the Company issued a warrant to the bank to purchase an aggregate of 70,000 shares of the Company's common stock at an exercise price of $3.50 per share which was the estimated fair market value of a share of the Company's common stock. At the time the warrant was issued the warrant may be exercised at any time until the tenth anniversary of the date of issuance of the original warrant. The estimated fair value of the warrant was $140,000, which the Company recorded as debt issuance costs in July 1998. The debt issuance costs will be amortized over the term of the Loan Agreement.

         Demand Notes - Equipment:

         During 1996 the Company entered into two demand notes with a bank to finance the purchase of certain equipment. Absent any demand by the lender, the Company is required to make monthly installments including interest through April 1998 as further described herein. Note No. 1 (original amount $15,000) requires monthly installments of $500 and bears interest at the prime rate plus 1% (9.25% at December 31, 1998) on outstanding balances. Note No. 2 (original amount $59,000) requires monthly installments of $2,200 and bears interest at 8.75%. Amounts outstanding under these notes at December 31, 1997 and 1998 were $38,000 and $6,000, respectively.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

7)       Long-Term Debt

         Long-term debt consists of the following (in thousands):

                                                                                December 31,        March 31,
                                                                             -----------------      ---------
                                                                              1997        1998        1999
                                                                              ----        ----        ----
         Unsecured  stockholder  loan  with  interest  rate  of
         8.00% maturing July 1999                                             $45         $20       $   13

         Term loan with interest rate of 9% maturing April 1999
                                                                               47          12            6

         Capital lease  obligations  with interest  rates of 9%
         to 10.5% maturing through 2001                                       120          79          324

         Term loan with  interest  rate of 9.5%  maturing  July                 -         600        1,200
         2002

         Note payable with interest of 6% repaid in 1998                       34           -            -

         Term  loan  with  interest  rate  of  9.343%  maturing
         November 2001                                                          -          34           32
                                                                           -------------------------------

                                                                              246         745        1,575

         Less current portion                                                 167         162          462
                                                                           -------------------------------

                                                                              $79        $583       $1,113
                                                                           ===============================

         Maturities of long-term debt are as follows (in thousands): 1999 - $162; 2000 - $195; 2001 - $150; 2002 - $150 and 2003 - $88.

8)       Stockholders' Equity

         Issuance of Common  Stock

         During 1996, certain stockholders and employees of the Company were issued a total of 1,096,875 shares of common stock for their services rendered to the Company. The estimated fair value of the services rendered was $73,000 which was recorded as compensation expense.

         Issuance of Preferred Stock

         In June 1996, the Company authorized, issued and sold 1,000,000 shares of Series A convertible preferred stock at a sale price of $1.00 per share. During 1997 the Company authorized, issued and sold 595,706 shares of Series B convertible preferred stock at a sale price of $1.68 per share. Proceeds from the sale of such shares were designated for the use of general working capital, with the exception that no part of such proceeds could be used to reduce any outstanding indebtedness. In connection with the Merger discussed in Note 3, the holders of the Company's original Series A and B convertible preferred stock exchanged their shares for Series B and C mandatorily redeemable convertible preferred stock.

         The holders of the Company's Series A, B, C and D mandatorily redeemable convertible preferred stock (the Preferred Stock) are entitled to a per annum return of 5.65% for the Series A and 10.0% for the Series B, C and D of the original purchase price only in the event of a redemption of the Preferred Stock. The holders of the Preferred Stock have demand and piggy back registration rights, as defined.

         Holders of Preferred Stock have the option to convert such shares into shares of common stock on a 1:1 ratio. The conversion rate on a particular series of Preferred Stock is subject to an adjustment in the event that any additional common stock, or other shares convertible into common stock, are issued for a per share price less than the particular series conversion price. Mandatory conversion occurs upon the closing of an IPO of the Company's common stock, as defined. On the fifth anniversary of the issue date of each respective Series of Preferred Stock and, upon the one-time election of each of the holders of the shares of each respective Series of Preferred Stock, the Company shall be required to redeem all shares of each respective Series of Preferred Stock.

         The Preferred Stock votes on an as if converted basis.

         Issuance of Series D Mandatorily Redeemable Convertible Preferred Stock

         In September 1998 the Company sold 2,339,628 shares of Series D mandatorily redeemable convertible preferred stock, with the same preferences described above, to Safeguard Scientifics, Inc. (Safeguard) for $10,832,478. As part of Safeguard's investment, Safeguard also has the right, under certain conditions and with the Company's consent, to conduct an offering of the Company's common stock to Safeguard stockholders.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

         Preferred Stock consists of the following at December 31, 1997 and 1998 and March 31, 1999 (in thousands, except per share data):

                                                   Per Share                                       Issued and Outstanding
                                                  Liquidation                                   December 31,        March 31,
                                                     Value              Authorized          1997          1998        1999
                                                     -----              ----------          ------------------      --------
         Preferred Series
             Series A                                $2.83                 1,574                -         1,385       1,385
             Series B                                $0.95                 1,053            1,000         1,021       1,021
             Series C                                $1.68                   596              596           596         596
             Series D                                $4.63                 2,339                -         2,339       2,339
                                                     -----                 -----            -----         -----       -----
                                                                           5,562            1,596         5,341       5,341
                                                                           =====            =====         =====       =====

         Reincorporation of the Company

         In connection with the Merger in July 1998, the Company amended its Articles of Incorporation to authorize 20,000,000 shares of Class A Common Stock ($.001 par value), 2,000,000 shares of Class B Common Stock ($.001 par value), 5,000,000 shares of Preferred Stock ($.001 par value) of which 2,000,000 shares were designated Series A Preferred Stock, 2,000,000 shares were designated Series B Preferred Stock, and 1,000,000 shares were designated Series C Preferred Stock. The Class B Common Stock was identical to the Class A Common Stock in all respects except that the Class B Common Stock was non-voting.

         In September 1998, the Company was reincorporated in Delaware. In connection with the reincorporation, the Company is authorized to issue 90,000,000 shares, $.001 par value, of common stock and 15,000,000 shares, $.001 par value, of preferred stock of which 5,561,499 shares have been designated as Series A, B, C and D as of December 31, 1998.

         Sale of Common Stock by Stockholders

         On July 1, 1998, certain officers and principal stockholders of the Company sold an aggregate of 300,000 shares of their holdings of Company common stock for $1,050,000, or $3.50 per share, to certain holders of the Company's mandatorily redeemable convertible preferred stock.

         Purchase of Common Stock (Treasury Stock) and Preferred Stock from Stockholders

         In September 1998, contemporaneous with the Safeguard investment as described above, the Company purchased 1,039,311 shares of common stock for $4,811,994, or $4.63 per share and 188,824 shares of Series A mandatorily redeemable convertible preferred stock and 31,579 shares of Series B mandatorily redeemable convertible preferred stock for $1,020,466, or $4.63 per share from certain officers and principal stockholders of the Company.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

9)       Leases

         The Company maintains operating and administrative offices in California, New York, Pennsylvania and Washington D.C. The Company also leases certain equipment under operating and capital leases. Total rent expense under operating leases amounted to $103,000, $213,000 and $1,239,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

         Future minimum payments under non-cancelable leases are as follows (in thousands):

                                                   Capital           Operating
         Year Ending December 31                   Leases              Leases
         ---------------------------------      ------------       -------------

          1999                                           $64              $1,558
          2000                                            23                 970
          2001                                             -                 811
          2002                                             -                 660
          2003                                             -                 487
         Thereafter                                        -               2,389
                                                ------------       -------------
         Total minimum lease payments                     87              $6,875
                                                ------------       -------------
         Amount representing interest                     (8)
                                                ------------
         Present value of minimum lease
         payments                                        $79
                                                ============

         At December 31, 1998, equipment included assets under capitalized lease obligations of $72,000 less accumulated amortization of $36,000.

10)      Income Taxes

         The Company utilized the asset and liability method of accounting for income taxes as set forth in Statement No. 109, Accounting for Income Taxes, Under the asset and liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Significant components of the Company's deferred taxes are as follows (in thousands):

                                                                                            December 31,
                                                                                      ------------------------
                                                                                        1997           1998
                                                                                        ----           ----
Deferred Tax Assets:
Book depreciation in excess of tax depreciation                                         $   -        $     2
Net operation loss carryforwards                                                           53          2,758
Reserves and accruals not currently deductible for tax purposes                            60            143
Amortization                                                                               37             42
Other                                                                                       -              5
                                                                                      --------     ----------
                                                                                          150          2,950
Valuation allowance                                                                      (150)        (2,950)
                                                                                      --------     ----------

Net deferred tax assets                                                                     -              -
                                                                                      ========     ==========

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences represent net future deductible amounts become deductible. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax asset, the deferred tax assets are fully offset by a valuation allowance at December 31, 1997, 1998 and March 31, 1999.

         At December 31, 1998, the Company had approximately $7,100,000 of Federal net operating loss carryforwards available to offset future Federal taxable income. These Federal net operating loss carryforwards will expire between 2010 and 2018, if not utilized. The Company also has state tax net operating losses in various states of approximately $5,900,000. These state net operating losses will expire through the year 2013 if not utilized.

         Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to the Company's prior and current equity transactions, the Company's net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period. The Company intends to have a study performed in 1999 to determine the effect, if any, of the regulations that limit the use of net operating loss carryforwards.

11)      Other Investments

         The Company obtained a 30% interest in Network 1.0, LLC (Network 1.0) on January 1, 1996 (date of inception for Network 1.0). Network 1.0 was created to provide representation services to companies selling advertising on the Internet. The Company made no contribution of assets or any other financial resources to this entity. However, significant management time was devoted in return for an equity interest. On June 18, 1996 Network 1.0 acquired the Company's interest for $225,000 which has been recorded as a gain in the accompanying statement of operations. Network 1.0 had no meaningful operations in 1996 and due to the temporary nature of the Company's investment, it accounted for its interest under the cost method of accounting.

         During 1997, the Company obtained common stock of an unrelated early stage company, as consideration primarily for services rendered by the Company, that gives the Company an approximate 12% ownership interest. The Company accounts for the investment under the cost method of accounting with no carrying value.

12)      Employee Benefit Plans

         The Company has an employee savings plan, which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The plan provides for discretionary employer contributions to eligible employees. The Company's contribution to the plan was $10,000, $29,000 and $50,000 for the years ended December 31, 1996, 1997 and 1998 respectively.

         The Company also maintains an employee profit sharing plan pursuant to section 401(k) of the Internal Revenue Code, under which most full-time employees may participate after completing one full year of employment. Annual contributions are based on (in part but not limited to) the profitability of the Company and are made at the sole discretion of the Board of Directors of the Company. There were no contributions in the years ended December 31, 1996, 1997 and 1998.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

13)      Stock Option Plan

         The Company has three stock option plans currently in effect under which future grants may be issued: the 1998 Stock Option Plan (the "1998 Plan"), the 1997 Stock Option Plan (the "1997 Plan") and the 1996 Stock Option Plan (the "1996 Plan"), collectively the Plans.

         The Company adopted the 1998 Plan effective July 2, 1998 and amended September 22, 1998. The 1998 Plan authorizes the grants of options to purchase up to 1,397,236 shares of authorized but unissued common shares. At December 31, 1998 156,850 options under the 1998 Plan have been granted to employees of the Company at prices ranging between $3.50 and $4.63, the estimated fair value of the Company's common stock at the date of grant. Of these options 7,500 have been cancelled and none are currently exercisable. The options will become exercisable in 1999 through 2002.

         The Company adopted the 1997 Plan effective January 1, 1997 and amended on September 22, 1998. The 1997 Plan authorizes the grants of option to purchase up to 600,000 shares of authorized but unissued common shares. At December 31, 1997 and 1998, 224,275 and 581,757 options, respectively, have been granted to employees of the Company at prices ranging between $1.50 and $4.63, the estimated fair value of the Company's common stock at the date of grant. Of these options, 4,203 were exercised, 37,392 have expired and been cancelled, 251,169 are currently exercisable and the remaining options will become exercisable in 1999 through 2001.

         As a result of the Company's merger with Digital Evolution, Inc. as discussed in Note 3, the Company adopted the 1996 Plan effective July 2, 1998 and amended September 22, 1998. Outstanding Digital Evolution stock options were converted into options to acquire approximately 1,043,945 Company shares at price of $2.50 to $3.24 per share. The 1996 Plan authorized the grants of options to purchase up to 1,054,688 shares of authorized but unissued common shares. At December 31, 1998, 1,043,945 options under the 1996 Plan have been granted to employees of the Company, none of which have been exercised and 94,984 have expired and have been cancelled. Of these options, none are currently exercisable and the remaining options will become exercisable in 1999 through 2000. No additional options may be granted under the 1996 Plan.

         Stock options are to be granted with an exercise price at least equal to the stock's fair market value at the date of grant. The fair value of each option grant is estimated by using the minimum value method. The Plans permit the granting of options with exercise periods of no more than 10 years from the date of grant, with further stipulations that no options may be granted after the tenth anniversary of the adoption of the Plans. Options granted vest and become exerciseable equally over four years from the date of grant unless such vesting period is accelerated by the approval of the Compensation Committee of the Board of Directors. However, no option may be exercised before the effective date of either the (i) sale of the Company, as defined to include a material acquisition, or (ii) consummation of a public offering of securities of the Company in which gross proceeds to the Company are not less than $10,000,000. Information with respect to options granted under the Plans is as follows:

                                                                           Weighted Average
                                                       Shares               Exercise Price
                                                      ----------          ------------------
Outstanding at January 1, 1997                                -                   -
Options granted                                         224,275                 $1.50
Options exercised                                             -                   -
Options cancelled                                        (2,425)                 1.50
                                                      ----------          ------------------

Outstanding at December 31, 1997                        221,850                 $1.50

Options granted                                         514,332                  3.78
Options exercised                                        (4,203)                 1.50
Options canceled                                       (137,451)                 2.69
Converted  Digital  Evolution  Stock
Options                                               1,043,945                  2.47
                                                      ==========          ==================
Outstanding at December 31, 1998                      1,638,473                 $2.73
                                                      ==========          ==================

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)


         The following summarizes information about the Company's stock options outstanding at December 31, 1998:

                                             Options Outstanding                                    Options Exercisable
                      ------------------------------------------------------------------     --------------------------------------
                                                Weighted Average
                       Number Outstanding           Remaining                                Number Outstanding       Weighted
  Exercise Price         at December 31,           Contractual          Weighted Average       at December 31,         Average
      Range                   1998               Life (in years)         Exercise Price             1998            Exercise Price
------------------    --------------------    ---------------------    -----------------     ------------------   -----------------
 $1.50 to $2.70             865,729                  8.65                  $  2.21                118,109             $ 1.50
 $3.50 to $4.63             772,744                  9.73                  $  3.57                133,060             $ 3.71
                          ---------                                                               -------
                          1,638,473                                                               251,169
                          =========                                                               =======

         The Company applies APB 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized pursuant to SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                                               1997              1998
                                                                           -------------      ------------
              Net loss attributable to
              common stockholders'              As reported                  $    (290)         $ (9,068)
                                                Pro forma                         (363)           (9,507)

              Basic and  Diluted  loss per      As reported                  $    (.06)         $  (1.36)
              common share
                                                Pro Forma                         (.08)            (1.43)

         The per share weighted-average fair value of stock options issued by the Company during 1997 and 1998 was $.56 and $.85, respectively.

         The following range of assumptions were used by the Company to determine the fair value of stock options granted using the minimum value option-price model:

                                                                            1997               1998
                                                                            ----               ----
                           Dividend yield                                     0%                0%
                           Expected volatility                                0%                0%
                           Average expected option life                    5 years            5 years
                           Risk-free interest rate                          6.00%              5.25%

14)      Segment and Major Customer Information

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which established standards for reporting information about operating segments in annual financial statements. The Company operates in a single industry segment, Internet professional services.

         The Company had seven customers representing 62% of accounts receivable at December 31, 1997, seven customers representing 53% of accounts receivable at December 31, 1998 and eight customers representing 71% of accounts receivable at March 31, 1999.

         For the years ended December 31, 1996, 1997 and 1998, 40%, 55% and 36% respectively, of the Company's revenue was generated from its top five customers. For the three months ended March 31, 1998 and 1999, 52% and 48%, respectively, of the Company's revenue was generated from its top five customers. One customer represented 10%, 8%, and 9% of 1996, 1997, and 1998 revenue, respectively. A second customer represented 7% of 1998 revenue and a third customer represented 11% and 6% of 1997 and 1998 revenue, respectively. For the three months ended March 31, 1999 two customers accounted for 14% and 13% of revenues.

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       (Information with respect to March 31, 1998 and 1999 is unaudited)

         The Company performs their services primarily in North America, Asia-Pacific and Europe as follows (in thousands):

                                                                 Years Ended December 31,    Three Months Ended March 31,
                                                                 ------------------------    ---------------------------
                                                                  1996      1997     1998         1998           1999
                                                                  ----      ----     ----         ----           ----
             North America                                       $1,950    $6,061  $12,535       $2,378         $5,156
             Asia-Pacific                                             -         -    1,001            -            831
             Europe                                                   -         -      100            -            136

15)      Related Party Transactions

         The Company and both Juggernaut Partners, LLC (Juggernaut) and Interactive Video Technologies, Inc. (IVT), are related parties because a common shareholder holds a substantial ownership interest in the Company, Juggernaut and IVT. The Company provided professional services to both Juggernaut and IVT during the year ending December 31, 1998 and the three months ended March 31, 1999. The price of these services were negotiated on an arm's length basis and amounted to $703,000 for the year ended December 31, 1998 and $777,000 for the three months ended March 31, 1999. Accounts receivable from these services was $691,000 at December 31, 1998 and $1,013,000 at March 31, 1999.

         In connection with the Safeguard investment in 1998, the Company and Safeguard entered into an administrative services agreement which requires the Company to pay Safeguard $50,000 per year. Such services will include consultation in regard to general management, investor relations, legal services and tax research and planning.

16)      Commitments

         The Company has employment agreements with two employees, each providing for a minimum annual salary of $100,000. One employment agreement was executed with an initial term of three years, through July 1999. The other was executed with an initial term of two years, through April 1999. Additionally, the Company has an employment agreement with its Chairman which provides for a yearly base salary of $235,000 through July 2, 1999 which will renew for a period of one year unless notice is given by the non-renewing party within 30 days. There are no severance provisions for these employment agreements, and the Company may terminate the employees for cause as defined in the agreements.

17)      Litigation

         The Company is involved in certain claims and legal proceedings principally relating to the collection of accounts receivable. While it is not feasible to predict or determine the financial outcome of these proceedings, management does not believe that they should result in a materially adverse effect on the Company's financial position, results of operations or liquidity.

18)      Subsequent Events

         Initial Public Offering (unaudited)

         In April 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). As part of this offering, the Company would offer shares of its common stock to certain shareholders of Safeguard at the IPO offering price.

         Acquisition (unaudited)

         In March 1999, the Company acquired certain assets and assumed certain liabilities of InVenGen LLC, a regional Internet professional service firm, in exchange for 584,800 shares of the Company's common stock, having an estimated fair market value of $2,924,000 at the time of the transaction. The acquisition will be accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price will be allocated to the net assets acquired and liabilities assumed. The balance of the purchase price will be recorded as goodwill and amortized over two years.

         The Company also issued 275,200 shares of restricted common stock in connection with the transaction. The former employees of InVenGen LLC who became employees of the Company are required to be employed by the Company during the next two year period in order for the restricted shares to be released to them. If the employees leave the Company during the two-year period all unvested shares are forfeited. The Company recorded $1,375,000 of deferred stock compensation in connection with these restricted shares that will be amortized over the two year period.

         Severance Agreement (unaudited)

         In May 1998, the Company's President and Chief Operating Officer resigned as an officer. The Company will record a charge of approximately $170,000 in connection with a severance agreement in the second quarter of 1999.

Report of Independent Accountants


Board of Directors
Digital Evolution, Inc.
Brentwood, California

We have audited the accompanying balance sheets of Digital Evolution, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Evolution, Inc. as of December 31, 1996 and 1997 and the results of its operations and cash flows for each of the years then ended in conformity with generally accepted accounting principles.




                                                     BDO SEIDMAN, LLP
Los Angeles, California
August 28, 1998

                             Digital Evolution, Inc.

                                 Balance Sheets

                                                                   December 31,
                                                            -------------------------
                                                               1996          1997
-------------------------------------------------------------------------------------
Assets

Current assets
   Cash and cash equivalents                                $1,414,827   $1,528,301
   Accounts receivable, net of allowance for doubtful
     accounts of $0, $165,400, and $150,000 (unaudited)        159,676    1,827,501
   Prepaid expenses and other current assets                    21,864       58,738
-------------------------------------------------------------------------------------

Total current assets                                         1,596,367    3,414,540

Property and equipment, net (Note 2)                           327,064      698,894

Other assets                                                    21,699       42,939
-------------------------------------------------------------------------------------

                                                            $1,945,130   $4,156,373
=====================================================================================
Liabilities and Shareholders' Deficiency

Current liabilities
   Accounts payable and accrued expenses                    $  608,093   $  585,496
   Deferred revenue                                            700,000      160,220
   Loan from shareholders                                      174,729            -
   Current portion of long-term debt (Note 3)                    9,750        9,053
   Current portion of obligations under capital
     leases (Note 7)                                            24,174       30,418
-------------------------------------------------------------------------------------

Total current liabilities                                    1,516,746      785,187

Obligations under capital leases (Note 7)                       11,968       28,699

Long-term debt (Note 3)                                         43,248       34,195
-------------------------------------------------------------------------------------

Total liabilities                                            1,571,962      848,081
-------------------------------------------------------------------------------------

Series A Redeemable Preferred stock-no par value,
   1,366,666 shares authorized; issued and
   outstanding 250,000 in 1996 and 1,366,666
   in 1997 and 1998 (unaudited), and (liquidation
   value of $4,100,000) (Note 8)                               694,761    4,044,759
-------------------------------------------------------------------------------------

Commitments and contingencies (Notes 7, 8, 9,
   10, and 11)

Shareholders' deficiency (Note 8)
   Class A - no par value, common stock, 38,466,665
     shares authorized; 20,299,985 shares issued and
     outstanding                                                 2,000        2,000
   Class B - no par value, common stock, 6,096,000
     shares authorized; none issued and outstanding                  -            -
   Accumulated deficit                                        (323,593)    (738,467)
-------------------------------------------------------------------------------------

Total shareholders' deficiency                                (321,593)    (736,467)
-------------------------------------------------------------------------------------

                                                            $1,945,130   $4,156,373
=====================================================================================

                                 See accompanying notes to financial statements.

                             Digital Evolution, Inc.

                            Statements of Operations




                                           Years Ending December 31,
                                          ---------------------------
                                              1996           1997
-----------------------------------------------------------------------



Revenues                                  $ 2,504,774     $ 7,034,693
-----------------------------------------------------------------------

Operating expenses
Project personnel and related expenses      1,378,214       4,330,710
Marketing and sales                             8,845         268,083
Management and administration               1,337,140       2,794,925
Depreciation                                   48,628         138,591
-----------------------------------------------------------------------

Operating income (loss)                      (268,053)       (497,616)
-----------------------------------------------------------------------

Interest expense                              (34,120)        (33,335)

Interest income                                 3,410         154,748

Assumed loan balance of related
  party (Note 5)                             (101,299)              -

Other (expenses) income, net                  (20,191)        (38,671)
-----------------------------------------------------------------------

Net income (loss)                         $  (420,253)    $  (414,874)
=======================================================================

Weighted average number of shares
outstanding:
      Basic and diluted                    20,299,985      20,299,985

Net income (loss) per share:
      Basic and diluted                   $      (.02)    $      (.02)
=======================================================================

                                 See accompanying notes to financial statements.

                             Digital Evolution, Inc.

                     Statements of Shareholders' Deficiency

                                          Class A              Class B               Retained
                                        Common Stock         Common Stock            Earnings/
                                    ------------------     ------------------       Accumulated
                                     Shares     Amount     Shares      Amount       (Deficit)      Total
-------------------------------------------------------------------------------------------------------------

Balance at January 1, 1996           1,033,078  $2,000            -  $         -    $  96,660    $  98,660

Issuance of preferred stock (Note            -       -            -            -            -            -
8)

Net loss for the year                        -       -            -            -     (420,253)    (420,253)
-------------------------------------------------------------------------------------------------------------

Balance at January 1, 1997           1,033,078  $2,000            -  $         -    $(323,593)   $(321,593)

Stock split 3.93 for 1               3,026,919       -            -            -            -            -

Stock split 5.00 for 1              16,239,988       -            -            -            -            -

Net loss for the year                        -       -            -            -     (414,874)    (414,874)
-------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997        20,299,985  $2,000            -  $         -    $(738,467)   $(736,467)


=============================================================================================================

                                 See accompanying notes to financial statements.

                             Digital Evolution, Inc.

                            Statements of Cash Flows

                                          Years Ending December 31,
                                          -------------------------
                                            1996           1997
---------------------------------------------------------------------

Cash flows from operating activities
     Net income (loss)                    $(420,253)    $  (414,874)
     Adjustments to reconcile net
       income (loss) to  net cash (used
       in) provided by operating
       activities:
         Depreciation                        48,628         138,591
         Bad debt expense                    71,180         166,314
         Assumed loan from related          101,299               -
           party
         Changes in assets and
           liabilities:
              Accounts receivable          (113,880)     (1,834,139)
              Prepaid assets and other      (12,165)        (36,874)
              Accounts payable and
                accrued expenses            535,381         (22,676)
              Deferred revenue              700,000        (539,780)
              Other assets and liabilities  (14,666)        (21,240)
---------------------------------------------------------------------

Net cash (used in) provided by operating
activities                                  895,524      (2,564,678)
---------------------------------------------------------------------

Cash flows from investing activities
     Purchases of property and
       equipment                           (236,356)       (515,035)
     Disposition of property and
       equipment                                  -           4,692
---------------------------------------------------------------------

Net cash used in investing activities      (236,356)       (510,343)
---------------------------------------------------------------------

Cash flows from financing activities
     Proceeds from loans payable and
       capital leases                        53,707          65,605
     Payments on loans payable and
       capital leases                       (50,372)       (227,108)
     Proceeds from redeemable preferred
       stock issuance                       694,761       3,349,998
---------------------------------------------------------------------

Net cash (used in) provided by
     financing activities                   698,096       3,188,495
---------------------------------------------------------------------

Net (decrease) increase in cash and
     cash equivalents                     1,357,264         113,474

Cash and cash equivalents,
     beginning of year                       57,563       1,414,827
---------------------------------------------------------------------

Cash and cash equivalents,
     end of year                          $1,414,827    $ 1,528,301
=====================================================================

                             Digital Evolution, Inc.

                            Statements of Cash Flows

                                          Years Ending December 31,
                                          -------------------------
                                            1996           1997
---------------------------------------------------------------------

Supplemental cash flow information
     Cash paid during the year for:
         Income taxes                     $      800    $     7,280
         Interest                             26,832         40,623
=====================================================================

Noncash investing and financing
activities
     Purchases of equipment by capital
       leases                             $   23,979    $    65,604
     Assumed loan from related party         101,299              -
=====================================================================

                                 See accompanying notes to financial statements.

                            Digital Evolution, Inc.
                         Notes to Financial Statements

Note 1.  Business and Significant Accounting Policies Business

Digital Evolution, Inc. (the "Company") was incorporated in California on May 10, 1994. The Company is a developer of proprietary technologies, with its principal expertise in large scale inter-and intranet solutions, database and electronic commerce applications, CD-ROM and interactive kiosk-based networks. The Company's principal markets are the United States.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method and includes the amortization of capital lease assets. Equipment is depreciated over a five to seven year useful life. Leasehold improvements are amortized over the term of the lease or the useful life, if shorter.

Betterments and major renewals are capitalized and included in property, plant, and equipment accounts while expenditures for maintenance and repairs and minor renewals are charged to expense. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

Long-Lived Assets

Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been recorded through December 31, 1997.

Software Development Costs

Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Such costs are amortized over the lesser of five years or the economic life of the related product. No development costs were capitalized in 1997 and 1996.

                            Digital Evolution, Inc.
                         Notes to Financial Statements

Note 1.  Business and Significant Accounting Policies Business (Continued)

Revenue Recognition

Revenues are derived principally from either (a) contracts permitting the billing of services at amounts equal to actual time and material costs incurred, or (b) under fixed-fee arrangements. Revenues under fixed fee arrangements are recognized on the percentage of completion method based on the ratio of costs incurred to total estimated costs. Fees and expenditures in excess of billings represent the costs incurred on projects and anticipated profits earned on projects in excess of amounts billed. Billings in excess of fees and expenditures represent amounts billed in excess of costs incurred and estimated profit earned.

Taxes on Income

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Statement ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in a Company's financial statements or tax return. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

The Company currently files its federal and state income tax returns as a cash basis entity.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Values of Financial Instruments

The carrying amounts reported in the balance sheet for cash equivalents, accounts receivables, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is estimated based on the current borrowing rates for similar debt which approximates fair value.

Concentrations of Credit Risk and Major Customer

Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivables. Cash and cash equivalents consist of deposits and investments in short-term government securities placed with various high credit quality financial institutions. The Company generates revenue principally from customers located in North America, many of which are large multi-national organizations. During 1997 and 1996,

                            Digital Evolution, Inc.
                         Notes to Financial Statements

Note 1.  Business and Significant Accounting Policies (Continued)

Concentrations of Credit Risk and Major Customer (Continued)

one customer accounted for 53% and 27%, respectively, in 1997 and 1996 of total revenues. This same customer accounted for 55% and 0%, respectively, of accounts receivables, in 1997 and 1996, respectively. Concentrations of credit risk with respect to receivables are limited due to the Company's geographically diverse customer base. The Company maintains an allowance for uncollectible receivables based upon the collectibility of such receivables.

Computation of Earnings Per Shares

For the year ended December 31, 1997, the Company adopted SFAS No. 128, which requires the presentation of Basic and Dilutive earnings per share, which replaces primary and fully diluted earnings per share. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents. Shares outstanding for dilutive earnings per share include preferred stock and stock options. The dilutive computations do not include preferred stock and stock options for the years ended December 31, 1997 and 1996 as their inclusion would be antidilutive.

Stock-Based Compensation

The Company accounts for its stock option awards under the intrinsic value method of accounting, prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by SFAS No. 123, "Accounting for Stock-based Compensation."

                            Digital Evolution, Inc.
                         Notes to Financial Statements

Note 1.  Business and Significant Accounting Policies (Continued)

New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Also, in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

SFAS No. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

In October 1997, Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), was issued. The SOP provides guidance on when revenue should be recognized and in what amounts licensing, selling, leasing, or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years after December 15, 1997. Because of the recent issuance of the SOP, management has been unable to fully evaluate the impact, if any, the SOP may have on future financial statement disclosure.

In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

                            Digital Evolution, Inc.
                         Notes to Financial Statements

Note 1.  Business and Significant Accounting Policies (Continued)

In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company will adopt SFAS No. 133 by January 1, 2000 and does not expect SFAS No. 133 to have a material impact on its financial statements.

Note 2.  Property and Equipment

Property and equipment consists of the following:

                                                    December 31,
                                             ---------------------------
                                                1996           1997
------------------------------------------------------------------------


Equipment                                    $ 364,053      $ 849,455
Furniture and fixtures                          60,164         71,834
Leasehold improvements                          16,186         29,457
------------------------------------------------------------------------

                                               440,403        950,746
Accumulated depreciation and
    amortization                              (113,339)      (251,852)
------------------------------------------------------------------------

Property and equipment, net                  $ 327,064      $ 698,894
========================================================================

As of December 31, 1997 and 1996, included in equipment is $105,093 and $39,489 respectively, of equipment with accumulated amortization of $30,024 and $10,600, respectively, under capital leases.

                            Digital Evolution, Inc.
                         Notes to Financial Statements

Note 3.  Long-Term Debt

Long-term debt consists of the following:

                                                  December 31,
                                             ----------------------
                                               1996        1997
-------------------------------------------------------------------

Note payable to bank, secured by
   certain equipment, monthly
   payments of $1,128, interest at
   9.34%, matures November 2001              $52,998      $43,248
-------------------------------------------------------------------

                                              52,998       43,248

Less current maturities                        9,750        9,053
-------------------------------------------------------------------

                                             $43,248      $34,195
===================================================================

Note 4.  Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consists of the following:

                                                  December 31,
                                             ----------------------
                                               1996         1997
-------------------------------------------------------------------

Accounts payable                             $ 85,954      $162,699
Accrued payroll                                79,242       214,672
Incentive bonus                               300,000             -
Accrued vacation                               16,371        81,062
Other - accrued expenses                      126,526       127,063
---------------------------------------------------------------------

                                             $608,093      $585,496
=====================================================================

Note 5.  Loan From Stockholder

During 1994, the Company and a related company obtained joint financing from an affiliated company. The Company granted shares of Class A Common Stock as compensation, which had no fair market value at the date of grant. The Company was also a guarantor of the related company financing included in this agreement. This related company defaulted in 1996 and the Company assumed their loan in the amount of $101,299. This loan was fully paid down in 1997.

                            Digital Evolution, Inc.
                         Notes to Financial Statements

Note 6.  Income Taxes

The components of the income tax benefit are as follows:

December 31,                                              1996          1997
--------------------------------------------------------------------------------

Deferred:
    Federal                                            $ 305,000     $ 141,000
    State                                                 54,000        25,000
--------------------------------------------------------------------------------

                                                         359,000       166,000

Increase in valuation allowance                         (359,000)     (166,000)
--------------------------------------------------------------------------------

                                                       $       -     $       -
================================================================================

The difference between the Federal statutory tax rate and the effective tax rate resulted from the following:

December 31,                                                 1996          1997
--------------------------------------------------------------------------------

Federal statutory tax benefit rate                           (34%)         (34%)
State income taxes (net of federal benefit)                   (6%)          (6%)
Increase in valuation allowance                               40%           40%
--------------------------------------------------------------------------------

                                                               0%            0%
================================================================================

Deferred taxes are recorded based on differences between the financial statement and tax basis of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities consist of the following:

December 31,                                             1996          1997
--------------------------------------------------------------------------------

Current:
    Net operating loss carryforwards                   $ 470,000     $ 800,000
    Cash to accrual conversion differences               (87,000)     (251,000)
--------------------------------------------------------------------------------

                                                        (383,000)      549,000

Deferred tax asset valuation allowance                  (383,000)     (549,000)
--------------------------------------------------------------------------------

Net deferred tax asset                                 $       -     $       -
================================================================================

                            Digital Evolution, Inc.
                         Notes to Financial Statements

Note 6.  Income Taxes (Continued)

Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the lack of significant history of profits and that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology.

At December 31, 1997, the Company has available net operating loss carryforwards of approximately $2,000,000 for Federal income tax purposes, which expire in varying amounts through 2012.

Note 7.  Leases

As of December 31, 1997, future minimum lease payments related to the rental of office facilities and equipment are as follows:

                                                       Operating      Capital
                                                         Leases       Leases
------------------------------------------------------------------------------

    1998                                                $455,130     $ 40,348
    1999                                                  62,443       30,796
    2000                                                       -        1,282
------------------------------------------------------------------------------

Total minimum lease payment                             $517,573       72,426
                                                       =========
Amount representing interest                                          (13,309)
                                                                     ---------
Present value of net minimum
    lease payments                                                     59,117
Less: current portion                                                 (30,418)
                                                                     ---------
                                                                     $ 28,699
                                                                     =========

Total rent expense under operating leases amounted to $275,717 for the year ended December 31, 1997.

Note 8.  Shareholders' Equity and Redeemable Preferred Stock

In January 1997, the Company effected a 3.93-for-one stock split. In December 1997, the Company effected a five-for-one stock split. All applicable share data have been retroactively restated to reflect the stock splits.

In November 1996 and February 1997, the Company sold Series A Preferred Stock ("Preferred Stock") in a private placement. The Company issued an aggregate of 1,366,666 shares of its preferred stock in exchange for net proceeds of $4,044,759. The holders of the preferred stock are entitled to cumulative dividends at a rate of 6% of the original per share price of $3 (as adjusted for January 1997 stock split). There are $238,687 in cumulative unpaid dividends as of December 31, 1997. Upon an one-time election of the holders of the preferred stock, the Company shall redeem (as defined in the Preferred Stock Agreement) all of the outstanding shares on the fifth anniversary date of the original issue at the original purchase price plus any dividends in arrears at the election of the preferred stockholders. Each share of Preferred Stock has a liquidation preference of $3. In addition, the preferred shares can be converted into shares of common stock upon the earlier of (1) agreement of the holders of two-thirds of the then outstanding shares of preferred stock and (2) simultaneously with the closing of the Company's public offering registered under the Securities Act of 1933. The preferred shares shall be converted into common shares at a per share common stock price equal to $3 (as adjusted for any stock dividends, combinations or splits with respect to such shares).

                            Digital Evolution, Inc.
                         Notes to Financial Statements

Note 9.  Earnings Per Share

Basic and diluted net loss per share were computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding during the year.

                                           Years Ending December 31,
                                          --------------------------
                                             1996            1997
------------------------------------------------------------------------

Net (loss) income                         $(420,252)      $(414,874)
Less:  Preferred dividends                  (45,000)       (193,687)
------------------------------------------------------------------------

Income (loss) available to common
    stockholder                           $(465,252)      $(608,561)
========================================================================

Note 10.  Employee Retirement Plans

The Company has sponsored a defined contribution retirement plan (the "Plan") which cover all employees meeting minimum service requirements. The Plan qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Employee's make contributions from 1% - 20% of their eligible compensation. The Company may elect to make matching contributions, but as of December 31, 1997 has not elected to do so.

Note 11.  Stock Option Plan

In November 1996, the Board of Directors adopted and the Company's shareholders approved the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for the grant of options which qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to officers and employees of the Company and options which do not so qualify ("Non-Qualified Options") to officers, directors, employees and consultants of the Company. Under the 1996 Plan, the Company may grant options to purchase up to 6,096,000 shares of Class B common stock. Options to purchase 5,642,785 shares of common stock at an exercise price per share of $.54-$.70 (the estimated fair value of the shares on the date of grant) were granted to certain employees in 1997. The options granted vest incrementally from one to five years and are exercisable over a period of five years.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumption for 1997; risk-free interest rates of 6.57%; with no volatility factor; and a weighted average expected life of the option of 5 years. The absence of a volatility factor in the pricing model is permitted by SFAS No. 123, for non-public companies.

Under the accounting provisions of SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

Year ended December 31,                                                1997
------------------------------------------------------------------------------

    Net loss as reported                                          $(414,874)
    Net loss pro forma                                             (929,107)
    Net loss per share as reported                                     (.02)
    Net loss per share as pro forma                                    (.06)
==============================================================================

                            Digital Evolution, Inc.
                         Notes to Financial Statements

A summary of the Company's stock option plan as of and for the year ended December 31, 1997 is presented below:

                                                                                        Weighted Average
                                                                   Shares                Exercise Price
----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                                             -                    -
Granted                                                              5,642,785                $0.54
Forfeited/canceled                                                     (74,620)               $0.54
----------------------------------------------------------------------------------------------------------

Outstanding at end of year                                           5,568,165                $0.54
==========================================================================================================

Options exercisable at year-end                                      1,733,030                $0.54
==========================================================================================================

Weighted average fair value of options granted during
    the year                                                                                  $0.15
==========================================================================================================

The following table summarizes information about stock options outstanding at December 31, 1997:

                                           Options Outstanding                        Options Exercisable
                              ---------------------------------------------      -----------------------------
                                                 Weighted
                                                  Average         Weighted                            Weighted
                                                 Remaining        Average                             Average
                                Number          Contractual       Exercise           Number           Exercise
Exercise Price                Outstanding          Life            Price          Exercisable          Price
-------------------------------------------------------------------------------------------------------------------
     $0.54                     5,417,200          4.3 Yrs.         $0.54           1,733,030            $0.54
     $0.70                       150,965          4.8 Yrs.         $0.70                   -            $0.70
                               ---------                                           ---------

                               5,568,165                                           1,733,030
                               =========                                           =========

Note 12.  Employment Agreements

The Company has entered into employment agreements with certain members of senior management. The agreements have terms from one to three years and include, among other things, noncompete agreements and salary and benefits continuation. In some cases, these agreements grant employees equity interest in ventures which they have largely developed and made viable. In addition, these agreements generally can be terminated by notice given by the employee or the Company. Salaries for these employees range from $75,000 to $200,000 per year. Salary expense for the years ending December 31, 1996 and 1997, respectively, was $29,444 and $356,140.

Note 13.  Subsequent Events

During July 1998, the Company merged with U.S. Interactive Inc.

                             U.S. INTERACTIVE, INC.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION



         On July 2, 1998, the Company completed a merger with Digital Evolution, Inc. (DE), a California corporation, which has been accounted for using the purchase method of accounting. The purchase of DE was completed by the issuance of 4,383,954 shares of common stock (par value $.001), and the issuance of 1,573,533 Series A mandatorily redeemable convertible preferred stock. The aggregate purchase price was approximately $17,000,000. The purchase price was allocated as follows (in thousands):

     Fair value of net assets acquired                  $872
     Goodwill and related intangibles assets          15,283
     Assembled workforce                                 845
                                                     -------
                                                     $17,000
                                                     -------

         The excess of the purchase price over the fair value of the net identifiable assets acquired has been recorded as goodwill and other intangibles and is amortized on a straight-line basis over two years.

         The unaudited combined pro forma statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1998 reflect the acquisition as if it occurred on January 1, 1998. Since the pro forma financial statements which follow are based upon the operating results of DE during a period when it was not under the control or management of the Company the information presented may not be indicative of the results which would have actually been obtained had the acquisition been completed on January 1, 1998 nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the Company and DE. The combined pro forma financial statements should be read in conjunction with the historical audited consolidated financial statements and the notes thereto of the Company, as well as the audited historical financial statements and the notes thereto of DE included elsewhere in this Prospectus.

                             U.S. INTERACTIVE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      For the Year ended December 31, 1998
                      (in thousands, except per share data)

                                                                     Year Ended December 31, 1998
                                                                     ----------------------------
                                                                    Digital           Pro Forma          Pro Forma
                                                  Company (1)     Evolution(2)       Adjustments         Combined
                                                  -----------     ------------       -----------         --------
Revenue                                           $ 13,636          $2,810                               $16,446

Operating costs and expenses:
  Project personnel and related expense              7,405           2,590                                 9,995
  Management and administrative                      7,876           1,777                                 9,653
  Selling and marketing                              2,054             338                                 2,392
  Depreciation and amortization                      4,592              80             4,032(a)            8,704
                                                  --------         -------           -------            --------

     Total operating expenses                       21,927           4,785             4,032              30,744
                                                  --------         -------           -------            --------

Operating loss                                      (8,291)         (1,975)           (4,032)            (14,298)

Other income (expense) net                            (152)              3                 -                (149)
                                                  --------         -------           -------            --------
Net loss                                            (8,443)         (1,972)           (4,032)            (14,447)

Accretion of mandatorily redeemable
  preferred stock to redemption value                 (625)              -              (227)(b)            (852)
                                                      ----         -------           -------            --------

Net loss attributable to common
  stockholders                                    $ (9,068)        $(1,972)          $(4,259)           $(15,299)
                                                  ========         =======           -------            --------





Pro forma net loss per common share
  Basic and diluted                               $  (1.36)                                             $  (1.73)
                                                  ========                                              ========

Weighted average shares outstanding                  6,670                                                 8,862(c)
                                                  ========                                              ========


(1) Actual for the year ended December 31, 1998
(2) Actual for the six months ended June 30, 1998



   See accompanying notes to Unaudited Pro Forma Combined Financial Statements

                             U.S. INTERACTIVE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    For the Three Months ended March 31, 1998
                      (in thousands, except per share data)

                                                                  Three Months Ended March 31, 1998
                                                                  ---------------------------------
                                                                    Digital           Pro Forma          Pro Forma
                                                   Company         Evolution         Adjustments         Combined
                                                  -----------     ------------       -----------         --------
Revenue                                           $  2,378          $1,800                               $ 4,178

Operating costs and expenses:
  Project personnel and related expense              1,249           1,407                                 2,656
  Management and administrative                        690             817                                 1,507
  Selling and marketing                                351             149                                   500
  Depreciation and amortization                         91              34             2,016(a)            2,141
                                                  --------         -------           -------            --------

     Total operating expenses                        2,381           2,407             2,016               6,804
                                                  --------         -------           -------            --------

Operating loss                                          (3)           (607)           (2,016)             (2,626)

Other income (expense) net                             (17)              3                 -                 (14)
                                                  --------         -------           -------            --------
Net loss                                               (20)           (604)           (2,016)             (2,640)

Accretion of mandatorily redeemable
  preferred stock to redemption value                    -              -              (103)(b)            (103)
                                                      ----         -------           -------            --------

Net loss attributable to common
  stockholders                                    $    (20)        $  (604)          $(2,119)           $ (2,743)
                                                  ========         =======           -------            --------





Pro forma net loss per common share
  Basic and diluted                               $      -                                             $    (.30)
                                                  ========                                              ========

Weighted average shares outstanding                  4,737                                                9,121(c)
                                                  ========                                              ========



   See accompanying notes to Unaudited Pro Forma Combined Financial Statements

                             U.S. INTERACTIVE, INC.

           Notes to Unaudited Pro Forma Combined Financial Statements



1. Basis of Presentation

     The unaudited pro forma combined statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1998 give effect to the acquisition as if it occurred on January 1, 1998.

     The effects of the acquisition have been presented using the purchase method of accounting and accordingly the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best estimate of their fair value. The pro forma adjustments related to the purchase price allocation of the acquisition represent management's best estimate of the effects of the acquisition.

2. The pro forma statements of operations adjustments for the year ended December 31, 1998 and the three months ended March 31, 1998 consist of:

     (a) depreciation and amortization expense has been adjusted to reflect the amortization of goodwill and other intangibles associated with the acquisition of DE, which have an estimated life of two years ($16.1 million divided by 24 months equals $.67 million per month or approximately $4.0 million for six months and approximately $2.0 million for three months).

     (b) adjustment to reflect the accretion to redemption value of the mandatorily redeemable preferred stock issued in the transaction.

     (c) basic and diluted weighted average common shares outstanding and net loss per share amounts have been adjusted to reflect the issuance of the 4,383,954 shares of the Company's common stock in connection with the acquisition, as if the shares had been outstanding from January 1, 1998.

     (d) no income tax provision is required due to the Company's current tax loss and the inability of the Company to currently use the benefits of its tax loss carryforward.

================================================================================

You may rely on the information contained in this prospectus. Neither we nor any of the underwriters or the selling stockholders have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                             ----------------------

                                TABLE OF CONTENTS

                                                                    Page
Prospectus Summary...............................................
Risk Factors.....................................................
Forward-Looking Statements.......................................
Use of Proceeds..................................................
Dividend Policy..................................................
The Directed Share Subscription Program..........................
Capitalization...................................................
Dilution.........................................................
Selected Consolidated Financial Data.............................
Management's Discussion and Analysis of
   Financial Condition and Results of Operations.................
Business.........................................................
Management.......................................................
Certain Relationships and Related Transactions...................
Principal and Selling Stockholders...............................
Description of Capital Stock.....................................
Shares Eligible for Future Sale..................................
Plan of Distribution.............................................
Legal Matters....................................................
Experts..........................................................
Additional Information ..........................................

                             ----------------------

Dealer Prospectus Delivery Obligation:

Until                          ,  1999 (25 days after the  commencement  of this
offering), all dealers that buy, sell or trade these shares of common stock, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================


                                     Shares



                             U.S. INTERACTIVE, INC.






                                     [LOGO]





                                  Common Stock




                             _______________________

                                   PROSPECTUS
                             _______________________





                                 BT Alex. Brown

                                 Lehman Brothers

                          Adams, Harkness & Hill, Inc.

                             _______________________


                                     , 1999

================================================================================

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


  S.E.C. Registration fee.................................    $18,070
  NASD filing fee.........................................       *
  Transfer agent and registrar fees.......................       *
  Printing and engraving..................................       *
  Legal fees..............................................       *
  Blue sky fees and expenses..............................       *
  Nasdaq National Market listing fee......................       *
  Accounting fees.........................................       *
  Miscellaneous...........................................       *
                                                              -------
            Total.........................................    $  *
                                                              =======
  ---------------------
  *  To be provided by amendment.

Item 14.  Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article IX of U.S. Interactive's Certificate of Incorporation provides that U.S. Interactive will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative is or was a director or officer of U.S. Interactive, or is or was serving at the request of U.S. Interactive as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses.

Item 15. Recent Sales of Unregistered Securities.

     During the past three years, U.S. Interactive has issued securities, as set forth below, which were not registered for sale under the Securities Act:

Preferred Stock

         On July 2, 1996, U.S. Interactive issued and sold a total of 1,000,000 shares of its series A preferred stock (now the series B preferred stock) to four venture capital entities, Internet Capital Group, L.L.C., Technology Leaders II L.P., Technology Leaders II Offshore C.V., and RAF Ventures VIII, L.P. The total purchase price for such shares was $1,000,000 in cash.

         On July 3, 1997, U.S. Interactive issued and sold a total of 446,779 shares of its series B preferred stock (now the series C preferred stock) to three venture capital entities, Internet Capital Group, L.L.C., Technology Leaders II L.P., and Technology Leaders II Offshore C.V. The total purchase price for such shares was $750,000 in cash.

         On October 6, 1997, U.S. Interactive issued and sold a total of 148,927 additional shares of its series B preferred stock (now the series C preferred stock) to two venture capital entities, Technology Leaders II L.P., and Technology Leaders II Offshore C.V. The total purchase price for such shares was $250,000 in cash.

         On September 22, 1998, U.S. Interactive issued and sold a total of 2,339,628 shares of its series D preferred stock to a venture capital partnership, Safeguard 98 Capital, L.P. The total purchase price for such shares was $10,832,478 in cash.

         Each of these sales of preferred stock was made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving a public offering of securities. No underwriting or selling fees or commissions were paid by U.S. Interactive to any person in connection with the sale of any of the preferred stock.

Option Exercises

         Commencing in October, 1998, U.S. Interactive issued a total of 93,903 shares of its common stock upon the exercise of options granted to employees under its 1997 Stock Option Plan at exercise prices ranging from $1.50 to $3.50 per share for an aggregate exercise price of $161,854.50.

Acquisitions

         In connection with three acquisitions, U.S. Interactive issued shares of its common stock, shares of its preferred stock and stock options which were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In each acquisition, the resale or other transfer of the securities issued was restricted as necessary for the availability of the Section 4(2) exemption. No underwriters or placement agents were involved in connection with the issuance and sale of U.S. Interactive's securities in the acquisitions.

         a. Web Access, Inc.

         U.S. Interactive acquired Web Access, Inc. pursuant to an Agreement and Plan of Merger dated as of July 25, 1996. The Web Access merger agreement was privately negotiated among the parties thereto. In connection with the merger, which became effective as of July 25, 1996, U.S. Interactive became the holder of all of the outstanding stock of Web Access and U.S. Interactive issued to the holder of Web Access common stock an aggregate of 236,842 shares of U.S. Interactive common stock.

         b. Digital Evolution, Inc.

         U.S. Interactive merged with Digital Evolution pursuant to an agreement and plan of merger dated as of July 2, 1998 which was privately negotiated among the parties thereto. In connection with the merger, which became effective as of July 2, 1998, U.S. Interactive issued to the three holders of Digital Evolution common stock an aggregate of 4,383,954 shares of U.S. Interactive common stock and to the three holders of Digital Evolution preferred stock an aggregate of 1,573,533 shares of U.S. Interactive series A preferred stock. In addition, U.S. Interactive assumed the then outstanding options to purchase class B common stock of Digital Evolution which were held by a total of approximately 118 persons, which options became options to purchase a total of approximately 1,044,247 shares of U.S. Interactive common stock.

         U.S. Interactive intends to file a registration statement on Form S-8 under the Securities Act after the completion of its initial public offering of common stock with respect to the shares of common stock issuable upon exercise of the options which U.S. Interactive assumed in the merger with Digital Evolution.

         c. InVenGen LLC

         On March 12, 1999, U.S. Interactive acquired the assets of InVenGen LLC, an internet professional services firm, pursuant to an asset purchase agreement. We issued 584,000 shares of our common stock in this acquisition, which was accounted for using the purchase method of accounting. Of the shares delivered, a total of 361,200 are being held under two escrow agreements.

         Under one escrow agreement 275,200 shares are being held pending satisfaction of certain conditions relating to the continued employment of the former InVenGen employees with U.S. Interactive during the two-year period following the closing. Twenty-five percent of the shares are to be released every six months if the conditions under the agreement are met. Under the second escrow agreement 86,000 shares are being held to satisfy InVenGen's indemnification obligations under the asset purchase agreement during the one-year period following the closing.

Other

         In July 1998, U.S. Interactive issued a warrant to purchase 70,000 shares of its common stock at a price of $3.50 per share to a commercial bank in connection with two credit facilities extended by the bank to U.S. Interactive. U.S. Interactive issued the warrant in reliance on the exemption provided by
Section 4(2) of the Securities Act as a transaction not involving a public offering of securities. No underwriting or selling fees or commissions were paid by U.S. Interactive to any person in connection with the issuance of the warrant.

Item 16.  Exhibits and Financial Statement Schedules.

(a)Exhibits.

Exhibit
Number   Description
------   -----------
1.1      Form of Underwriting Agreement*

3.1      Amended and Restated Certificate of Incorporation*

3.2      Amended and Restated Bylaws

4.1      See exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of
         Common Stock

4.3      Second Amended and Restated Investors' Rights Agreement dated as of July 2, 1998

5.1      Opinion of Dilworth Paxson LLP*

10.1     1998 Performance Incentive Plan and forms of stock option agreement*


10.2     1998 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement*

10.3     1997 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement*

10.4     1996 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement*

10.5     Lease Agreement, dated May 14, 1998, between U.S. Interactive and BET Investments II, L.P.*

10.6     Employment Agreement, dated July 2, 1998, between U.S. Interactive and Eric Pulier

10.7     Employment Agreement, dated  ___ , 1999,  between U.S. Interactive and Stephen T. Zarrilli*

10.8     Professional Services and Consulting Agreement, dated as of January 6, 1999, by and between U.S.
         Interactive and Juggernaut Partners, LLC

10.9     Severance Agreement, dated May 18, 1999, between U.S. Interactive and Richard J. Masterson

10.10    Severance Agreement, dated February 26, 1999, between U.S. Interactive and Larry W. Smith

23.1     Consent of KPMG LLP, independent public accountants

23.2     Consent of Dilworth Paxson LLP (contained in its opinion in exhibit 5.1)*

23.3     Consent of BDO Seidman, LLP, independent public accountants

24.1     Power of Attorney (included on page II-7)

27.1     Financial Data Schedule (FOR SEC USE ONLY)

99.1     Form of Letter from U.S. Interactive, Inc. to Safeguard Scientifics, Inc.'s shareholders describing the Directed Share Subscription Program

99.2     Form of Letter from BT Alex. Brown Incorporated to Safeguard Scientifics, Inc.'s shareholders*

99.3     Form of Letter from U.S. Interactive, Inc. to Brokers describing the Directed Share Subscription Program

99.4     Form of Subscription Form for Directed Share Subscription Program

----------
*  To be filed by amendment.

(b)Financial Statement Schedule.

                                                        Charged                    Balance at
Accounts Receivable -  Allowance      Balance at        to Costs      Writeoffs/     End of
   for doubtful accounts          Beginning of Year   and Expenses    Deductions      Year
-----------------------------     -----------------   ------------    ----------     -------
For the year ended
December 31, 1996                     $     --          $ 47,000      $ (7,000)     $ 40,000
For the year ended
December 31, 1997                       40,000           157,539       (45,264)      152,275
For the year ended
December 31, 1998                      152,275           606,894      (233,133)      526,036

Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of U.S. Interactive pursuant to the foregoing provisions, or otherwise, U.S. Interactive has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by U.S. Interactive of expenses incurred or paid by a director, officer or controlling person of U.S. Interactive in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, U.S. Interactive will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     U.S. Interactive hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     U.S. Interactive hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by U.S. Interactive pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. Interactive has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on this 19th day of May, 1999.

                                       U.S. INTERACTIVE, INC.


                                       By:  /s/ Stephen T. Zarrilli
                                          --------------------------------------
                                                Stephen T. Zarrilli
                                          Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     EACH PERSON IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS STEPHEN T. ZARRILLI AND PHILIP L. CALAMIA, AND EACH OF THEM ACTING ALONE, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND INCLUDING ANY REGISTRATION STATEMENT FOR THE SAME OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS OR HER SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.



                  Name                                      Capacity                                  Date
                  ----                                      --------                                  ----
          /s/  Eric Pulier                      Chairman and Chief Technology Officer             May 19, 1999
---------------------------------------             (principal technology officer)
               Eric Pulier

         /s/ Stephen T. Zarrilli           Director, Chief Executive Officer and President        May 19, 1999
---------------------------------------             (principal executive officer)
           Stephen T. Zarrilli

        /s/ Philip L. Calamia                  Vice President and Chief Financial Officer         May 19, 1999
---------------------------------------        (principal financial and accounting officer)
            Philip L. Calamia

        /s/ Robert E. Keith, Jr.
---------------------------------------                     Director                              May 19, 1999
          Robert E. Keith, Jr.

           /s/ John Shulman
---------------------------------------                     Director                              May 19, 1999
              John Shulman

         /s/ E. Michael Forgash
---------------------------------------                     Director                              May 19, 1999
           E. Michael Forgash

                                 EXHIBIT INDEX

Exhibit
Number   Description
------   -----------
1.1      Form of Underwriting Agreement*

3.1      Amended and Restated Certificate of Incorporation*

3.2      Amended and Restated Bylaws

4.1      See exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of
         Common Stock

4.3      Second Amended and Restated Investors' Rights Agreement dated as of July 2, 1998

5.1      Opinion of Dilworth Paxson LLP*

10.1     1998 Performance Incentive Plan and forms of stock option agreement*

10.2     1998 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement*

10.3     1997 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement*

10.4     1996 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement*

10.5     Lease Agreement, dated May 14, 1998, between U.S. Interactive and BET Investments II, L.P.*

10.6     Employment Agreement, dated July 2, 1998, between U.S. Interactive and Eric Pulier

10.7     Employment Agreement, dated  ___ , 1999,  between U.S. Interactive and Stephen T. Zarrilli*

10.8     Professional Services and Consulting Agreement, dated as of January 6, 1999, by and between U.S.
         Interactive and Juggernaut Partners, LLC

10.9     Severance Agreement, dated May 18, 1999, between U.S. Interactive and Richard J. Masterson

10.10    Severance Agreement, dated February 26, 1999, between U.S. Interactive and Larry W. Smith

23.1     Consent of KPMG LLP, independent public accountants

23.2     Consent of Dilworth Paxson LLP (contained in its opinion in exhibit 5.1)*

23.3     Consent of BDO Seidman, LLP, independent public accountants

24.1     Power of Attorney (included on page II-7)

27.1     Financial Data Schedule (FOR SEC USE ONLY)

99.1     Form of Letter from U.S. Interactive, Inc. to Safeguard Scientifics, Inc.'s shareholders describing the Directed Share Subscription Program

99.2     Form of Letter from BT Alex. Brown Incorporated to Safeguard Scientifics, Inc.'s shareholders*

99.3     Form of Letter from U.S. Interactive, Inc. to Brokers describing the Directed Share Subscription Program

99.4     Form of Subscription Form for Directed Share Subscription Program

----------
*  To be filed by amendment.

(b)Financial Statement Schedule.